--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                   FORM 10/A4


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR 12(G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                             ALLEGIANCE CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                            36-4095179
(State or other jurisdiction of     (IRS Employer Identification No.)
 incorporation or organization)

           ONE BAXTER PARKWAY, DEERFIELD, ILLINOIS             60015
          (Address of principal executive offices)           (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
--------------------------------------   --------------------------------------
Common Stock, $1.00 par value            New York Stock Exchange
                                          Chicago Stock Exchange
Series A Junior Participating            New York Stock Exchange
  Preferred Stock Purchase Rights         Chicago Stock Exchange
  (Currently traded with common stock)

     Securities to be registered pursuant to Section 12(g) of the Act: None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   [LOGO]
Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
847.948.2000

                                                              September 30, 1996

To all Baxter International Inc. Stockholders:

    I am pleased to inform you that on September 16, 1996, Baxter's Board of Directors declared a stock dividend to achieve a distribution of all the outstanding shares of common stock of Allegiance Corporation to all Baxter stockholders of record on September 26, 1996.

    Allegiance Corporation is a new company, formed initially as a wholly owned subsidiary of Baxter, that will own and operate the United States distribution, surgical and respiratory therapy products and health-care cost management services operations presently conducted by Baxter. When the distribution is completed, Allegiance and Baxter will be able to focus more sharply on their respective core businesses: high-tech medical specialties for Baxter; and health-care distribution, products and cost management services for Allegiance. Following the distribution, Allegiance Corporation will be an independent publicly-owned company.

    If you are a Baxter stockholder of record at the close of business on September 26, 1996, the record date for the distribution, you will receive one share of Allegiance common stock for every five shares of Baxter common stock you own. Allegiance stock certificates will be distributed beginning October 1, 1996. No action is required on your part to receive your Allegiance stock.

    The attached Information Statement, which is being mailed to all Baxter stockholders, describes the distribution in detail and contains important information about Allegiance, including financial statements.

    We expect that Allegiance's common stock will be listed and traded on the New York Stock Exchange and that its stock symbol will be "AEH."

                                          Sincerely,

                                          Vernon R. Loucks Jr.
                                          CHAIRMAN OF THE BOARD OF DIRECTORS
                                          AND CHIEF EXECUTIVE OFFICER

                                                                          [LOGO]
ALLEGIANCE CORPORATION
1430 WAUKEGAN ROAD
MCGAW PARK, ILLINOIS 60085

                                                              September 30, 1996

Dear Stockholder:

    It is my pleasure to welcome you as a stockholder of Allegiance Corporation. We are America's largest provider of health-care products and cost-management services. Our mission is to help hospitals and others throughout the health-care field fulfill their mission of serving patients. We will succeed by focusing on three things: providing high-quality products, excellent service and innovative ways of managing costs.

    I invite you to learn more about Allegiance in the attached Information Statement. We are a new public company, but we have been serving health care for more than 70 years. We bring to the marketplace a great base of experience, breadth of capabilities, commitment to service, strong customer relationships and financial strength. In 1995, we recorded net revenues of approximately $4.5 billion.

    The health-care marketplace is increasingly competitive and cost-conscious. This presents an opportunity for Allegiance, which enjoys leading positions in the distribution and manufacturing of health-care products, and in providing a range of cost-management services. More important, we are the only company that integrates these capabilities to address one of the most significant challenges facing health-care professionals: the need to control costs and improve the quality of patient care at the same time.

    Our management team is eager to distinguish Allegiance by continued leadership and solid financial performance. We are pleased that you will participate in our mission as a stockholder of Allegiance Corporation.

Sincerely,

Lester B. Knight
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                             INFORMATION STATEMENT


                                     [LOGO]

                             ALLEGIANCE CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)

    This Information Statement is being furnished to stockholders of Baxter International Inc. in connection with the Distribution by Baxter to its stockholders of all the outstanding shares of common stock of its wholly-owned subsidiary, Allegiance Corporation.

    It is expected that the Distribution will be made on September 30, 1996, to holders of record of Baxter common stock on September 26, 1996, on the basis of one share of common stock of Allegiance Corporation for every five shares of common stock of Baxter International Inc. No consideration will be required to be paid by stockholders of Baxter for the shares of common stock of Allegiance Corporation to be distributed, nor will they be required to surrender or exchange shares of common stock of Baxter International Inc. or take any other action in order to receive common stock of Allegiance Corporation. Application has been made to list the common stock of Allegiance Corporation on the New York Stock Exchange under the symbol "AEH."

    In reviewing this Information Statement,  you should carefully consider  the
matters   described  under  the  caption  "RISK  FACTORS."  Neither  Baxter  nor
Allegiance will receive any cash or other proceeds from the Distribution.
                            ------------------------

    NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
                                     PROXY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THE  SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  PASSED  UPON THE
       ACCURACY  OR  ADEQUACY  OF  THIS  INFORMATION  STATEMENT.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THIS  INFORMATION STATEMENT DOES  NOT CONSTITUTE AN OFFER  TO SELL OR THE
     SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY
       ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT TO AN
            EFFECTIVE REGISTRATION  STATEMENT  AND  OTHERWISE  IN
                             COMPLIANCE WITH APPLICABLE LAW.

         THE DATE OF THIS INFORMATION STATEMENT IS SEPTEMBER 30, 1996.

                             AVAILABLE INFORMATION

    Allegiance has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 (as amended, the "Registration Statement") under the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (the "Exchange Act"), with respect to its common stock and preferred stock purchase rights. This Information Statement does not contain all of the information in the Registration Statement and the related exhibits and schedule. Statements in this Information Statement as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, refer to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the related exhibits and schedule filed by Allegiance with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, electronic copies of the Registration Statement and all related exhibits and schedule may be accessed on the world wide web via the Commission's EDGAR database at its website (http://www.sec.gov/edgarhp.htm).

    Following the Distribution, Allegiance will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Allegiance will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meeting of stockholders. Allegiance also intends to furnish quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

NO  PERSON IS AUTHORIZED BY BAXTER OR ALLEGIANCE TO GIVE ANY INFORMATION OR TO
  MAKE ANY REPRESENTATIONS  OTHER THAN THOSE  CONTAINED IN THIS  INFORMATION
    STATEMENT,  AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS
                  MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                    SUMMARY

    THIS IS A SUMMARY. IT IS QUALIFIED BY THE MORE DETAILED INFORMATION (INCLUDING FINANCIAL INFORMATION AND RELATED NOTES) IN THIS INFORMATION STATEMENT, WHICH SHOULD BE READ IN ITS ENTIRETY. CAPITALIZED TERMS IN THIS SUMMARY NOT DEFINED HERE ARE DEFINED ELSEWHERE IN THIS INFORMATION STATEMENT.

                                THE DISTRIBUTION

DISTRIBUTING COMPANY..............  Baxter  International  Inc.,   a  Delaware   corporation
                                    ("Baxter").
SHARES TO BE DISTRIBUTED..........  Approximately  54,400,000  shares of  common  stock, par value $1.00  per  share, of  Allegiance  Corporation,  a
                                    Delaware    corporation   ("Allegiance"),   along   with
                                    associated  preferred   stock   purchase   rights.   The
                                    Allegiance common stock and such rights are collectively
                                    referred  to as the "Allegiance Stock", representing all
                                    of the Allegiance Stock outstanding on the Record  Date,
                                    based  on  approximately  272 million  shares  of common
                                    stock  of  Baxter  ("Baxter   Stock")  expected  to   be
                                    outstanding  on  the  Record Date.  See  "DESCRIPTION OF
                                    ALLEGIANCE CAPITAL STOCK."
ALLEGIANCE; BUSINESS OF
 DISTRIBUTED COMPANY..............  Through  its  subsidiaries,   Allegiance  is   America's
                                    largest    provider   of    health-care   products   and
                                    cost-management services. On or before the  Distribution
                                    Date,  Baxter  will  transfer  to  Allegiance  specified
                                    assets and  liabilities  that  comprise  the  Allegiance
                                    Business. On and after the Distribution Date, Allegiance
                                    will  be  an  independent  publicly  held  company.  See
                                    "ALLEGIANCE   BUSINESS"   and   "ALLEGIANCE    PRO-FORMA
                                    FINANCIAL INFORMATION."
REASONS FOR THE DISTRIBUTION......  The  Distribution will enable Allegiance and Baxter each
                                    to  align  its  reporting  structure,  cost   structure,
                                    culture,  and management process in support of its basic
                                    mission. It  will  enable management  of  Allegiance  to
                                    focus   more  precisely   on  cost   management  service
                                    initiatives,  integrated  with  offerings  of   products
                                    manufactured  by  Allegiance,  Baxter  and  others.  The
                                    Distribution will enable Allegiance to more easily  form
                                    alliances    with   companies   manufacturing   products
                                    competitive with Baxter products  and to define its  own
                                    investment  vision and raise capital without competition
                                    for funds from Baxter's technology businesses. Meanwhile
                                    Baxter management  will  focus  on  creating  innovative
                                    medical   specialty  products  and  on  expanding  sales
                                    outside the United States.  The Distribution will  allow
                                    investors  to better  evaluate the  merits of Allegiance
                                    and  the  remaining  Baxter  businesses,  enhancing  the
                                    likelihood  that  each will  achieve  appropriate market
                                    recognition for its performance.
DISTRIBUTION RATIO................  One share of Allegiance Stock  for every five shares  of
                                    Baxter   Stock.  See  "THE  DISTRIBUTION  --  MANNER  OF
                                    EFFECTING THE DISTRIBUTION."

FRACTIONAL SHARES OF ALLEGIANCE
 STOCK............................  No  fractional  shares  of  Allegiance  Stock  will   be
                                    distributed.  A  cash  payment will  be  made  to Baxter
                                    stockholders otherwise entitled to a fractional share of
                                    Allegiance Stock as  a result of  the Distribution.  The
                                    amount  of such payment  will depend upon  the prices at
                                    which the fractional shares are sold by the Distribution
                                    Agent in the open market  on or around the  Distribution
                                    Date.  See "THE DISTRIBUTION --  MANNER OF EFFECTING THE
                                    DISTRIBUTION."
RISK FACTORS......................  The businesses  of  Allegiance are  subject  to  certain risks,  and Allegiance  Stock will  be subject  to those
                                    same risks. Stockholders  should carefully consider  the
                                    matters described under "RISK FACTORS."
BUSINESSES RETAINED BY BAXTER.....  After  the Distribution, Baxter will continue to operate
                                    its   high-technology   medical   specialties   products
                                    businesses.
REGISTRAR, DISTRIBUTION AND
 TRANSFER AGENT...................  The First Chicago Trust Company of New York.
RECORD DATE.......................  The close of business on September 26, 1996 (the "Record
                                    Date").
DISTRIBUTION DATE.................  The  close  of  business  on  September  30,  1996  (the
                                    "Distribution Date").  On  the  Distribution  Date,  the
                                    Distribution    Agent   will   begin   distribution   of
                                    certificates for Allegiance Stock  to holders of  Baxter
                                    Stock  on the Record Date.  Baxter stockholders will not
                                    be required to  make any  payment or to  take any  other
                                    action  to  receive  their  Allegiance  Stock.  See "THE
                                    DISTRIBUTION -- MANNER OF EFFECTING THE DISTRIBUTION."
FEDERAL INCOME TAX CONSEQUENCES...  On August 8,  1996, Baxter  received a  tax ruling  (the
                                    "Tax  Ruling")  from the  U.S. Internal  Revenue Service
                                    (the "IRS") to the effect, among other things, that  the
                                    receipt of Allegiance Stock by stockholders of Baxter in
                                    the  Distribution will qualify under  Section 355 of the
                                    Internal Revenue Code of 1986, as amended (the  "Code").
                                    See  "THE  DISTRIBUTION  -- CERTAIN  FEDERAL  INCOME TAX
                                    CONSEQUENCES OF THE DISTRIBUTION."

RELATIONSHIP BETWEEN BAXTER AND
 ALLEGIANCE AFTER THE
 DISTRIBUTION.....................  Allegiance  and  Baxter  will  pursue  independent   but
                                    mutually  supportive  courses.  Each will  have  its own
                                    strategies  and   interests,   while   recognizing   the
                                    advantages  of  working together.  Allegiance  will have
                                    significant continuing relationships  with Baxter as  an
                                    agent,  distributor,  customer and  supplier for  a wide
                                    array of  health-care  products and  services,  and  for
                                    certain administrative support services. Allegiance will
                                    be  Baxter's  primary  agent  in  distributing  Baxter's
                                    intravenous solutions, cardiovascular devices and  other
                                    products in the United States and will provide to Baxter
                                    certain  administrative  services  including  credit and
                                    collection, accounts payable, information technology and
                                    telecommunications. Baxter will distribute  Allegiance's
                                    products  in many  countries around  the world  and will
                                    provide various administrative  services to  Allegiance.
                                    Neither  company will have an  ownership interest in the
                                    other; Allegiance will be an independent public company.
                                    See "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE."
ALLEGIANCE DIVIDEND POLICY........  The payment and  level of cash  dividends by  Allegiance after  the Distribution will  be based upon  a number of
                                    factors, including the operating results, cash-flow  and
                                    financial  requirements of Allegiance. It is anticipated
                                    that, following  the Distribution,  Allegiance will  pay
                                    quarterly cash dividends which, on an annual basis, will
                                    initially  be approximately  $.40 per  share. Allegiance
                                    expects that its  initial dividend  rate, combined  with
                                    Baxter's  continuing dividend rate, will aggregate $1.21
                                    per  share,  which  equals  Baxter's  current  quarterly
                                    dividend  rate,  annualized. However,  no  formal action
                                    with respect to any such dividend has been declared, and
                                    the declaration  and  payment  of dividends  is  at  the
                                    discretion  of  Allegiance's  board  of  directors  (the
                                    "Allegiance Board").  See "THE  DISTRIBUTION --  LISTING
                                    AND TRADING OF ALLEGIANCE COMMON STOCK."

ALLEGIANCE BORROWINGS.............  Prior  to the  Distribution Date,  Allegiance expects to have revolving  credit  facilities amounting  to  $1,500
                                    million.  These  facilities  will  enable  Allegiance to
                                    borrow funds on an unsecured basis at variable  interest
                                    rates.  The  banks participating  in the  facilities are
                                    expected to commit to maintain a $1,200 million facility
                                    for five years and a $300 million facility for one year.
                                    Allegiance   expects    to   incur    indebtedness    of
                                    approximately $1,100 million from the five year facility
                                    on  or  about the  Distribution Date.  This indebtedness
                                    will be  used  to  fund  distributions  to  Baxter.  Any
                                    remaining  proceeds, together with additional borrowings
                                    after the Distribution  Date, will be  used for  initial
                                    working  capital requirements.  Under the Reorganization
                                    Agreement, Allegiance may be  required to pay Baxter  or
                                    Baxter  may be required  to pay Allegiance  an amount to
                                    adjust working capital, which payment will be based upon
                                    specified operating factors as of the Distribution Date.
                                    Allegiance  anticipates   that   it   will   convert   a
                                    significant  portion of its initial  debt to longer term
                                    fixed  rate  debt,  contingent  upon  acceptable  market
                                    conditions.  The  debt  that is  not  converted  will be
                                    managed as part of a short-term loan portfolio supported
                                    by a long-term credit facility. Management expects  that
                                    Allegiance's senior debt will be investment grade.
ALLEGIANCE STOCK LISTING..........  Application  has been made to  list the Allegiance Stock on the New York Stock  Exchange under the symbol  "AEH."
                                    See   "THE  DISTRIBUTION  --   LISTING  AND  TRADING  OF
                                    ALLEGIANCE COMMON STOCK."

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth selected financial information with respect to Allegiance. Selected unaudited historical financial information for the six months ended June 30, 1996 and 1995 includes all adjustments, consisting only of normal recurring accruals that are considered necessary for a fair presentation of combined operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. Historical financial information may not be indicative of Allegiance's performance as an independent company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Combined Financial Statements" and related notes thereto found elsewhere in this Information Statement. Historical per share data for net income and dividends, and the ratio of earnings to fixed charges have not been presented because Allegiance was not incorporated until June 1996, and did not have significant interest expense for the periods presented below. Pro-forma long term debt and net income per share data are presented elsewhere in this Information Statement.

                     SELECTED HISTORICAL FINANCIAL DATA (A)

                                             SIX MONTHS ENDED
                                                 JUNE 30,                      YEARS ENDED DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1996       1995       1995       1994       1993       1992       1991
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (IN MILLIONS)
INCOME STATEMENT DATA:
Net sales................................  $   2,201  $   2,485  $   4,922  $   5,109  $   5,019  $   4,861  $   4,402
Gross profit.............................        455        545      1,044      1,378      1,406      1,512      1,448
Restructuring charges (b)................     --         --             76     --            484     --         --
Income (loss) before income taxes........         93        140        476        338       (154)       352        366
Net income (loss) (b) (c)................  $      57  $      85  $     273  $     215  $     (73) $     243  $     250

BALANCE SHEET DATA:
Total Assets.............................  $   3,293  $   3,765  $   3,444  $   4,031  $   4,590  $   4,287  $   4,089

------------------------
(a) See Note 1 to "Notes to the Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussions of the impact of certain divestitures on Allegiance's revenues and expenses.

(b) See Note 4 to "Notes to the Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information related to the restructuring charges of $76 million and $484 million that were recorded in 1995 and 1993, respectively.

(c) Net loss for 1993 reflects the impact of a charge equal to $5 million, net of tax, resulting from the adoption of Statement of Financial Accounting Standards No. 112, "Employers Accounting for Postemployment Benefits."

                          SUPPLEMENTARY FINANCIAL DATA

    Allegiance's historical results of operations include revenues and expenses related to certain divested businesses. The Industrial and Life Sciences division was sold in September 1995 and the diagnostics manufacturing businesses were sold in December 1994. See Notes 1 and 3 to "Notes to the Combined Financial Statements" for additional information related to these divestitures. The following table presents selected supplementary financial data for Allegiance excluding the revenue and expenses associated with these divested businesses.

                          SUPPLEMENTARY FINANCIAL DATA

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,           YEARS ENDED DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1996       1995       1995       1994       1993
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                    (IN MILLIONS)
                                                                    (UNAUDITED)
Net sales.....................................................  $   2,201  $   2,244  $   4,575  $   4,314  $   4,249
Gross profit..................................................        455        474        950      1,003      1,004
Restructuring charge..........................................     --         --         --         --            304
Income (loss) before income taxes.............................         93        108        245        258        (39)
Income (loss)(a)..............................................         57         66        151        157        (26)

------------------------

(a) Income (loss) for 1993 excludes the impact of a charge equal to $5 million, net of tax, resulting from the adoption of Statement of Financial Accounting Standards No. 112, "Employers Accounting for Postemployment Benefits."

                                  RISK FACTORS

    Certain statements in this Information Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, including, but not limited to, general economic and business conditions, competition, changing trends in customer profiles, changes in governmental regulations, and unfavorable foreign currency fluctuations. Although Allegiance believes that its expectations with respect to the forward looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of Allegiance will not differ materially from any future results, performance or achievements expressed or implied by such forward looking statements.

    UNITED STATES HEALTH-CARE ENVIRONMENT

    The United States health-care system continues to undergo fundamental change. Competition for patients among health-care providers continues to intensify. Increasingly, providers are looking for ways to better manage costs in areas such as materials handling, supply utilization, product standardization for specific procedures and capital expenditures.

    Accelerating cost pressures on hospitals in the United States are resulting in increased out-patient and alternate-site health-care service delivery and a focus on cost-effectiveness and quality. These forces increasingly shape the demand for, and supply of, medical care. Many private health-care payors are providing incentives for consumers to seek lower cost care outside the hospital. Many corporations' employee health plans have been restructured to provide financial incentives for patients to utilize the most cost-effective forms of treatment (managed care programs, such as health maintenance organizations, have become more common), and physicians have been encouraged to provide more cost-effective treatments. In the past, Allegiance's distribution network has been focused on traditional distribution to hospitals.

    The future financial success of health-care product and service companies, such as Allegiance, will depend on their ability to work with health-care providers to help them enhance their competitiveness and to distribute products to alternate sites as treatment moves outside the hospital. Allegiance management believes it can help its customers achieve savings in the total health-care system by automating supply-ordering procedures, optimizing distribution networks, improving utilization and materials management and achieving economies through product and procedure standardization, and performing certain non-clinical services on an outsourced basis. Allegiance management further believes that its strategy of providing unmatched service to its health-care customers and achieving the best overall cost in its delivery of health-care products and services is compatible with any anticipated realignment of the United States health-care system that may ultimately occur. If customers do not respond favorably to the Allegiance strategy, these changes could have a material effect on Allegiance's business, results of operations and financial condition.

    UNITED STATES COMPETITION

    The changing health-care environment in recent years has led to increasingly intense competition among health-care suppliers. Competition is focused on price, service and product performance. Pressure in these areas is expected to continue. There has been substantial consolidation in Allegiance's customer base and among its competitors. In recent years, Allegiance's overall price increases have been below the Consumer Price Index, and industry trends and competition may inhibit Allegiance's ability to increase prices, and may continue to depress Allegiance's margins in the future. These trends are expected to continue.

    In part through its previously announced and ongoing restructuring program, Allegiance plans to continue to increase its efforts to minimize costs and better meet accelerating price competition. Allegiance believes that its cost position will continue to benefit from improvements in manufacturing technology and increased economies of scale. Allegiance continues to improve the quality of its products and services. If Allegiance is unsuccessful in maintaining its service and quality levels while decreasing costs, the competitive environment may have a material adverse effect on Allegiance's business, results of operations and financial condition. See "ALLEGIANCE BUSINESS -- COMPETITION."

    REVENUES FROM CUSTOMERS PURCHASING THROUGH BUYING GROUPS

    For the last three years, as a percentage of total revenue, sales to customers which are members of two large hospital buying groups, Premier and VHA, comprised 27 per cent and 16 per cent respectively in 1995, 23 per cent and 13 per cent respectively in 1994, and 23 per cent and 13 per cent respectively in 1993. Loss of the contracts with either or both of these buying groups could have a material adverse effect on the business, results of operations and financial condition of Allegiance. However, some member hospitals in each group are free to purchase from the vendors of their choice. Management of Allegiance believes that its relationships with its larger customers are excellent. No other buying group or single customer currently accounts for more than five per cent of Allegiance's revenue. See "ALLEGIANCE BUSINESS -- CONTRACTUAL ARRANGEMENTS; BUYING GROUPS."

    POTENTIAL TAXABILITY

    The Distribution, though intended to be free from United States federal income tax as of the Distribution Date, could be rendered taxable as a result of subsequent actions or events. Allegiance has agreed not to undertake specified actions and has agreed that under specified circumstances it will indemnify Baxter for taxes, liabilities and associated expenses incurred as a result of any such actions or events. See "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE -- REORGANIZATION AGREEMENT."

    FINANCIAL LEVERAGE

    In connection with the Distribution, Allegiance will borrow, on an unsecured basis, approximately $1.2 billion. This indebtedness is reflected in the pro forma financial information presented elsewhere in this Information Statement. Such indebtedness may limit Allegiance's future financial flexibility. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION -- LIQUIDITY AND CAPITAL RESOURCES" and "ALLEGIANCE PRO-FORMA FINANCIAL INFORMATION."

    MUTUAL DISTRIBUTION ARRANGEMENTS

    Allegiance and Baxter will enter into various agency and distribution arrangements pursuant to which Allegiance will distribute certain Baxter products in the United States and Baxter will distribute certain Allegiance products in the United States and internationally. The compensation received by Allegiance under the domestic distribution arrangements generally will be based upon the internal business unit revenue and expense allocations that were in effect between the Baxter business units and the Allegiance Business prior to the date of the Distribution, which management believes will not be materially different than those that could be negotiated with independent third parties. The initial terms of these agreements range from three to five years. Although the present intention of Allegiance and Baxter is that these distribution arrangements continue as long as the relationship between the parties is mutually beneficial, no assurance can be given that these arrangements will be extended beyond their original expiration dates or will not be terminated prior to their original terms. See "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE -- AGENCY SERVICES AND DISTRIBUTION AGREEMENTS."

    DEPENDENCE ON ADMINISTRATIVE SERVICES

    After the Distribution, Allegiance and Baxter will rely on each other for the provision of certain administrative services. See "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE." Such services will be provided, pursuant to contractual arrangements that can be terminated by either party upon no more than 12 months notice, at rates intended to approximate the cost of providing such services. No assurance can be given that such arrangements will continue in the future, that the cost of arranging substitute service either internally or from a third party would not increase the cost to the service recipient, or that a service provider will not be forced to absorb a greater share of its fixed overhead costs in the event of a termination of these arrangements.

    NO OPERATING HISTORY AS AN INDEPENDENT COMPANY

    Allegiance does not have an operating history as an independent public company. While Allegiance has been profitable as part of Baxter, there is no assurance that as a stand-alone company profits will continue at the same level. See "COMBINED FINANCIAL STATEMENTS."

    NO PRIOR MARKET FOR ALLEGIANCE COMMON STOCK

    There has been no prior trading market for Allegiance Stock and there can be no assurance as to the prices at which the Allegiance Stock will trade before or after the Distribution Date. Until the Allegiance Stock is fully distributed and an orderly market develops, the prices at which the Allegiance Stock trades may fluctuate significantly. Prices for the Allegiance Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for Allegiance Stock, investor perceptions of Allegiance and its business, Allegiance's dividend policy, and general economic and market conditions. See "THE DISTRIBUTION -- LISTING AND TRADING OF ALLEGIANCE COMMON STOCK."

    ALLEGIANCE DIVIDEND POLICY

    The payment and level of cash dividends by Allegiance after the Distribution will be based upon a number of factors, including the operating results, cash-flow and financial requirements of Allegiance. However, no formal action with respect to any such dividend has been declared, and the declaration and payment of dividends is at the discretion of the Allegiance Board.

    EFFECTS ON STOCK

    After the Distribution, the Baxter Stock will continue to be listed and traded on the NYSE and certain other stock exchanges. As a result of the Distribution, the trading prices of Baxter Stock will likely be lower than the trading prices of Baxter Stock immediately prior to the Distribution. The combined trading prices of Baxter Stock and Allegiance Stock after the Distribution may be less than, equal to or greater than the trading prices of Baxter Stock immediately prior to the Distribution. Until the market has fully analyzed the Allegiance Business, the prices at which the Allegiance Stock trades may fluctuate significantly. In addition, until the market has fully analyzed the operations of Baxter without the Allegiance Business, the prices at which the Baxter Stock trades may fluctuate significantly.

    CERTAIN ANTI-TAKEOVER EFFECTS

    The Certificate of Incorporation, By-laws and Rights Agreement and the General Corporation Law of the State of Delaware ("Delaware Law") contain several provisions that could make more difficult a change of control of Allegiance in a transaction not approved by the Allegiance Board. These provisions include (i) a classified Board of Directors, (ii) only the Allegiance Board may fix the number of directors and a majority of directors then in office may fill any vacancy in the Allegiance Board, (iii) removal of directors only for cause, (iv) a prohibition against stockholder action by written consent, (v) special meetings of stockholders may not be called by stockholders, (vi) advance notice requirements for shareholder proposals to be brought before an annual meeting and for shareholder nominations to the Allegiance Board, (vii) 66 2/3% voting requirements for amendment of the By-laws and certain provisions of the Certificate of Incorporation, (viii) the issuance of the Rights which will cause substantial dilution to a person or group that attempts to acquire Allegiance on terms not approved by the Allegiance Board and (ix) Section 203 of the Delaware Law which makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. In addition, Allegiance expects to adopt the Allegiance Change of Control Plan providing for certain separation pay and benefits to several executive officers following a change of control of Allegiance and a subsequent termination of employment unless such termination is voluntary and unprovoked or results from death, disability, retirement or cause. Pursuant to certain distribution agreements between a Baxter subsidiary and an Allegiance subsidiary and several services agreements between Baxter and Allegiance, in the event of a change in control of one of the parties to such an agreement or certain of their affiliates, the other party to such agreement will have the right, subject to certain notice periods and other restrictions, to terminate all, or in certain cases only the affected portion, of such agreement prior to its normal expiration. See "CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS, AND STATE LAW," "DESCRIPTION OF ALLEGIANCE CAPITAL STOCK," "ALLEGIANCE MANAGEMENT -- CHANGE OF CONTROL PLAN" and "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE."

    PRODUCTS LIABILITY

    Upon the Distribution, Allegiance will assume the defense of litigation involving claims related to the Allegiance Business, including certain claims of alleged personal injuries as a result of exposure to natural rubber latex gloves described below. Allegiance has not been named as a defendant in this litigation but will be defending and indemnifying Baxter Healthcare Corporation ("BHC"), as contemplated by the Reorganization Agreement, for all expenses and potential liabilities associated with claims pertaining to this litigation. It is expected that Allegiance will be named as a defendant in future litigation, and may be added as a defendant in existing litigation.


    Allegiance believes that a substantial portion of any liability and the defense costs related to natural rubber latex gloves cases and claims will be covered by insurance, subject to self-insurance retentions, exclusions, conditions, coverage gaps, policy limits and insurer solvency. BHC has notified its insurance companies that it believes that these cases and claims are covered by BHC's insurance. Most of BHC's insurers have reserved their rights (i.e., neither admitted nor denied coverage), and may attempt to reserve in the future, the right to deny coverage, in whole or in part, due to differing theories regarding, among other things, the applicability of coverage and when coverage may attach. It is not expected that the outcome of these matters will have a material adverse effect on Allegiance's business, results of operations or financial condition. See "LEGAL PROCEEDINGS."


    ENVIRONMENTAL CONTINGENCIES

    Under the United States Superfund statute and many state laws, generators of hazardous waste which is sent to a disposal or recycling site are liable for cleanup of the site if contaminants from that property later leak into the environment. The law provides that potentially responsible parties may be held jointly and severally liable for the costs of investigating and remediating a site. This liability applies to the generator even if the waste was handled by a contractor in full compliance with the law.

    As of June 30, 1996, BHC has been named as a potentially responsible party for cleanup costs at ten hazardous waste sites for which Allegiance has assumed responsibility. Allegiance's largest exposure is at the Thermo-Chem site in Muskegon, Michigan. Allegiance expects that the total cleanup costs for this site will be between $44 million and $65 million, of which Allegiance's share will be approximately $5 million. This amount, net of payments of approximately $1 million, has been accrued and is reflected in Allegiance's combined financial statements. The estimated exposure for the remaining nine sites is approximately $4 million, which has been accrued and reflected in Allegiance's combined financial statements. It is not expected that the outcome of these matters will have a material adverse effect on Allegiance's business, results of operations or financial condition.

    GOVERNMENT REGULATION

    Significant aspects of Allegiance's businesses are subject to state and federal statutes and regulations governing, among other things, reimbursement under federal and state medical assistance programs, medical waste disposal, dispensing of controlled substances, and workplace health and safety. In addition, most of the products manufactured or sold by Allegiance in the United States are subject to regulation by the Food and Drug Administration ("FDA"), as well as by other federal and state agencies. The FDA has the power to seize adulterated or misbranded drugs and devices or to require the manufacturer to remove them from the market and the power to publicize relevant facts. In the past, Baxter has removed products from the United States market that were found not to meet acceptable standards. This may occur with respect to Allegiance in the future. Product regulatory laws exist in most other countries where Allegiance will do business. There can be no assurance that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws that could materially adversely affect Allegiance's business, results of operations or financial condition. See "ALLEGIANCE BUSINESS -- GOVERNMENT REGULATION."

    INTERNATIONAL EXPANSION

    Allegiance currently has international sales of self-manufactured surgical products primarily in Canada, France and Germany. Allegiance management expects to increase its sales efforts internationally, which could expose it to greater risks associated with government regulation and fluctuations in foreign currency. See "-- GOVERNMENT REGULATION." There can be no assurance that Allegiance will be successful in expanding its sales efforts internationally or employ a risk management strategy that will completely eliminate its exposure to adverse movements in foreign currency rates.

                                   BACKGROUND

    On November 27, 1995, the Board of Directors of Baxter (the "Baxter Board") authorized management to proceed with a plan to separate Baxter into two companies by means of a spin-off of its Allegiance Business (as defined below). The spin-off will be effected through a distribution (the "Distribution") to holders of Baxter Stock of all of the outstanding shares of Allegiance Stock. At the time of the Distribution, Allegiance and its subsidiaries will own the assets, liabilities and operations, which prior to the date of the Distribution (the "Distribution Date") comprised Baxter's United States health-care distribution, surgical and respiratory therapy products and health-care cost management businesses (the "Allegiance Business"). See "ALLEGIANCE BUSINESS." On the Distribution Date, Baxter will effect the Distribution by delivering all of the outstanding shares of Allegiance Stock to the First Chicago Trust Company of New York, as the distribution agent (the "Distribution Agent") for distribution to the holders of record of Baxter Stock at the close of business on September 26, 1996 (the "Record Date"). Allegiance's principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015 until September 30, 1996 (thereafter, at 1430 Waukegan Road, McGaw Park, Illinois 60085). Unless the context otherwise indicates, as used in this Information Statement the term "Allegiance" means the Allegiance Business of Baxter for periods prior to the Distribution Date and Allegiance Corporation and its consolidated subsidiaries for the periods following the Distribution Date, and all references to "Baxter" include Baxter International Inc. and its consolidated subsidiaries as of the relevant date.

    Stockholders of Baxter with inquiries relating to the Distribution prior to the Distribution Date should contact the Distribution Agent, telephone number
(201) 324-0498 or Baxter International Inc., Baxter Investor Relations Department, One Baxter Parkway, Deerfield, Illinois 60015, telephone number
(847) 948-4550. After the Distribution Date, stockholders of Allegiance with inquiries relating to the Distribution or their investment in Allegiance should contact Allegiance, Corporate Secretary's Department, 1430 Waukegan Road, McGaw Park, Illinois 60085, or First Chicago Trust Company of New York, Allegiance's transfer agent and registrar, at P.O. Box 2500 Jersey City, New Jersey 07303-2500, telephone number (201) 324-0498.

                                   ALLEGIANCE

    Allegiance Corporation is America's largest provider of health-care products and cost-management services for hospitals and other health-care providers. Allegiance was formed in June, 1996 as a wholly owned subsidiary of Baxter consisting of Baxter's U.S. distribution, surgical and respiratory-therapy products, and health-care cost-management services operations. These integrated businesses recorded total sales of approximately $4.5 billion in 1995. Management believes Allegiance, with its size, breadth of product line, customer relationships, growing array of cost-management services, and financial strength, is well-positioned competitively for the increasingly cost-conscious health-care marketplace.

    Allegiance's mission is to align its objectives with those of its customers -- to help hospitals and others throughout the health-care field fulfill their mission of serving patients. Allegiance intends to achieve this goal by providing high-quality products, excellent service and new ways of managing costs.

                                THE DISTRIBUTION

    REASONS FOR THE DISTRIBUTION

    The Distribution is intended to increase the long-term value of Baxter stockholders' investment.

    The Distribution will enable each company to align its reporting structure, cost structure, culture, and management processes in support of its basic mission and strategy. For example, Allegiance will focus on its mission of helping customers manage total costs and improving quality in the managed care environment. Baxter, for example, will develop measurement and reward systems to encourage intelligent risk-taking and reward entrepreneurship more comparably to its technology competitors.

    From an Allegiance perspective, the Distribution will enable its management to more precisely focus on cost management and service initiatives while building on strong positions within self-manufactured products and distribution. Allegiance will provide integrated solutions that include many different product offerings within the context of a comprehensive process that reduces overall cost and improves total quality as defined by its customers. These products may be Allegiance products, Baxter products or products of other health-care companies. The Distribution will provide Allegiance with flexibility to serve a broader range of customers, AS THEY WOULD LIKE TO BE SERVED. Baxter will be a preferred supplier to Allegiance, and if customers want to continue buying the total Baxter package of services and products, they can do so. If, however, a customer does not want an offering integrated with Baxter products, that will be available also. As a stand-alone company Allegiance will be able to more easily form alliances with companies manufacturing products that compete with Baxter products, without the competitive limitations imposed by ownership by Baxter. Allegiance will also be able to define its own investment vision and raise capital on an equal footing with its direct competitors, without competition for funds from Baxter's technology businesses. This will allow Allegiance to make investments in logistics, manufacturing, information systems, and cost management processes required to succeed in the managed care environment.

    From a Baxter perspective, the Distribution will enable its management to better focus on creating innovative medical specialty products and on expanding sales outside the United States. These two strategic thrusts are intended to drive its growth. The common links among its businesses will be shared technical, clinical and regulatory competencies; manufacturing and global sales and distribution platforms; and market relationships.

    From a market perspective, the Distribution will allow investors to better evaluate the merits of Allegiance and the remaining Baxter businesses, enhancing the likelihood that each will achieve appropriate market recognition for its performance. The Distribution will afford stockholders of Baxter the option of continuing their investment in either the Baxter Stock or Allegiance Stock or both, depending on their investment objectives, and the separate reporting of the results of the Allegiance Business and the remaining Baxter businesses should create a framework for increased and more precisely focused equity research coverage of both companies by the investment community.

    MANNER OF EFFECTING THE DISTRIBUTION

    The Distribution is expected to be declared by the Baxter Board on September 16, 1996 and will be made on the Distribution Date to stockholders of record of Baxter as of the close of business on the Record Date. On or prior to the Distribution Date, share certificates for Allegiance Stock will be delivered to the Distribution Agent. Commencing on the Distribution Date, the Distribution Agent will begin mailing such share certificates to holders of Baxter Stock as of the close of business on the Record Date on the basis of one share of Allegiance Stock for every five shares of Baxter Stock held on the Record Date. All such shares of Allegiance Stock will be fully paid and non-assessable and holders thereof will not be entitled to preemptive rights. See "DESCRIPTION OF ALLEGIANCE CAPITAL STOCK -- ALLEGIANCE COMMON STOCK." No certificates or scrip representing fractional shares of Allegiance Stock will be issued to Baxter stockholders as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares of Allegiance Stock and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional shares, and such persons will receive instead a check in payment for the amount of their allocable share of the total sale proceeds. See "-- CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION." Such sales are expected to be made as soon as practicable after the mailing of the Allegiance Stock to Baxter stockholders. Baxter will bear the cost of any commissions incurred in connection with such sales.

    NO HOLDER OF BAXTER STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF ALLEGIANCE STOCK TO BE DISTRIBUTED OR TO SURRENDER OR EXCHANGE SHARES OF BAXTER STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE ALLEGIANCE STOCK.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

    Baxter has received a ruling (the "Tax Ruling") from the United States Internal Revenue Service (the "IRS") to the effect, among other things, that the Distribution will qualify under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and, accordingly, that under United States federal income tax law:

        1. No income, gain or loss will be recognized by a holder of Baxter Stock solely as a result of the receipt of Allegiance Stock pursuant to the Distribution;

        2. In general, no gain or loss will be recognized by Baxter or Allegiance as a result of the Distribution;

        3. The tax basis of Baxter Stock held by a Baxter stockholder immediately prior to the Distribution will be apportioned (based upon relative market values on the Distribution Date) between such Baxter Stock and the Allegiance Stock received (including any fractional share interest deemed received) by such stockholder pursuant to the Distribution; and

        4. Assuming that Baxter Stock is held as a capital asset on the Distribution Date, the holding period for the Allegiance Stock received pursuant to the Distribution by a holder of Baxter Stock will include the period during which such Baxter Stock has been held.

    If the Distribution does  not qualify under Section  355 of the Code,  then:
(i) Baxter will recognize taxable gain on the Distribution and (ii) each holder of Baxter Stock who receives shares of Allegiance Stock pursuant to the Distribution will be treated as having received a taxable dividend.

    The Distribution, though intended to be free from United States federal income tax as of the Distribution Date, could be rendered taxable as a result of subsequent actions or events, some of which are within Allegiance's control. Allegiance has agreed not to undertake such actions and has agreed that under specified circumstances it will indemnify Baxter for taxes, liabilities, and associated expenses incurred as a result of specified actions or events. See "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE -- REORGANIZATION AGREEMENT."

    A holder of Baxter Stock who receives cash in lieu of a fractional share interest in Allegiance Stock will be treated as if such fractional share interest had been received as part of the Distribution and then sold. Accordingly, gain or loss will be recognized for United States federal income tax purposes measured by the difference, if any, between the amount of cash received and the tax basis allocable (as described above) to such holder's fractional share interest. Such gain or loss will be capital gain or loss to the holder, provided that the Baxter Stock has been held as a capital asset on the Distribution Date.

    Stockholders are urged to consult their own tax advisors as to the particular consequences to them of the Distribution, including the application of state, local and non-U.S. tax laws.

    THE FOREGOING IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX

ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND NON-U.S. TAX LAWS, AND AS TO POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE. THIS SUMMARY MAY NOT BE APPLICABLE TO STOCKHOLDERS WHO RECEIVED THEIR ALLEGIANCE STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION (INCLUDING HOLDERS OF RESTRICTED STOCK) OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES.

    LISTING AND TRADING OF ALLEGIANCE COMMON STOCK

    An application has been filed for listing the Allegiance Stock on the NYSE. Allegiance initially will have approximately 74,000 stockholders of record, based on the number of record holders of Baxter Stock as of August 1, 1996. The transfer agent and registrar for Allegiance Stock will be First Chicago Trust Company of New York. For certain information regarding certain options to purchase Allegiance Stock that will be granted after the Distribution, see "ALLEGIANCE MANAGEMENT -- COMPENSATION OF EXECUTIVE OFFICERS."

    Shares of Allegiance Stock distributed to Baxter stockholders in the Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Allegiance under the Securities Act of 1933, as amended, and the rules promulgated thereunder (the "Securities Act"). Persons who may be deemed to be affiliates of Allegiance after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Allegiance, and may include certain officers and directors of Allegiance as well as principal stockholders of Allegiance, if any. Persons who are affiliates of Allegiance will be permitted to sell their shares of Allegiance Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 promulgated thereunder.

    FUTURE MANAGEMENT OF ALLEGIANCE

    Following the Distribution, Allegiance will have substantially the same operating management as the Allegiance Business currently has. See "ALLEGIANCE MANAGEMENT -- EXECUTIVE OFFICERS."

    OPINIONS OF FINANCIAL ADVISOR

    Baxter has engaged CS First Boston Corporation ("CS First Boston") as a financial advisor in connection with the Distribution. The Baxter Board relied, in part, upon the receipt of the below favorable opinions in deciding to formally declare the Distribution dividend at a meeting held on September 16, 1996.

    CS First Boston has delivered to the Baxter Board its written opinions, dated September 16, 1996 to the effect that: (i) the Distribution will not have a material adverse effect on the financial viability of New Baxter (which term shall be deemed to refer to Baxter as constituted immediately following the Distribution) or Allegiance, as the case may be, during the period immediately following the Distribution through the end of fiscal year 1998 (the period for which CS First Boston was provided forecasts), and (ii) the Distribution is fair to the stockholders of Baxter from a financial point of view.

    The term "financial viability" for purposes of these opinions, means and refers exclusively to the ability of New Baxter or Allegiance, as the case may be, to finance its currently anticipated operating and capital requirements (as projected in the financial forecasts provided to CS First Boston by Baxter and Allegiance) following the Distribution.

    Each of CS First Boston's opinions is based upon, among other things, CS First Boston's review of (i) publicly available business and financial information relating to Baxter, New Baxter and Allegiance and financial information contained in the Information Statement in the form provided to it which it deemed relevant to its review, (ii) financial forecasts provided to CS First Boston, and other information provided by Baxter prior to the date of each of the opinions, (iii) discussions with Baxter and Allegiance management regarding the business and prospects of Baxter, New Baxter and Allegiance,

(iv) comparisons of financial and stock market data of Baxter, and financial data of New Baxter and Allegiance with similar data for other publicly held companies in similar businesses, (v) the financial terms of other transactions similar to the Distribution that have recently been effected, (vi) prevailing market conditions, and (vii) other information, financial studies, analyses and investigations and financial, economic and market criteria that CS First Boston has deemed relevant.

    In each opinion, CS First Boston states that it has not assumed any responsibility for independent verification of any of the foregoing information (including the information contained in the Information Statement in the form provided to it) and has relied on its being complete and accurate in all material respects. Each opinion further states that, with respect to the financial forecasts reviewed by CS First Boston, the management of Baxter has advised CS First Boston that such financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of New Baxter and Allegiance. CS First Boston has assumed no responsibility for, and has expressed no view as to, such financial forecasts or the assumptions on which they were based.

    Each of CS First Boston's opinions states that CS First Boston has assumed that (i) no income, gain or loss will be recognized to Baxter, New Baxter or Allegiance for U.S. federal or state income tax purposes as a result of the Distribution and (ii) with the exception of the receipt of (x) cash in lieu of fractional shares of Allegiance Stock and (y) Allegiance Stock distributed with respect to restricted shares of Baxter Stock held by Baxter employees, the receipt of Allegiance Stock in the Distribution will be tax-free for U.S. federal and state income tax purposes to the stockholders of Baxter.

    Each CS First Boston opinion is subject to the limitations that CS First Boston neither made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Baxter or Allegiance nor has CS First Boston been furnished with any such appraisal and that each such opinion is based on financial, economic, monetary and market conditions as they exist and can be evaluated on the date of each such opinion. CS First Boston's opinions do not represent an opinion as to what the market value of the securities of Allegiance or New Baxter actually will be following the consummation of the Distribution.

    The full text of each of CS First Boston's opinions, each of which set forth the assumptions made, matters considered and limits on the review undertaken, will be filed as exhibits to the Registration Statement of which this Information Statement is a part. The summary of the opinions of CS First Boston set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinions.

    In arriving at its financial opinions, CS First Boston did not attribute any particular weight to any analysis or factor considered in reaching its conclusions, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. CS First Boston's analyses included review of other publicly held companies in businesses similar to New Baxter and Allegiance. CS First Boston analyzed these companies primarily with respect to operating and trading performance, including such factors as market valuation, sales, operating income, cash flow and net income, and compared that information with pro forma and projected operating information relating to Allegiance and New Baxter. CS First Boston has also reviewed the financial terms of other transactions similar to the Distribution that recently have been effected, including (but not limited to) such factors as the debt to equity ratio, book value and capital structure of the distributed companies, and compared that information with pro forma data relating to Allegiance and New Baxter.

    CS First Boston will receive customary fees, including reimbursement of expenses, for its services as financial advisor related to the Distribution, a portion of which is contingent upon the consummation of the Distribution. Baxter also has agreed to indemnify CS First Boston against certain liabilities and expenses in connection with its services as financial advisor.

    CS First Boston and its affiliates have acted, and may in the future act, as an underwriter for, and have participated as members of underwriting syndicates with respect to, offerings of Baxter securities, and CS First Boston has effected securities transactions for Baxter and performed financial advisory services in connection with certain acquisitions and dispositions by Baxter. CS First Boston has received fees from Baxter in the past for these services. CS First Boston may in the future serve as an underwriter of Allegiance securities.

    Lehman Brothers Inc. has also acted as a financial advisor to Baxter in connection with the Distribution.

                   ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE

    For the purpose of governing certain of the ongoing relationships between Baxter and Allegiance after the Distribution, and to provide mechanisms for an orderly transfer of the Allegiance Business from Baxter to Allegiance and facilitate an orderly transition to the status of two separate, publicly traded companies, Baxter and Allegiance will enter into the various agreements described in this section. The agreements summarized below have been, or will be, filed as exhibits to the Registration Statement or an amendment thereto, of which this Information Statement is a part, and the following summaries are qualified in their entirety by reference to the agreements as filed.

    It is expected that Allegiance and Baxter will pursue independent but mutually supportive courses. Each will have its own strategies and interests, while recognizing the advantages of working together. Allegiance, however, will have significant continuing relationships with Baxter as an agent, distributor, customer and supplier for a wide array of health-care products and services, and for certain administrative support services. Allegiance will be Baxter's primary agent in distributing Baxter's intravenous solutions, cardiovascular devices and other products in the United States and will provide to Baxter certain administrative services including credit and collection, accounts payable, information technology and telecommunications. Baxter will distribute Allegiance's products in many countries around the world and will provide various administrative services to Allegiance. Baxter will have no ownership interest in Allegiance, and Allegiance will be an independent public company.

    REORGANIZATION AGREEMENT

    Baxter and Allegiance will enter into an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for, among other things, the principal corporate transactions required to effect the separation of the Allegiance Business from the remaining Baxter businesses and the Distribution, and certain other agreements governing the relationship between Baxter and Allegiance with respect to or in consequence of the Distribution.

    Pursuant to the Reorganization Agreement, Baxter will transfer to Allegiance substantially all of the assets, and Allegiance will assume substantially all of the corresponding liabilities, of the Allegiance Business. See "ALLEGIANCE BUSINESS." The assets of the Allegiance Business will be transferred to Allegiance on an "as is, where is" basis and no representations or warranties will be made by Baxter with respect thereto other than certain product-related indemnities.

    Subject to certain exceptions, the Reorganization Agreement will provide for certain cross-indemnities (including an indemnity of Baxter by Allegiance with respect to certain guarantees by Baxter in connection with certain Allegiance agreements and certain financial guarantees) principally designed to place financial responsibility for the liabilities of the Allegiance Business with Allegiance and financial responsibility for the obligations and liabilities of Baxter's retained businesses and its other subsidiaries with Baxter. Specifically, Allegiance has agreed to assume liability for, and to indemnify Baxter against, any and all liabilities associated with the Allegiance Business, including any litigation, proceedings or claims relating to the products and operations thereof whether or not the underlying basis for such litigation, proceeding or claim arose prior to or after the Distribution Date. See "LEGAL PROCEEDINGS." Baxter has agreed to indemnify Allegiance against any and all liabilities associated with Baxter's retained businesses. Specifically, Baxter has retained liability for, and agreed to indemnify Allegiance against, proceedings or claims relating to allegations of disease transmission through blood products and silicon-gel mammary implants.

    The Reorganization Agreement will also provide that Allegiance will assume all environmental liabilities that arise from or are attributable to the operations of the Allegiance Business, including, but not limited to, off-site waste disposal liabilities. Allegiance also has agreed to indemnify Baxter against any and all such environmental liabilities. Baxter has agreed to indemnify Allegiance against any and all environmental liabilities associated with the retained Baxter businesses. In addition, the Reorganization Agreement provides that each of Baxter and Allegiance will indemnify the other in the event of certain liabilities arising under the Exchange Act.

    The Reorganization Agreement will provide, among other things, that, in order to avoid potentially adverse tax consequences relating to the Distribution, for a period of two years after the Distribution Allegiance will not: (i) cease to engage in an active trade or business within the meaning of the Code; (ii) issue or redeem any share of stock of Allegiance, except for certain issuances and redemptions for the benefit of Allegiance's employees or to effect acquisitions by Allegiance in the ordinary course of business or in connection with the issuance of any convertible debt by Allegiance or in accordance with the requirements for permitted purchases of Allegiance Stock as set forth in section 4.05(1)(b) of Revenue Procedure 96-30 issued by the IRS; or
(iii)  liquidate or  merge with any  other corporation, unless,  with respect to
(i), (ii) or (iii) above, either (a) an opinion is obtained from counsel to Baxter, or (b) a ruling is obtained from the IRS, in either case to the effect that such act or event will not adversely affect the federal income tax consequences of the Distribution to Baxter, its stockholders who receive Allegiance Stock or Allegiance. Allegiance expects that these limitations will not significantly constrain its activities or its ability to respond to unanticipated developments. See "THE DISTRIBUTION -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION."

    The Reorganization Agreement will also provide that if, as a result of certain transactions occurring after the Distribution Date involving either the stock or assets of either Allegiance or any of its subsidiaries, or any combination thereof, the Distribution fails to qualify as tax-free under the provisions of Section 355 of the Code, Allegiance shall indemnify Baxter for all taxes, liabilities, and associated expenses, including penalties and interest, incurred as a result of such failure of the Distribution to qualify under
Section 355 of the Code. The Reorganization Agreement will further provide that if the Distribution fails to qualify as tax-free under the provisions of Section 355 of the Code, other than as a result of a transaction occurring after the Distribution Date involving either the stock or assets of Allegiance or any of its subsidiaries, or any combination thereof, then Allegiance shall not be liable for such taxes, liabilities, or expenses. See "THE DISTRIBUTION -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION."

    The Reorganization Agreement will also provide for the allocation of benefits between Baxter and Allegiance under existing insurance policies after the Distribution Date for claims made or occurrences prior to the Distribution Date and sets forth procedures for the administration of insured claims. In addition, the Reorganization Agreement provides that Baxter will use its reasonable efforts to maintain directors' and officers' insurance at substantially the level of Baxter's current directors' and officers' insurance policy for a period of three years with respect to the directors and officers of Baxter who will become directors and officers of Allegiance as of the Distribution Date for acts relating to periods prior to the Distribution Date.


    The Reorganization Agreement will provide that prior to the Distribution Date the Certificate of Incorporation and By-laws of Allegiance will be substantially in the forms attached as exhibits hereto and that as of the Distribution Date the directors of Allegiance will be the persons named in "ALLEGIANCE MANAGEMENT -- BOARD OF DIRECTORS."


    The Reorganization Agreement will also provide that each of Baxter and Allegiance will be granted access to certain records and information in the possession of the other, and requires the retention by Baxter and Allegiance, for a period of ten years following the Distribution, of the information in its possession relating to the other, and, thereafter, requires that prior notice of the intention to dispose of such information be given by the party in possession thereof.

    The Reorganization Agreement will also address the treatment of employee benefit matters and other compensation arrangements for certain former and current Allegiance employees and their beneficiaries and dependents, as well as certain former employees of certain former Allegiance businesses and their beneficiaries and dependents (collectively, the "Allegiance Participants"). These provisions of the Reorganization Agreement contemplate that Allegiance will establish certain profit-sharing, retirement savings and welfare plans (the "Allegiance Plans") effective on the Distribution Date. The Reorganization Agreement will provide that the account balances (including outstanding loans) of all Allegiance Participants in the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the "IIP"), and the plan assets related to such liabilities will be transferred to Allegiance's new retirement savings plan. The Reorganization Agreement will also generally provide that, after the Distribution Date, Allegiance will assume all liabilities for benefits under any welfare plans related to Allegiance Participants, other than certain claims incurred on or before the Distribution Date. Moreover, the Reorganization Agreement will provide that, effective as of the Distribution Date, Allegiance will become responsible for all other liabilities to Allegiance Participants (including unfunded supplemental retirement benefits), other than certain accruals under the Baxter Defined Benefit Excess Plan.

    Finally, the Reorganization Agreement provides that the Distribution will not be made until all of the following conditions are satisfied or waived by the Baxter Board in its sole discretion: (i) the receipt of the Tax Ruling or an acceptable opinion of tax counsel as to the tax-free status of the Distribution;
(ii) final approval by the Baxter Board of the Distribution; (iii) receipt of all material consents required to effect the Distribution; (iv) the Registration Statement being declared effective; (v) the Allegiance Board, composed of the persons identified herein as the Allegiance directors, being duly elected; (vi) the receipt of the opinions of CS First Boston described under "THE DISTRIBUTION -- OPINIONS OF FINANCIAL ADVISOR"; (vii) the Allegiance Stock being approved for listing on the NYSE; (viii) the transactions contemplated by the Reorganization Agreement in connection with the organization of Allegiance and the separation of the Allegiance Business and the Baxter remaining businesses being consummated in all material respects; (ix) Baxter and Allegiance having entered into each of the agreements, instruments, understandings, assignments and other arrangements to be entered into in connection with the transactions contemplated by the Reorganization Agreement, including, without limitation, any conveyance documents, any Interim Services Agreement (as defined below), and the Tax Sharing Agreement, and each such agreement being in full force and effect; (x) the execution of definitive agreements relating to Allegiance's credit facilities; and (xi) no action shall have been instituted or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the Distribution and no order, injunction or decree having been issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution being in effect. Even if all the conditions are satisfied, the Reorganization Agreement may be terminated and the Distribution abandoned by the Baxter Board, in its sole discretion, without the approval of the Baxter stockholders, at any time prior to the Distribution Date.

    TAX SHARING AGREEMENT

    Baxter and Allegiance will enter into a tax sharing agreement (the "Tax Sharing Agreement") which allocates tax liabilities and responsibility for tax audits for periods prior to, and subsequent to the Distribution Date. The Tax Sharing Agreement will also allocate consolidated alternative minimum tax and other tax credit carry-forwards as of the Distribution Date between Baxter and Allegiance.

    AGENCY, SERVICES AND DISTRIBUTION AGREEMENTS

    As of October 1, 1996, Baxter's principal domestic operating subsidiary, Baxter Healthcare Corporation ("BHC"), and an Allegiance subsidiary will enter into an Agency, Services and Distribution

Agreement (the "Domestic Distribution Agreements") for each of Baxter's four primary domestic business units, I.V. Systems, Renal, Cardiovascular, and Biotechnology, pursuant to which Baxter will supply products to Allegiance, and Allegiance, as agent or distributor for Baxter, will provide physical distribution and various sales and sales support services to Baxter. The Domestic Distribution Agreements cover substantially all of the existing products of each of the foregoing business units.

    In most instances, Allegiance will act as Baxter's agent for the physical distribution of Baxter's products in return for a fee. In such situations, Baxter will maintain the contractual relationship with the customer, will manage sales, order-taking, and billing and collections, and will retain title to the products until shipment to the ultimate customer. In certain situations, Allegiance will act as a full-service, value-added distributor for Baxter products with a direct contractual relationship with the ultimate customer. In these situations, Allegiance will provide additional sales, sales support, and other customer and product-related services to the customer and will purchase the products from Baxter at specified prices. In addition, Baxter will pay to Allegiance the fee described above. Such additional services may include aggregating Baxter's products with others to be sold as "kits" for a given medical procedure or other cost management services which assist the customer in reducing product consumption, improving utilization of assets, improving logistics, and reducing or eliminating operating costs.

    The initial term of the Domestic Distribution Agreements range from three years (Renal and Biotechnology) to five years (I.V. Systems and Cardiovascular). The agreements may be renewed upon expiration upon the mutual agreement of the parties. In the event of a Change In Control of one of the parties to the Domestic Distribution Agreements or certain of their affiliates, the other party to such agreement will have the right, subject to certain notice periods and other restrictions, to terminate all, or in certain cases only the affected portion, of such agreement prior to its normal expiration. In the case of a Change In Control involving a competitor of the non-affected party, the notice period required for termination may be shorter than if such a competitor was not involved. For purposes of these agreements, a "Change In Control" includes the acquisition of more than 30 per cent of the stock of either party or one of its affiliates, certain mergers or consolidations involving either party or one of its affiliates, the acquisition by either party of certain significant subsidiaries, and, in the case of an affiliate of either of the parties, the disposition of substantially all of its business and assets.

    Under the Domestic Distribution Agreements, Baxter is required within the Territory to distribute all covered I.V. Systems and Cardiovascular products (including any line extensions of such products) through Allegiance, subject to certain exceptions. In addition, Allegiance may not market, promote or solicit orders for any product that competes with any covered I.V. Systems or Cardiovascular product. Allegiance may however take orders for, stock and sell competing products in response to customer requests. For purposes of the Domestic Distribution Agreements, the "Territory" is defined as the 50 states comprising the United States of America and the District of Columbia.
Allegiance's right to distribute the covered products is limited to the Territory.

    The compensation received by Allegiance under the Domestic Distribution Agreements generally will approximate or be based upon the internal business unit revenue and expense allocations that were in effect between the Baxter business units and the Allegiance Business prior to the date of the Distribution. Similarly, the service levels and performance standards are to remain as they were prior to the date of the Distribution.

    In addition to the Domestic Distribution Agreements, Baxter and Allegiance will enter into agreements pursuant to which Baxter will agree to distribute Allegiance's surgical and other products outside of the United States and to distribute certain surgical products to the long-term, sub-acute and home care markets within the United States.

    SERVICES AGREEMENTS

    Baxter and Allegiance will enter into several services agreements, to be effective from and after the Distribution Date, pursuant to which Baxter will provide to Allegiance, and Allegiance will provide to Baxter, certain administrative services that may be necessary for the conduct of Baxter's and

Allegiance's businesses. Services to be provided to Baxter by Allegiance include credit, collection and cash application, accounts payable, telecommunications, and information technology services. Services to be provided to Allegiance by Baxter include payroll, sales and use tax, human resources (including international expatriate services), research and development, travel, property management, and other services. These agreements will be for varying terms and, subject to certain exceptions, are generally terminable by either party upon 12 months or less notice. Under certain circumstances involving a Change In Control (see "-- AGENCY, SERVICES AND DISTRIBUTION AGREEMENTS" above) the agreements may be terminated earlier than normal. The agreements may be renewed upon expiration upon the mutual agreement of the parties. The prices at which such services will be provided generally will be equal to or based on the actual cost of rendering such services.

    In addition, Baxter will lease from Allegiance, for a term of ten years, a 217,000 square foot office building at Allegiance's McGaw Park, Illinois headquarters site. The leased building will continue to be occupied by Baxter's Renal Division. Allegiance will sublease from Baxter all or a substantial part of an 85,000 square foot office building located in Deerfield, Illinois. This building is part of a three building complex leased by Baxter, and Allegiance's sublease will be for the remainder of the current term of Baxter's lease. Baxter and Allegiance may also lease or sublease to each other miscellaneous office or other space for use in connection with various services performed for one another pursuant to the agreements described above.

                              ALLEGIANCE FINANCING

    Prior to the Distribution Date, Allegiance expects to have revolving credit facilities amounting to $1,500 million. These facilities will enable Allegiance to borrow funds on an unsecured basis at variable interest rates. The banks participating in the facilities are expected to commit to maintain a $1,200 million facility for five years and a $300 million facility for one year. Allegiance expects to incur indebtedness of approximately $1,100 million from the five year facility on or about the Distribution Date. This indebtedness will be used to fund distributions to Baxter. Any remaining proceeds, together with additional borrowings after the Distribution Date, will be used for initial working capital requirements. Under the Reorganization Agreement, Allegiance may be required to pay Baxter or Baxter may be required to pay Allegiance an amount to adjust working capital, which payment will be based upon specified operating factors as of the Distribution Date. Allegiance anticipates that it will convert a significant portion of its initial debt to longer term fixed rate debt, contingent upon acceptable market conditions. The debt that is not converted will be managed as part of a short-term loan portfolio supported by a long-term credit facility. Management expects that Allegiance's senior debt will be investment grade.

                              ALLEGIANCE BUSINESS

OVERVIEW

    Allegiance Corporation is America's largest provider of health-care products and cost-management services for hospitals and other health-care providers. Allegiance was formed in June 1996 as a wholly owned subsidiary of Baxter consisting of Baxter's U.S. distribution, surgical and respiratory-therapy products, and health-care cost-management services operations. These integrated businesses recorded total sales of approximately $4.5 billion in 1995.

    The economics of health care are undergoing rapid and fundamental change, particularly in the United States, which is Allegiance's largest current market. In the past, doctors and nurses were paid for their services with few cost constraints. Today, large employers, insurance companies and HMOs are negotiating set fees for the care of patients. For U.S. hospitals and health systems, Allegiance's main customers, the pressure to reduce costs has never been greater. At the same time, demand for health services is continuing to climb with the dramatic growth of elderly populations in the United States and abroad. This environment offers opportunities for Allegiance, which has invested in integrated product and service programs that help medical professionals cope with health care's new economics and demographic trends. Management believes Allegiance, with its size, breadth of product line, customer relationships, growing array of cost-management services, and financial strength, is well-positioned competitively for the increasingly cost-conscious health-care marketplace.

    The health-care distribution market in the United States has experienced intense competition and a resultant erosion in its margins in recent years in response to the growth of managed care and increased consolidation among health-care providers. Allegiance has responded by integrating its market-leading distribution capabilities with a broad product offering, high levels of customer service and innovative cost-management services. Within a larger Baxter organization, Allegiance's cost structure was higher than industry standards. As an independent public company, Allegiance intends to realign its cost structure, and improve its distribution returns.

STRATEGIC PROFILE

    Allegiance's mission is to align its objectives with those of its customers -- to help hospitals and others throughout the health-care field fulfill their mission of serving patients. Allegiance intends to achieve this goal by providing high-quality products, excellent service and new ways of managing costs.

    Allegiance's leading competitive position within the health-care marketplace is a function of several key advantages, including its size and breadth of products; an intense customer-service orientation; a growing portfolio of cost-management services and financial strength. Allegiance is the only health-care company that fully integrates distribution, products and services to bring greater efficiency to health care. In 1995, Allegiance generated more than $200 million of documented savings for its customers, which include hospitals, health systems and other providers. Management believes its key competitive advantages and integrated product and service offerings provide a solid platform for growth.

SIZE AND BREADTH

    Allegiance is the largest provider of health-care products and cost-management services in the United States. Total net sales in 1995 were approximately $4.5 billion. Allegiance offers more than 200,000 products -- the broadest range of medical and laboratory products in the industry. Allegiance's offering includes its own products as well as products manufactured by more than 2,000 independent suppliers. Allegiance can furnish up to 80 percent of a hospital's total supply needs, excluding pharmaceuticals. Allegiance operates more than 60 distribution centers across the country, delivering products to more than 6,000 locations, often on a just-in-time basis. Management believes the size and scope of the company are key competitive advantages in the evolving health-care environment.

CUSTOMER SERVICE

    Allegiance is recognized throughout the industry for its service to customers. Allegiance develops relationships based on collaboration, quality management processes and common goals. Its sales and service personnel are rewarded for achieving goals that are established jointly with customers. Allegiance sets service standards in an industry where the time from customer order to delivery can be critical. Management believes its focus on customer service and satisfaction will continue to distinguish Allegiance from competitors.

COST-MANAGEMENT SERVICES

    Allegiance has pioneered a broad range of cost-management services, such as shared-risk/shared-savings agreements that align Allegiance's goals with those of its customers. In these accounts, Allegiance and its customers work together to reduce costs and improve the quality of care. Allegiance assigns clinician consultants to these cost-management customers. Allegiance's consultants use a proprietary "best demonstrated practices" database of more than 500 procedures to help health-care professionals use fewer supplies and improve outcomes. In addition to clinical consulting, Allegiance offers a range of cost-management services, including just-in-time delivery, procedure-based product packaging and outsourcing of certain non-clinical functions. Management believes this portfolio of cost-management services is a key competitive advantage in the increasingly cost-conscious health-care market.

FINANCIAL STRENGTH

    As America's leading provider of health-care products and cost-management services, Allegiance has unparalleled opportunity to provide its services to health-care providers. In 1995, on a pro forma basis, Allegiance achieved approximately $4.5 billion of net sales, $950 million of gross profit and $350 million of earnings before interest, taxes, depreciation and amortization, or EBITDA. Allegiance has arranged $1.5 billion of unsecured credit and expects to receive investment-grade ratings on its senior debt. Management believes that Allegiance's size and flexibility are important competitive advantages in the rapidly changing health-care industry. In addition, Allegiance has established an incentive compensation program for senior managers that is linked to achieving certain cash-flow and earnings objectives.

STRATEGIC PRIORITIES

    Allegiance's strategy is designed to continue to improve efficiency and returns in its distribution operations, to increase market penetration for its self-manufactured and "best value" preferred distributed products, and to expand its ability to help health-care professionals manage costs.

DISTRIBUTION SERVICES

    Distribution services are the basis for Allegiance's relationships with hospitals and laboratories and the starting point for strategic relationships that align Allegiance's objectives with those of its customers. Strategic priorities include improving the total economics of distribution; segmenting customers based on their service needs; and increasing sales of "best value" products, which result in better service for customers and higher returns for Allegiance.

PRODUCT OFFERING

    Allegiance's products -- from latex gloves to customized surgical-procedure kits -- hold leadership positions in sales to U.S. hospitals. Allegiance's strategic priorities include: (i) increasing sales through cost-management agreements; (ii) increasing sales to non-hospital (alternate-site) health-care providers in the United States and to customers in selected international marketplaces; (iii) developing new integrated offerings of products and cost-management services; (iv) selectively expanding its product portfolio; and
(v) maintaining manufacturing operations at the highest levels of quality and efficiency.

COST-MANAGEMENT SERVICES

    Allegiance can bring to its customers more resources to control costs than are offered by any competitor. Allegiance's strategy is to work in partnership with hospitals and others in health care to help them become more efficient, decrease costs and eliminate many of the logistical burdens that detract from their primary business -- providing health care. Strategic priorities include signing more shared-risk/shared-savings agreements and investing in new cost-management services -- beyond supplies and logistics -- that help customers reduce costs across a greater portion of their total operating budget.

DISTRIBUTION SERVICES

    Allegiance is the leading distributor of medical and laboratory products in the United States. Allegiance can supply any of more than 200,000 different products to its customers. Most items are available for shipment the same day the customer requests them. Allegiance has more than 60 U.S. distribution centers that deliver more than 880,000 boxes of products to more than 6,000 locations across the United States every day. Each order can be tracked electronically. Allegiance has made substantial investments in information systems to enhance its operations and improve service to customers. In addition to its own surgical and respiratory-therapy products, Allegiance distributes the industry's broadest array of products from more than 2,000 manufacturers to a wide variety of health-care settings. Products range from full lines of laboratory equipment and operating-room supplies to children's gift packs with coloring books and crayons.

    Allegiance divides its distributed products into two categories: medical/surgical products ("med/ surg") and laboratory products. It is the industry leader in both product categories. Allegiance's med/ surg portfolio comprises a broad array of products, including sutures, endoscopy instruments, needles and syringes, wound-care products, electrodes, face masks, bed pans, wash basins, blood-pressure cuffs, stethoscopes, waste-disposal bags and others. Increasingly, these products are being delivered just-in-time in ready-to-use quantities. In some cases, Allegiance delivers the products directly to patient floors. Allegiance distributes products not only to hospitals, but increasingly to surgery centers, physician clinics, long-term and sub-acute care facilities, home-care companies and other health-care providers. Laboratory products -- used primarily to perform diagnostic tests -- are sold primarily to hospitals and reference labs. These products include supplies such as test tubes, pipettes and slides and equipment such as microscopes, centrifuges and scales.

THE VALUELINK-REGISTERED TRADEMARK- SERVICE

    Allegiance's ValueLink-Registered Trademark- "stockless" inventory service provides just-in-time deliveries of products in small, ready-to-use quantities to hospitals and health-care networks primarily in metropolitan areas. Allegiance was the first to bring just-in-time distribution to the health-care industry and it remains the leader.

    The ValueLink-Registered Trademark- service helps hospitals reduce inventory levels and operating expenses. Allegiance has helped hospitals save an average of $500,000 in one-time inventory reductions and another $450,000 in annual operating expenses. Orders from hospitals are transmitted electronically and products are delivered several times a day, sometimes directly to patient floors. In some ValueLink-Registered Trademark- accounts, Allegiance personnel work at the hospital 24 hours a day, stocking shelves as needed. Demand for this service has been strong. Allegiance ended 1995 with 133
ValueLink-Registered Trademark- accounts, compared with 108 in 1994 and 53 at the end of 1993. In 1995, sales in ValueLink-Registered Trademark- accounts increased 28 percent to more than $650 million.

    The ValueLink-Registered Trademark- service also serves as a channel through which Allegiance delivers labor-saving, made-to-order packages containing virtually every sterile and non-sterile product needed to perform dozens of medical procedures, from open-heart bypass surgery to a hernia repair.

STRATEGIC SUPPLIER RELATIONSHIPS

    In 1995, Allegiance began a process of consolidating its distribution service around a carefully selected group of preferred suppliers, not relinquishing product breadth, but seeking to reduce the number of suppliers that furnish redundant items. This "best value" products strategy is designed to strengthen Allegiance's relationships with fewer preferred suppliers, resulting in savings to Allegiance and better service to its customers. At the same time, Allegiance is continuing to streamline its distribution network to reduce costs, improve service and strengthen the growing number of cost-management relationships it is establishing with health-care providers and systems.

SUPPLY CHAIN MANAGEMENT

    Supply-chain management requires precise knowledge and planning of customer demand. Given Allegiance's size and scope, advanced information systems, and balance of internally manufactured and externally supplied products, Allegiance is well-positioned to maximize service to customers and minimize inventory levels and variability. To accelerate this process, Allegiance has made major investments in information technology that uses EDI, or electronic data interchange, to exchange purchasing and inventory data with many of its suppliers and largest customers. Management believes this integrated distribution and product offering strengthens Allegiance's financial and competitive position. In 1995, Allegiance opened a National Drop Ship Center in McGaw Park, Illinois, from which it distributes less-frequently ordered items. By aggregating such products in one facility, the amount of regional inventory variability has decreased and Allegiance has achieved lower system-wide inventory levels.

SERVING HEALTH CARE OUTSIDE HOSPITALS

    Health care increasingly is being delivered outside hospitals as health-care providers re-evaluate their cost position and integrate into regional networks. Many procedures previously performed in hospital operating rooms are now performed in surgery centers, and some procedures that had been performed in surgery centers are now taking place in physician clinics. To reach these alternate-site customers -- surgery centers, physician clinics, subacute and long-term care facilities, and home-care providers -- Allegiance has developed a capability to make more frequent deliveries of smaller orders. Allegiance also is entering into relationships with dealers that specialize in serving these fast-growing markets. For some very small, or geographically remote customers, Allegiance provides service through its Network Sales organization. This sales and customer-service unit conducts business via the telephone, distributing in some cases by commercial carrier.

PRODUCT OFFERING

    Allegiance has differentiated itself by integrating its product offering with its distribution and cost-management services. Allegiance offers the industry's broadest range of medical and laboratory products, representing more than 2,000 suppliers in addition to its own line of surgical and respiratory-therapy products. In total, Allegiance can furnish up to 80 percent of a hospital's supply needs, excluding pharmaceuticals.

    Increasingly, Allegiance is working with health professionals to reduce the variety and number of products they buy under agreements that provide incentives for Allegiance to help customers save money. In return, customers purchase a greater portion of their supplies from Allegiance. Allegiance's manufacturing units custom-assemble purchased products into procedure-based modules. Allegiance's distribution system -- the largest and most technologically advanced of the industry -- delivers the customized packages as they are needed. No other single company provides such a comprehensive offering.

    Allegiance operates 28 manufacturing plants, producing products used in surgery and other medical procedures. All Allegiance plants are ISO 9000 certified. Most of Allegiance's self-manufactured products hold leading sales positions, and investing further in these product lines is a strategic priority.

    Allegiance has several major product lines, most of which enjoy leading sales positions:

CUSTOM-STERILE-TM- PRODUCTS AND THE PBDS-TM- SERVICE

    Allegiance's leading Custom-Sterile-TM- products and Procedure Based Delivery System-TM- (PBDS-TM-) service help health-care providers save time and money by assembling customer-designated supplies into single packages for specific procedures. Custom-Sterile-TM- packs contain sterile, disposable supplies made by Allegiance and other manufacturers. They are used to perform dozens of procedures, from open-heart surgery and childbirth to treating cuts and bruises. Customers also can select items for these packs from a data base of approximately 30,000 products from nearly 800 manufacturers. PBDS-TM- modules contain Custom-Sterile-TM- packs along with non-sterile supplies. PBDS-TM- is one of

Allegiance's fastest-growing product-based cost-management services. Introduced in 1993, the service was in place in 175 hospitals by the end of 1995 and is expected to be in place in 400 hospitals by the end of 1996. PBDS-TM- modules often are delivered to operating rooms and other hospital departments on a just-in-time basis through Allegiance's ValueLink-Registered Trademark-distribution service.

CONVERTORS-REGISTERED TRADEMARK- PRODUCTS

    The Convertors-Registered Trademark- product line is a leading brand of single-use surgical drapes, gowns and apparel. These products provide barrier protection for patients, doctors and clinical staff during surgery, childbirth and other procedures. Many of Allegiance's Convertors-Registered Trademark-products are included in Custom Sterile-TM- packs.
Convertors-Registered Trademark- also provides clean-room apparel and equipment covers for industrial manufacturers.

GLOVES

    Allegiance is the world's largest manufacturer and marketer of medical gloves. Allegiance produces latex surgical and exam gloves in Malaysia, the world's biggest source of natural latex, as well as in the United States. Allegiance also manufactures vinyl exam gloves in the United States.

MEDI-VAC-REGISTERED TRADEMARK- PRODUCTS

    Allegiance is the world's leading producer of fluid suction and collection systems. The Medi-Vac-Registered Trademark- line consists of disposable suction canisters and liners, suction tubing, and supporting hardware and accessories. These products are used in the operating room to remove fluids and debris from the body during surgery. Outside the operating room, the products are used when fluid must be removed from a patient. The Medi-Vac-Registered Trademark- product line also includes wound-drainage tubing and reservoirs used to remove fluid from closed wounds, preventing infection and promoting healing. Medi-Vac-Registered Trademark- autotransfusion systems collect blood for reinfusion to the patient after filtration, allowing patients to receive their own blood instead of transfusions from donors.

RESPIRATORY THERAPY PRODUCTS

    Allegiance is a leading manufacturer of respiratory-therapy products, which are used primarily to deliver oxygen to patients suffering from respiratory distress. This product line includes ventilator circuits (tubing used to connect patients to ventilator machines), oxygen masks, cannulae, and suction catheters used to clear the trachea.

V. MUELLER

    Allegiance's V. Mueller product line consists of a broad range of stainless-steel surgical instruments and related products and services. The business was established in 1895 and is known worldwide for the quality of its instruments. V. Mueller manufactures about a third of its product line; other products are sourced from contract manufacturers. V. Mueller products include clamps, needle-holders, retractors, specialty scissors and forceps. The business unit also manufactures and markets the cost-saving Genesis-TM- container system -- complete instrument sets, assembled to order, sterilized and ready for use in reusable metal containers.

SPECIAL PROCEDURE PRODUCTS

    Allegiance provides specialty biopsy needles for extracting samples of bone marrow and soft tissue, and a variety of specialty procedure trays. These include lumbar puncture trays, for measuring pressure and taking samples of cerebrospinal fluid; thoracentesis trays, for withdrawing fluid from chest or abdominal cavities, or from joints or cysts; amniocentesis trays, for obtaining amniotic fluid to assess the condition of fetuses; and other diagnostic trays and products used by obstetricians and gynecologists.

OTHER PRODUCTS

    Allegiance is a manufacturer and a marketer of a range of other leading products. It is the world's largest producer of latex urinary drainage catheters, and it manufactures endotracheal tubes for respiration, anesthesia and other therapies. Allegiance produces a broad line of hot and cold packs used to provide localized temperature therapy for orthopedic injuries and for patients recovering from childbirth and surgical procedures. It also manufactures and markets a broad line of patient-preparation, hair-removal and skin-care products such as clippers, razors, and basins, as well as special soaps, sponges and scrub brushes for surgeons and other operating-room personnel.

COST-MANAGEMENT SERVICES

    Reducing costs while improving quality of care is the most significant challenge facing health-care providers today. Allegiance offers the broadest range of cost-management services in the health-care industry and is investing significantly to expand its offering further.

    Through its shared-risk/shared-savings programs, Allegiance aligns its goals with those of its customers. Under these agreements, which Allegiance introduced to the health-care industry in late 1994, the company and its customers agree to share the savings if supply and related costs fall below an agreed-upon target, or share the overage if these costs exceed the target. As of June 1, 1996, Allegiance had shared-risk/shared-savings agreements covering 34 hospitals, or approximately 1.5 per cent of all "adjusted beds in operation", a measure of U.S. hospital inpatient and outpatient activity. In shared-risk/shared-savings accounts, Allegiance assigns a clinical project manager to work with a hospital's clinical staff to identify patterns of supply usage, reduce variation by standardizing procedures and products, and eliminate unnecessary supplies. Product standardization involves the selection and use of one preferred brand from many options. Savings are realized from selecting the best-value product, cost efficiencies from increased volume for the selected brand and dealing with fewer vendors. Procedure standardization involves helping clinical staff reach consensus on what supplies should be used in a given procedure, then packaging and distributing the products. A typical assignment for a clinical project manager lasts 24 months. Hospitals ultimately buy fewer supplies, but a greater total portion of their supplies from Allegiance. Sales of Allegiance's surgical products, for example, have grown more than 40 percent in these accounts, while the hospitals' total supply costs have decreased. To the extent that savings do not materialize from these efforts, Allegiance will be obligated to reimburse the customer for a portion of the shortfall.

    Much of the savings generated in these cost-management accounts come from the implementation of PBDS-TM- modules, which contain Allegiance's self-manufactured products, "best value" products from preferred suppliers, and other third-party distributed products. These modules reduce hospital labor, purchasing and other product and product-management costs. Rather than ordering products separately for a procedure, customers can order a single catalog number. Rather than nurses having to locate and assemble individual products for a procedure, the products arrive in one package. Additional savings are achieved when PBDS-TM- modules are delivered just-in-time, direct to the point of use through Allegiance's ValueLink-Registered Trademark- service. Only Allegiance can offer such a unique combination of products and cost management services.

    In addition, Allegiance offers customers professional consulting services, including modules derived from Allegiance's proprietary database of "best-demonstrated practices," to help hospitals improve their clinical operations, reduce lengths of stay and improve clinical outcomes. Allegiance also offers, through its ACCESS-TM- program, the expertise and services of leaders in other industries such as waste management, food service and property management.

    Each of Allegiance's manufacturing units also offers programs to help customers control costs. There are programs to help health-care providers standardize and select the most cost-effective drapes, gowns, gloves and other products for various procedures; identify the most cost-effective mix of products to include in custom procedure kits; sterilize, repair and refurbish surgical instruments; and process reusable laundry, linen and textiles. The Right Choice-TM- glove-management program, for example, helps health-care providers select the most cost-effective glove for various procedures while ensuring appropriate patient care and worker safety.

CONTRACTUAL ARRANGEMENTS; BUYING GROUPS

    A substantial portion of Allegiance's products are sold through contracts with purchasers. Some of these contracts are for terms of more than one year and include limits on price increases. In the case

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
of hospitals, clinical laboratories and other facilities, these contracts may provide the customer incentives to purchase particular products or categories of products. Some of these contracts are entered into with hospital buying groups which seek to achieve economies of scale in aggregating multiple hospitals' purchases from Allegiance.

    For the last three years, as a percentage of Allegiance's total revenue, sales to customers which are members of two of the largest hospital buying groups, Premier Purchasing Partners, LP ("Premier," which is an affiliate of Premier, Inc.) and VHA, Inc. ("VHA"), comprised 27 per cent and 16 per cent respectively in 1995, 23 per cent and 13 per cent respectively in 1994, and 23 per cent and 13 per cent respectively in 1993. Some member hospitals in each group are free to purchase from the vendors of their choice. The loss of the relationship with either group would not necessarily mean the loss of sales attributable to all members of such group. In addition, management of Allegiance believes that its relationships with its larger customers are excellent. No other buying group or single customer currently accounts for more than five per cent of Allegiance's revenue.

SALES AND MARKETING

    Allegiance conducts its selling efforts through its subsidiaries. These subsidiaries have their own sales forces and direct their own sales efforts. In the United States, Allegiance's subsidiary has implemented a "team selling" approach with many of its hospitals, health systems and multi-hospital group customers. This approach relies on an account manager to coordinate the various Allegiance businesses' sales efforts. The account manager assumes responsibility for all sales and service contacts with a given customer, acting as a focal point, and assembles cross-functional teams as needed to meet that customer's requirements. Allegiance manages its field sales and service organization on a regional basis. The regional sales organization is designed to develop strong strategic relationships with customers. In addition, sales are made to independent distributors, dealers and sales agents. Outside of the United States, Allegiance products are distributed through Baxter. See "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE".

RAW MATERIALS SUPPLIERS

    Raw materials essential to Allegiance's business are purchased worldwide in the ordinary course of business from numerous suppliers. The vast majority of these materials are generally available, and no serious shortages or delays have been encountered. Certain raw materials used in producing some of Allegiance's products, including its latex products, are available only from a small number of suppliers.

    In some of these situations, Allegiance has long-term supply contracts with its suppliers, although it does not consider its obligations under such contracts to be material. Allegiance does not always recover cost increases through customer pricing due to contractual limits and market pressure on such price increases. See "-- CONTRACTUAL ARRANGEMENTS; BUYING GROUPS." See "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE" for a description of certain continuing supply arrangements between Baxter and Allegiance.

PATENTS AND TRADEMARKS

    Allegiance does not consider any one or more of the patents and trademarks it holds, or the licenses granted to or by it with respect to any patent or trademark to be essential to its businesses.

COMPETITION

    Allegiance is faced with substantial competition in all of its markets. The changing health-care environment in recent years has led to increasingly intense competition among health-care suppliers. Competition is focused on price, service and product performance. Pressure in these areas is expected to continue. See "RISK FACTORS -- UNITED STATES COMPETITION."

    The future financial success of health-care product and service companies, such as Allegiance, will depend on their ability to work with health-care customers to help them enhance their competitiveness through cost management initiatives. Allegiance management believes it can help its customers achieve savings in the total health-care system by automating supply-ordering procedures, optimizing distribution networks, improving utilization and materials management and achieving economies
through   product   and  procedure   standardization,  and   performing  certain
non-clinical services on an outsourced basis. Allegiance management further believes that its strategy of providing high levels of service to its health-care customers and achieving the best overall cost in its delivery of health-care products and services is compatible with any anticipated realignment of the United States health-care system that may ultimately occur.

QUALITY CONTROL

    Allegiance places great emphasis on providing quality products and services to its customers. An integrated network of quality systems, including control procedures that are developed and implemented by technically trained professionals, result in rigid specifications for raw materials, packaging materials, labels, sterilization procedures and overall process control. The quality systems integrate the efforts of raw material and finished goods suppliers to provide the highest value to customers. On a statistical sampling basis, a quality assurance organization tests components and finished goods at different stages in the manufacturing process to assure that exacting standards are met.

GOVERNMENT REGULATION

    Most of the products manufactured or sold by Allegiance in the United States are subject to regulation by the Food and Drug Administration ("FDA"), as well as by other federal and state agencies. The FDA regulates the introduction and advertising of new drugs and devices as well as manufacturing procedures, labeling and record keeping with respect to drugs and devices. The FDA has the power to seize adulterated or misbranded drugs and devices or to require the manufacturer to remove them from the market and the power to publicize relevant facts. From time to time, Baxter has removed products from the market that were found not to meet acceptable standards. This may occur with respect to Allegiance in the future. Product regulatory laws exist in most other countries where Allegiance will do business.

    Environmental policies of Allegiance mandate compliance with all applicable regulatory requirements concerning environmental quality and contemplate, among other things, appropriate capital expenditures for environmental protection. Various non-material capital expenditures for environmental protection were made by Baxter related to the Allegiance Business during 1995 and similar expenditures are planned for 1996. See "LEGAL PROCEEDINGS."

EMPLOYEES

    As of August 1, 1996, Allegiance employed approximately 22,000 people.

                               LEGAL PROCEEDINGS

    Upon the Distribution, Allegiance will assume the defense of litigation involving claims related to the Allegiance Business, including certain claims of alleged personal injuries as a result of exposure to natural rubber latex gloves described below. Allegiance has not been named as a defendant in this litigation but will be defending and indemnifying Baxter Healthcare Corporation ("BHC"), as contemplated by the Reorganization Agreement, for all expenses and potential liabilities associated with claims pertaining to this litigation. It is expected that Allegiance will be named as a defendant in future litigation, and may be added as a defendant in existing litigation.

    BHC was one of ten defendants named in a purported class action filed in August 1993, on behalf of all medical and dental personnel in the state of California who allegedly suffered allergic reactions to natural rubber latex gloves and other protective equipment or who allegedly have been exposed to natural rubber latex products. (KENNEDY, ET AL., V. BAXTER HEALTHCARE CORPORATION, ET AL., Sup. Ct., Sacramento Co., Cal., #535632). The case alleges that users of various natural rubber latex products, including medical gloves made and sold by BHC and other manufacturers, suffered allergic reactions to the products ranging from skin irritation to systemic anaphylaxis. The Court granted defendants' demurrer to the class action allegations. On February 29, 1996, the California Appellate Court upheld the trial court's ruling. In April 1994, a similar purported class action, GREEN, ET AL. V. BAXTER HEALTHCARE CORPORATION, ET AL., (Cir. Ct., Milwaukee Co., WI, 94CV004977) was filed against Baxter and three other defendants. The class action allegations have been withdrawn, but additional plaintiffs added individual claims. On July 1, 1996, the Company was served with a similar purported class action, WOLF V. BAXTER HEALTHCARE CORP. ET AL., Circuit Court, Wayne County, MI, 96-617844NP. The Company is the only named defendant in that suit. As of September 26, 1996, 48 additional lawsuits have been served on BHC containing similar allegations of sensitization to natural rubber latex products. Allegiance intends to vigorously defend against these actions. Since none of these cases has proceeded to a hearing on the merits, Allegiance is unable to evaluate the extent of any potential liability, and unable to estimate any potential loss.


    Allegiance believes that a substantial portion of the liability and defense costs related to natural rubber latex gloves cases and claims will be covered by insurance, subject to self-insurance retentions, exclusions, conditions, coverage gaps, policy limits and insurer solvency. BHC has notified its insurance companies that it believes that these cases and claims are covered by BHC's insurance. Most of BHC's insurers have reserved their rights (i.e., neither admitted nor denied coverage), and may attempt to reserve in the future, the right to deny coverage, in whole or in part, due to differing theories regarding, among other things, the applicability of coverage and when coverage may attach. It is not expected that the outcome of these matters will have a material adverse effect on Allegiance's business, results of operations or financial condition.

    Under the United States Superfund statute and many state laws, generators of hazardous waste which is sent to a disposal or recycling site are liable for cleanup of the site if contaminants from that property later leak into the environment. The law provides that potentially responsible parties may be held jointly and severally liable for the costs of investigating and remediating a site. This liability applies to the generator even if the waste was handled by a contractor in full compliance with the law.

    As of June 30, 1996, BHC has been named as a potentially responsible party for cleanup costs at ten hazardous waste sites for which Allegiance has assumed responsibility. Allegiance's largest exposure is at the Thermo-Chem site in Muskegon, Michigan. Allegiance expects that the total cleanup costs for this site will be between $44 million and $65 million, of which Allegiance's share will be approximately $5 million. This amount, net of payments of approximately $1 million, has been accrued and is reflected in Allegiance's combined financial statements. The estimated exposure for the remaining nine sites is approximately $4 million, which has been accrued and reflected in Allegiance's combined financial statements. It is not expected that the outcome of these matters will have a material adverse effect on Allegiance's business, results of operations or financial condition.

    BHC is a defendant in a number of other claims, investigations and lawsuits for which Allegiance has assumed responsibility. Based on the advice of counsel, management does not believe that the other claims, investigations and lawsuits individually or in the aggregate, will have a material adverse effect on Allegiance's business, results of operations or financial condition.

                                   PROPERTIES

    Allegiance owns or has long-term leases on substantially all of its major manufacturing facilities. Allegiance maintains 28 manufacturing facilities in the United States, and also operates manufacturing facilities in France, Malaysia, Malta and Mexico. Allegiance owns or leases 60 distribution centers in the United States.

    Allegiance maintains a continuing program for improving its properties, including the retirement or improvement of older facilities and the construction of new facilities. This program includes improvement of manufacturing facilities to enable production and quality control programs to conform with the current state of technology and government regulations. Capital expenditures by Baxter related to the Allegiance Business were $112 million in 1995, $122 million in 1994 and $273 million in 1993.

                   ALLEGIANCE PRO FORMA FINANCIAL INFORMATION
       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                          AND CONDENSED BALANCE SHEET

    The  following  unaudited  pro  forma  combined  statements  of  income  and unaudited combined condensed balance sheet present the combined results of Allegiance and its financial position assuming that the transactions contemplated by the Distribution and certain significant divestitures described below had been completed as of January 1, 1995.

    The unaudited pro forma information has been prepared utilizing the historical combined financial statements of Allegiance. This information should be read in conjunction with the historical combined financial statements and notes thereto, included elsewhere in this Information Statement. The unaudited pro forma financial data has been included as required by the rules and regulations of the Commission and is provided for comparative purposes only. The unaudited pro forma financial data does not purport to be indicative of the results of Allegiance in the future or what the financial position and results of operations would have been had Allegiance been a separate, stand-alone entity during the periods shown. See, for example, "Adoption of New Accounting Standards and Policies" on page 42.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                                                   SIX MONTHS ENDED JUNE 30, 1996
                                                 -------------------------------------------------------------------
                                                               ADJUSTMENTS
                                                              FOR DIVESTED    ADJUSTED     PRO FORMA
                                                 HISTORICAL   BUSINESSES (A) HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                 -----------  -------------  -----------  -----------  -------------
                                                       (IN MILLIONS, EXCEPT SHARES AND PER SHARE INFORMATION)
Net sales......................................   $   2,201        --         $   2,201        $ 1(b)         $2,202
Costs and expenses
  Cost of goods sold...........................       1,746        --             1,746          2(b)          1,748
  Selling, general and administrative
   expenses....................................         345        --               345          4(b)            349
  Interest, net................................      --            --            --             45(d)             45
  Goodwill amortization........................          18        --                18            --             18
  Other (income) expense.......................          (1)       --                (1)           --             (1)
                                                 -----------  -------------  -----------  -----------  -------------
    Total costs and expenses...................       2,108        --             2,108            51          2,159
                                                 -----------  -------------  -----------  -----------  -------------
Income before income taxes.....................          93        --                93          (50)             43
Income tax expense (benefit)...................          36        --                36       (20)(f)             16
                                                 -----------  -------------  -----------  -----------  -------------
    Net income.................................  $       57        --        $       57        $ (30)          $  27
                                                 -----------  -------------  -----------  -----------  -------------
                                                 -----------  -------------  -----------  -----------  -------------
Share information
  Shares to be issued (g)......................                                                           54,472,353
                                                                                                       -------------
                                                                                                       -------------
  Net income per share (g).....................                                                               $ 0.50
                                                                                                       -------------
                                                                                                       -------------

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                                                     SIX MONTHS ENDED JUNE 30, 1995
                                                 ----------------------------------------------------------------------
                                                               ADJUSTMENTS
                                                              FOR DIVESTED    ADJUSTED      PRO FORMA
                                                 HISTORICAL   BUSINESSES (A) HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                 -----------  -------------  -----------  --------------  -------------
                                                               (IN MILLIONS, EXCEPT SHARES AND PER SHARE)
Net sales......................................   $   2,485          $(241)   $   2,244    $      (7)(b)         $2,237
Costs and expenses
  Cost of good sold............................       1,940           (170)       1,770           (3)(b)          1,767
  Selling, general and administrative
   expenses....................................         384            (39)         345            2(b)             351
                                                                                                   4(c)
  Interest, net................................      --                  --      --               45(d)              45
  Goodwill amortization........................          19              --          19         --                   19
  Other (income) expense.......................           2              --           2         --                    2
                                                 -----------  -------------  -----------         ---      -------------
    Total costs and expenses...................       2,345           (209)       2,136           48              2,184
                                                 -----------  -------------  -----------         ---      -------------
Income (loss) before income taxes..............         140            (32)         108          (55)                53
Income tax expense (benefit)...................          55            (13)          42          (22)(f)             20
                                                 -----------  -------------  -----------         ---      -------------
    Net income.................................   $      85         $  (19)   $      66    $     (33)             $  33
                                                 -----------  -------------  -----------          ---     -------------
                                                 -----------  -------------  -----------          ---     -------------
Share information
  Shares to be issued (g)......................                                                              54,472,353
                                                                                                          -------------
                                                                                                          -------------
  Net income per share (g).....................                                                                  $ 0.61
                                                                                                          -------------
                                                                                                          -------------

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                                                    YEAR ENDED DECEMBER 31, 1995
                                                 -------------------------------------------------------------------
                                                               ADJUSTMENTS
                                                              FOR DIVESTED    ADJUSTED     PRO FORMA
                                                 HISTORICAL   BUSINESSES (A) HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                 -----------  -------------  -----------  -----------  -------------
                                                       (IN MILLIONS, EXCEPT SHARES AND PER SHARE INFORMATION)
Net sales......................................   $   4,922          $(347)   $   4,575     $  (4)(b)         $4,571
Costs and expenses
  Cost of goods sold...........................       3,878           (253)       3,625                        3,625
  Selling, general and administrative
   expenses....................................         756            (55)         701         3 (b)            714
                                                                                               10 (c)
  Interest, net................................      --                  --      --            90 (d)             90
  Restructuring................................          76            (76)      --                --       --
  Goodwill amortization........................          38             (1)          37            --             37
  Other (income) expense.......................        (302)            269         (33)       37 (e)              4
                                                 -----------  -------------  -----------  -----------  -------------
    Total costs and expenses...................       4,446           (116)       4,330           140          4,470
                                                 -----------  -------------  -----------  -----------  -------------
Income before income taxes.....................         476           (231)         245         (144)            101
Income tax expense (benefit)...................         203           (109)          94       (56)(f)             38
                                                 -----------  -------------  -----------  -----------  -------------
    Net income.................................   $     273          $(122)   $     151         $(88)          $  63
                                                 -----------  -------------  -----------  -----------  -------------
                                                 -----------  -------------  -----------  -----------  -------------
Share information
  Shares to be issued (g)......................                                                           54,472,353
                                                                                                       -------------
                                                                                                       -------------
  Net income per share (g).....................                                                               $ 1.16
                                                                                                       -------------
                                                                                                       -------------

PRO FORMA ADJUSTMENTS

(a) To adjust the historical financial statements for the impact of the divestitures of the diagnostics manufacturing business and the Industrial and Life Sciences division for the periods presented, to reflect only those ongoing business operations to be included in the Distribution. See Notes 1 and 3 to "Notes to the Combined Financial Statements" for additional information related to these divestitures.

(b) To reflect the impact of various business arrangements between Allegiance and Baxter effective on the Distribution Date for (i) product distribution and distribution services under agency, services and distribution agreements in the U.S. with terms from three to five years, (ii) contract manufacturing agreements under which both Allegiance and Baxter agree to produce certain products and components for each other for one to three years, and (iii) one to five year agreements under which Baxter will distribute Allegiance products in various countries around the world and provide export services. For more information describing business arrangements between the companies, see "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE" elsewhere in the Information Statement.

(c) To reflect (i) the estimated incremental costs associated with being an independent, public company, including costs associated with corporate administrative services such as tax, treasury, risk management and insurance, legal, stockholder relations and human resources and (ii) the estimated reduction in expenses related to changes in Allegiance's benefit plans.

(d) To record the estimated interest expense which would have been incurred by Allegiance based on the incurrence of an estimated $1.2 billion of debt at a weighted average interest rate of 7.5 percent. An increase or decrease of
    0.125 percent in the weighted average interest rate would result in an increase or decrease in interest expense of $1.5 million.

(e) To adjust the historical financial statements for a non-recurring payment related to the transfer of rights under various service agreements with Alliant Foodservices, Inc., to reflect only those ongoing business operations to be included in the Distribution.

(f) To reflect the estimated tax impact, at statutory rates, for pro forma adjustments (b) through (e).

(g) Pro forma net income per share is computed as if the 54,472,353 common shares of Allegiance Stock, estimated to be issuable in the Distribution, based on an assumed exchange ratio of one for five, had been outstanding for the periods presented.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                                               JUNE 30, 1996
                                                   ---------------------------------------------------------------------
                                                                  ADJUSTMENTS
                                                                 FOR DIVESTED     ADJUSTED     PRO FORMA
                                                   HISTORICAL   BUSINESSES (A)   HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                   -----------  ---------------  -----------  ------------  ------------
                                                                               (IN MILLIONS)
Current assets
  Cash and equivalents...........................   $       5         --          $       5      $  40 (a)  $         45
  Accounts receivable, net.......................         450         --                450                          450
  Notes and other current receivables............          26         --                 26             --            26
  Inventories....................................         656         --                656                          656
  Short-term deferred income taxes...............         119         --                119             --           119
  Prepaid expenses...............................          16         --                 16             --            16
                                                   -----------        ------     -----------  ------------  ------------
    Total current assets.........................       1,272         --              1,272             40         1,312
                                                   -----------        ------     -----------  ------------  ------------
Property, plant and equipment
  Property, plant and equipment..................       1,523         --              1,523             --         1,523
  Accumulated depreciation and amortization......         663         --                663             --           663
                                                   -----------        ------     -----------  ------------  ------------
    Net property, plant and equipment............         860         --                860             --           860
                                                   -----------        ------     -----------  ------------  ------------
Other assets
  Goodwill and other intangibles.................       1,096         --              1,096             --         1,096
  Other..........................................          65         --                 65             --            65
                                                   -----------        ------     -----------  ------------  ------------
    Total other assets...........................       1,161         --              1,161             --         1,161
                                                   -----------        ------     -----------  ------------  ------------
      Total assets...............................   $   3,293         --          $   3,293          $  40  $      3,333
                                                   -----------        ------     -----------  ------------  ------------
                                                   -----------        ------     -----------  ------------  ------------
Current liabilities
  Accounts payable and accrued liabilities.......   $     550         --          $     550                 $        550
                                                   -----------        ------     -----------  ------------  ------------
Long-term debt...................................      --             --             --          1,200 (a)         1,200
                                                   -----------        ------     -----------  ------------  ------------
Long-term deferred income taxes..................         115         --                115             --           115
                                                   -----------        ------     -----------  ------------  ------------
Other non-current liabilities....................          68         --                 68             --            68
                                                   -----------        ------     -----------  ------------  ------------
Stockholders' Equity
  Divisional retained earnings...................       1,750                         1,750       (350)(a)       --
                                                                                                (1,400)(b)
  Equity investment by parent....................         810                           810       (810)(a)       --
  Common stock, $1 par value, authorized
   200,000,000 shares, outstanding 54,472,353
   shares........................................      --             --             --             54 (b)            54
  Retained earnings..............................      --             --             --          1,346 (b)         1,346
                                                   -----------        ------     -----------  ------------  ------------
      Total liabilities and stockholders'
       equity....................................   $   3,293         --          $   3,293          $  40  $      3,333
                                                   -----------        ------     -----------  ------------  ------------
                                                   -----------        ------     -----------  ------------  ------------

PRO FORMA ADJUSTMENTS

(a) To record the planned incurrence of an estimated $1.2 billion of debt to fund distributions to Baxter and approximately $40 million of Allegiance's initial working capital requirements. Working capital of $40 million represents the best estimate of the level of working capital required related to negotiated agreements with Baxter. As of the Distribution Date, a final working capital amount will be determined pursuant to various operational factors.

(b) To reflect the anticipated distribution of approximately 54,472,353 shares of common stock at $1.00 par value per share (at an assumed distribution ratio of one share of Allegiance Stock for every five shares of Baxter Stock held on the Record Date) and the elimination of divisional retained earnings and Baxter's equity investment effected by the anticipated distribution of all outstanding shares of Allegiance Stock to Baxter stockholders.

                      ALLEGIANCE PRO FORMA CAPITALIZATION

    The following table sets forth, as of June 30, 1996, the capitalization of Allegiance and the pro forma capitalization after giving effect to the Distribution as described in the Notes below. This information should be read in conjunction with the historical and pro forma combined financial statements and the related notes thereto of Allegiance included elsewhere herein. The pro forma information set forth below may not reflect the capitalization of Allegiance in the future or as it would have been had Allegiance been a separate, independent company at June 30, 1996.

                                                                                          JUNE 30, 1996
                                                                             ---------------------------------------
                                                                                            PRO FORMA
                                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                             -----------  -------------  -----------
                                                                                  (IN MILLIONS, EXCEPT SHARES)
Long-term debt
  Long-term debt...........................................................   $  --       $    1,200(a)   $   1,200
Equity
  Divisional retained earnings.............................................       1,750         (350)(a)     --
                                                                                              (1,400)(b)
  Equity investment by parent..............................................         810         (810)(a)     --
Stockholders' equity
  Common stock, par value $1.00, authorized 200,000,000 shares, outstanding
   54,472,353 shares.......................................................      --               54(b)          54
  Retained earnings........................................................      --            1,346(b)       1,346
                                                                             -----------  -------------  -----------
    Total capitalization...................................................   $   2,560   $       40      $   2,600
                                                                             -----------  -------------  -----------
                                                                             -----------  -------------  -----------

PRO FORMA ADJUSTMENTS

(a) To record the planned incurrence of an estimated $1.2 billion of debt to fund distributions to Baxter and approximately $40 million of Allegiance's initial working capital requirements. Working capital of $40 million represents the best estimate of the level of working capital required related to negotiated agreements with Baxter. As of the Distribution Date, a final working capital amount will be determined pursuant to various operational factors.

(b) To reflect the anticipated distribution of approximately 54,472,353 shares of common stock at $1.00 par value per share (at an assumed distribution ratio of one share of Allegiance Stock for every five shares of Baxter Stock held on the Record Date) and the elimination of divisional retained earnings and Baxter's equity investment effected by the anticipated distribution of all outstanding shares of Allegiance Stock to Baxter stockholders.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis presents the factors that had a material effect on the results of operations of Allegiance during the three years ended December 31, 1995, and for the six-month periods ended June 30, 1996 and 1995. Also discussed is Allegiance's financial position as of December 31, 1995 and 1994, and June 30, 1996. This discussion should be read in conjunction with the historical and pro forma combined financial statements and related notes thereto included elsewhere in this Information Statement.

OVERVIEW

    Allegiance operates in a single industry segment as a leading provider of health-care products and services that help its health-care customers manage and reduce the total cost of providing patient care. Through its nationwide distribution network, Allegiance distributes a broad offering of medical, surgical and laboratory supplies, including its own self-manufactured surgical and respiratory-therapy products, to hospital and alternate-care customers. Allegiance also provides cost management services to its health-care customers, including inventory management programs, customized packaging, and procedure and process consulting. The delivery of such a broad array of product and service offerings requires focused investments in cost management services, information systems and manufacturing efficiencies.

    Accelerating cost pressures on United States hospitals are resulting in increased out-patient and alternate-site health-care service delivery and a focus on cost-effectiveness and quality. At the same time, the elderly segment of the population in the U.S. and abroad is growing. These forces increasingly shape the demand for, and supply of, medical care. Many private health-care payors are providing incentives for consumers to seek lower cost care outside the hospital. Many corporations' employee health plans have been restructured to provide financial incentives for patients to utilize the most cost-effective forms of treatment (managed care programs, such as health maintenance organizations, have become more common), and physicians have been encouraged to provide more cost-effective treatments. In response to these pressures, the U.S. health-care system has undergone fundamental changes over the past several years, and such changes and cost-containment efforts are expected to continue throughout the foreseeable future.

    While the high cost of health care is forcing hospitals and other providers to increase their efficiency, reduce excess capacity and lower costs, Allegiance management believes that it is well-positioned to work with health-care providers to help them enhance their competitiveness and to distribute products to alternate sites as treatment moves outside the hospital. Management believes that it can help its customers achieve savings in the total health-care system by automating supply-ordering procedures, optimizing distribution networks, improving utilization and materials management and achieving economies through product and procedure standardization, and performing certain non-clinical services on an outsourced basis. Allegiance management further believes that its strategy of providing unmatched service to its health-care customers and achieving the best overall cost in its delivery of health-care products and services is compatible with any anticipated realignment of the U.S. health-care system that may ultimately occur.

RESULTS OF OPERATIONS

    Allegiance's historical results of operations in 1995, 1994 and 1993 include revenues and expenses related to certain divested businesses. The Industrial and Life Sciences division was sold in September 1995 and the diagnostics manufacturing businesses were sold in December 1994. See Notes 1 and

3 to "Notes to Combined Financial Statements" for additional information related to these divestitures. The following table presents selected financial data for Allegiance excluding the revenue and expenses associated with these divested businesses:

                                                        SIX MONTHS ENDED
                                                            JUNE 30,           YEARS ENDED DECEMBER 31,
                                                      --------------------  -------------------------------
                                                        1996       1995       1995       1994       1993
                                                      ---------  ---------  ---------  ---------  ---------
                                                          (UNAUDITED)     (IN MILLIONS)
Net sales...........................................  $   2,201  $   2,244  $   4,575  $   4,314  $   4,249
Costs and expenses
  Cost of goods sold................................      1,746      1,770      3,625      3,311      3,245
  Selling, general and administrative expenses......        345        346        701        711        746
  Restructuring charge..............................     --         --         --         --            304
  Goodwill amortization.............................         18         18         37         37         37
  Other (income) expense............................         (1)         2        (33)        (3)       (44)
                                                      ---------  ---------  ---------  ---------  ---------
    Total costs and expenses........................      2,108      2,136      4,330      4,056      4,288
                                                      ---------  ---------  ---------  ---------  ---------
Pretax income (loss)................................         93        108        245        258        (39)
Income tax expense (benefit)........................         36         42         94        101        (13)
                                                      ---------  ---------  ---------  ---------  ---------
Income (loss).......................................  $      57  $      66  $     151  $     157  $     (26)
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------

SALES

    The following table summarizes net sales, excluding the divested businesses discussed previously, by major geographic region:

                                                   SIX MONTHS ENDED
                                                       JUNE 30,              YEARS ENDED DECEMBER 31,
                                                ----------------------  -----------------------------------
                                                   1996        1995        1995         1994        1993
                                                -----------  ---------  -----------  -----------  ---------
                                                     (UNAUDITED)       (IN MILLIONS)
Geographic region
  United States...............................  $   2,052    $   2,103  $   4,284    $   4,043    $   4,001
    % increase (decrease).....................         (2)%                     6%           1%
  International...............................        149          141        291          271          248
    % increase................................          6%                      7%           9%
                                                -----------  ---------  -----------  -----------  ---------
Total net sales...............................  $   2,201    $   2,244  $   4,575    $   4,314    $   4,249
    % increase (decrease).....................         (2)%                     6%           2%
                                                -----------  ---------  -----------  -----------  ---------
                                                -----------  ---------  -----------  -----------  ---------

    The decline in Allegiance's domestic net sales for the six months ended June 30, 1996 as compared to the same period in the prior year, is the result of planned attempts to reduce sales growth and improve profitability in lower margin, distributed products in the U.S. Additionally, domestic sales of self-manufactured surgical products continue to be unfavorably impacted by the loss of a contract with Columbia/HCA in February 1994. Columbia began transitioning its surgical supply purchases for certain product lines in early 1994 and continued to transition other product lines throughout 1995 and 1996. International sales increased by 6% in the first half of 1996 as compared to 1995 as a result of continued focus on the penetration of surgical products into international markets.

    Domestic net sales growth of 6% in 1995 is primarily due to increased sales volume in lower margin, distributed products, resulting from an increase in Valuelink-Registered Trademark- distribution agreements and the large supply and service contract signed with the VHA in 1994. Domestic net sales in 1994 were adversely affected by pricing pressures experienced in the domestic market place and the loss of the Columbia/HCA surgical supply contract.

    Allegiance currently has international sales of self-manufactured surgical products primarily in Canada, France and Germany. International sales growth of 7% in 1995 and 9% in 1994 was the result of continued focus on the penetration of surgical products into these international markets. International sales growth in local currency was approximately 5% in 1995 and 13% in 1994. Allegiance expects to increase its sales efforts internationally.

COSTS AND EXPENSES

    The following table summarizes Allegiance's gross margin and expense ratios, excluding the divested businesses discussed previously:

                                                          SIX MONTHS ENDED JUNE
                                                                   30,                   YEARS ENDED DECEMBER 31,
                                                         ------------------------  -------------------------------------
                                                            1996         1995         1995         1994         1993
                                                         -----------  -----------  -----------  -----------  -----------
                                                               (UNAUDITED)        (IN MILLIONS)
Gross margin...........................................       20.7%        21.1%        20.8%        23.2%        23.6%
Selling, general and administrative expenses...........       15.7%        15.4%        15.3%        16.5%        17.6%

    The gross margin declined for the six-month period ended June 30, 1996 as compared with the same period in 1995, due to pricing pressure in the U.S. combined with lower sales in Allegiance's higher margin surgical products as a result of the loss of the Columbia/HCA contract. Allegiance's gross margin decline of 2.8 percentage points between 1993 and 1995 resulted from general market conditions, growth in lower margin sales of third party products and the loss of the Columbia/HCA surgical supply contract. Allegiance plans to stabilize its gross margins by offsetting pricing pressures with manufacturing cost efficiencies, managing its product mix more effectively, and instituting price increases.

    Total selling, general and administrative expenses remained flat between the first half of 1996 and 1995. However, such costs as a percent of sales for the period ended June 30, 1996 increased .3 percentage points from the comparable period in 1995. The increase in the ratio for the six months ended June 30, 1996 is the result of the decline in sales discussed above, as the timing of expense reduction initiatives lag the planned reduction in lower-margin product sales. Selling, general and administrative expenses in 1993 were adversely affected by a downsizing program. Excluding the impact of the downsizing program, selling, general and administrative expenses as a percent of sales in 1993 would have been approximately 16.7%. The remaining 1.4 percentage point decline in selling, general and administrative expenses that occurred between 1993 and 1995 was the result of initiatives taken in connection with the 1993 restructuring program and leverage on the growth in distributed products that occurred in 1994. Management plans to continue to leverage this ratio.

RESTRUCTURING PROGRAM

    In November 1993, Baxter initiated a restructuring program to improve shareholder value and reduce costs. The strategic actions of the program were designed in part to make the Allegiance Business more efficient and responsive in addressing the changes occurring in the U.S. health-care system. See Note 4 to "Notes to the Combined Financial Statements" for discussions related to the initial charge for the program, components of the charge, any resulting changes in estimates, and cash and non-cash utilization of the related reserves.

    Since the announcement of the 1993 restructuring program, Allegiance management has implemented, or is in the process of implementing, all of the major strategic actions associated therewith and is satisfied that the program is progressing on schedule and will meet established financial targets. During the first half of 1996, Allegiance utilized $55 million of restructuring reserves, including $34 million in cash payments. In 1995, Allegiance utilized $171 million of restructuring reserves, including $105 million in cash payments. Cash outflows pertain primarily to employee-related costs for severance, outplacement assistance, relocation, implementation teams and facility consolidation. As of June 30, 1996, Allegiance had eliminated approximately 1,920 positions of the approximately 2,860 positions that were originally expected to be affected by the program. As process changes were implemented in connection with the restructuring program, it became apparent that, as certain management level positions were eliminated, other lower cost positions were added. While this has generated savings levels consistent with expectations, management has revised its targeted head count reduction to 2,230 net positions. The majority of the remaining reductions will occur in 1996 and 1997, as facility closures and consolidations are completed as planned. In addition to improvements in the effectiveness of its sales force and the management of customer relations, Allegiance realized direct savings in manufacturing and administrative costs from this program of approximately $95 million in 1995 and $40 million in 1994. These savings have mitigated the effect of declines in gross margin and have been invested in cost management initiatives. Management is targeting direct savings of approximately $125 million in 1996, $155 million in 1997 and exceeding $155 million in 1998. Management anticipates that these savings will continue to offset potential future gross margin erosion and investments into cost-management initiatives. Management further believes that its remaining restructuring reserves are adequate to complete the actions contemplated by the restructuring program and that future cash expenditures related to the program will be funded from cash generated from operations.

OTHER INCOME AND EXPENSE

    Other income and expense, excluding the divested businesses discussed previously, is principally comprised of net gains associated with the disposal or discontinuance of minor, non-strategic businesses.

PRETAX INCOME

    The following table compares pretax income, excluding divested businesses and restructuring charges discussed previously:

                                                       SIX MONTHS ENDED JUNE
                                                                30,                 YEARS ENDED DECEMBER 31,
                                                       ----------------------  -----------------------------------
                                                          1996        1995        1995         1994        1993
                                                       -----------  ---------  -----------  -----------  ---------
                                                            (UNAUDITED)       (IN MILLIONS)
Pretax income excluding divested businesses and
 restructuring charges...............................  $      93    $     108  $     245    $     258    $     265
  % decrease.........................................        (14)%                    (5)%         (3)%

    Pretax income in the first six months of 1996 decreased primarily due to the decline in net sales and gross margins discussed above. Pretax income decreased in 1995 primarily as a result of gross margin declines, partially offset by a higher level of net gains associated with the disposal or discontinuance of minor, non-strategic businesses. Excluding net gains associated with the disposal or discontinuance of minor, non-strategic businesses, 1995 pretax income would have declined 16%. The decrease in 1994 is primarily the result of gross margin declines, partially offset by net gains associated with the disposal or discontinuance of minor, non-strategic businesses. Excluding these net gains, 1994 pretax income would have declined 7%.

INCOME TAXES

    Allegiance's effective  tax rate,  excluding divested  businesses  discussed previously, was 39% for the six months ended June 30, 1996 and 1995. Allegiance's effective tax rate, excluding divested businesses discussed previously, was 38% in 1995, 39% in 1994 and 33% in 1993. The decline in the effective tax rate in 1995 was a result of a larger proportion of earnings generated in lower tax jurisdictions. The effective tax rate in 1993 was impacted by the restructuring charge. Excluding this charge, the effective tax rate in 1993 would have been 41%; the decrease in the 1994 effective tax rate was the result of a larger proportion of earnings generated in lower tax jurisdictions.

NET INCOME

    Net income, excluding divested businesses discussed previously, decreased 14% for the six months ended June 30, 1996 as compared to the same period in 1995. This decrease is consistent with the decrease in pretax income discussed above. Net income for 1995, excluding divested businesses and net gains associated with the disposal or discontinuance of minor, non-strategic businesses, decreased 14% as a result of gross margin declines, partially offset by a decline in the effective tax rate. After adjusting for the restructuring charge recorded in 1993 and net gains associated with the disposal or discontinuance of minor, non-strategic businesses, net income excluding divested businesses decreased by approximately 4% in 1994 as a result of gross margin declines, partially offset by the decline in Allegiance's effective income tax rate discussed above.

ADOPTION OF NEW ACCOUNTING STANDARDS AND POLICIES

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which is effective for fiscal years beginning after December 31, 1995. Adoption of FASB No. 121 in fiscal year 1996 did not have a material impact on Allegiance.

    In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. The statement provides management with a choice of accounting methods for stock-based transactions with employees. Management has decided to adopt FASB No. 123 through disclosure only and, accordingly, the required pro forma information on net income and earnings per share will be included in Allegiance's fiscal year 1996 financial statements.

    As a subsidiary of Baxter, Allegiance has followed the accounting policies established by Baxter for its consolidated group. Allegiance management believes that the market value of Allegiance, as a stand-alone company, could be substantially below its stockholders' equity. While neither Allegiance or Baxter can forecast Allegiance's market value, Allegiance management is currently evaluating the accounting policy for assessing impairment of goodwill to ensure that its present policy remains appropriate for Allegiance as a separate, publicly-traded company. As of June 30, 1996, actual goodwill was approximately $1.1 billion and pro-forma stockholders' equity was $1.4 billion. Allegiance management is considering a change from Baxter's current undiscounted cash flow methodology to one based upon fair value. A change to a fair value methodology could result in a material, noncash charge to Allegiance's results of operations which would be approximately equal to the excess of Allegiance's pro-forma stockholders' equity value over its market value and could have a substantial effect on its financial position. If Allegiance were to adopt such a change in accounting policy, the current annual amortization expense pertaining to goodwill would be reduced in future periods by 3.4 per cent of any resulting reduction in the value of goodwill, and would produce a potentially significant increase in net income. Such a change in accounting policy would be subject to the review and approval by Allegiance's board of directors.

IMPACT OF INFLATION

    In recent years, Allegiance has experienced increases in its labor and material cost base influenced, in part, by general inflationary trends. While not directly related to inflationary trends, Allegiance's revenue base over recent years has been adversely affected by lower average selling prices on certain products as a result of changes in Medicare reimbursement regulations, economic pressures in the U.S. hospital marketplace and increased competition in certain product lines. There is little correlation between general inflation rates directly affecting costs and expenses and Allegiance's pricing levels for products sold to health-care customers. Management expects that these trends will continue.

LIQUIDITY AND CAPITAL RESOURCES

    Management assesses Allegiance's liquidity in terms of its overall ability to mobilize cash to support ongoing business levels and to fund its growth. Management believes that it has sufficient cash flow from operations and financial flexibility to attract long-term capital to support normal operating activities and fund short-term and long-term growth objectives.

    Allegiance's current assets exceeded current liabilities by $722 million at June 30, 1996 versus an excess of $680 million and $1,055 million at December 31, 1995 and 1994, respectively. Current assets at June 30, 1996 included accounts and notes receivable of $476 million and inventories of $656 million. These sources of liquidity are convertible into cash over a relatively short period of time and thus, will help Allegiance satisfy normal operating cash requirements.

DEBT AND FINANCIAL INSTRUMENTS

    Prior to the Distribution Date, Allegiance expects to have revolving credit facilities amounting to $1,500 million. These facilities will enable Allegiance to borrow funds on an unsecured basis at variable interest rates. The banks participating in the facilities are expected to commit to maintain a $1,200 million facility for five years and a $300 million facility for one year. Allegiance expects to incur indebtedness of approximately $1,100 million from the five year facility on or about the Distribution Date. This indebtedness will be used to fund distributions to Baxter. Any remaining proceeds, together with additional borrowings after the Distribution Date, will be used for initial working capital requirements. Under the Reorganization Agreement, Allegiance may be required to pay Baxter or Baxter may be required to pay Allegiance an amount to adjust working capital, which payment will be based upon specified operating factors as of the Distribution Date. Allegiance anticipates that it will convert a significant portion of its initial debt to longer term fixed rate debt, contingent upon acceptable market conditions. The debt that is not converted will be managed as part of a short-term loan portfolio supported by a long-term credit facility. Management expects that Allegiance's senior debt will be investment grade.

    Assuming a debt level of $1.2 billion, Allegiance's long-term debt as a percent of total capital would have been 46.2% at June 30, 1996. Net-debt-to-net-capital (after consideration of cash equivalents including working capital) would have been 44.4% at June 30, 1996. Allegiance expects to maintain a net-debt-to-net-capital ratio between 40% and 45% over the next several years.

    Allegiance intends to fund its short-term and long-term obligations as they mature through cash flow from operations or by issuing additional debt. Allegiance believes it will have lines of credit adequate to support ongoing operational, capital and restructuring requirements. Beyond that, Allegiance believes it has sufficient financial flexibility to attract long-term capital on acceptable terms as may be needed to support its growth objectives.

CASH FLOW FROM OPERATIONS

    Cash flow provided by operations (which includes working capital components) was $136 million and $139 million for the six months ended June 30, 1996 and 1995, respectively. Cash flow provided by operations for 1995, 1994 and 1993, was $253 million, $422 million and $336 million, respectively. The decrease in cash flow provided by operations for the first six months of 1996 was the result of a decline in earnings (resulting prinicpally from the divestiture of the Industrial and Life Sciences division), partially offset by improved balance sheet management. The decline in cash flow provided by operations in 1995 was primarily the result of a decline in earnings, resulting principally from the divestitures of the Industrial and Life Sciences division and the diagnostics manufacturing businesses. The increase in 1994 was the result of lower cash flow from operations in 1993. The lower cash flow provided by operations in 1993 was the result of changes in working capital components (principally inventory and accrued liabilities).

    To facilitate an emphasis on cash flow provided by operations, management monitors an internal performance measure called "operational cash flow." "Operational cash flow" is defined as cash flow provided by operations per Allegiance's combined statement of cash flows, less capital expenditures and plus the tax effect of divestiture gains (losses). This measure evaluates each operating unit on all aspects of cash flow under its direct control. In addition, the incentive compensation programs for Allegiance's senior management in each operating unit include significant emphasis on the attainment of both "operational cash flow" as well as earnings objectives.

    The following table reconciles cash flow provided by operations, as determined by generally accepted accounting principles, to Allegiance's internal measure of "operational cash flow" (brackets denote cash outflows):

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,           YEARS ENDED DECEMBER 31,
                                                              --------------------  -------------------------------
                                                                1996       1995       1995       1994       1993
                                                              ---------  ---------  ---------  ---------  ---------
                                                                  (UNAUDITED)     (IN MILLIONS)
Cash flow provided by operations per Allegiance's combined
 statements of cash flows...................................  $     136  $     139  $     253  $     422  $     336
Capital expenditures........................................        (33)       (48)      (112)      (122)      (273)
Other.......................................................     --             (2)        41          3         15
                                                              ---------  ---------  ---------  ---------  ---------
    Total "operational cash flow"...........................  $     103  $      89  $     182  $     303  $      78
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

    The increase in "operational cash flow" in the first six months of 1996 as compared to the same period in 1995 is primarily the result of reduced capital expenditures, partially offset by the decline in cash flow provided by operations discussed above. The decline in "operational cash flow" in 1995 was primarily the result of the decline in cash flow provided by operations discussed above. The increase in 1994 was the reuslt of lower "operational cash flow" in 1993. The lower "operational cash flow" in 1993 was the result of cash flow provided by operations as discussed above and higher capital expenditures resulting from the diagnostics manufacturing businesses.

INVESTMENT TRANSACTIONS

    Net investment transactions for Allegiance are comprised of the following:

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,           YEARS ENDED DECEMBER 31,
                                                              --------------------  -------------------------------
                                                                1996       1995       1995       1994       1993
                                                              ---------  ---------  ---------  ---------  ---------
                                                                  (UNAUDITED)     (IN MILLIONS)
Capital expenditures........................................  $     (33) $     (48) $    (112) $    (122) $    (273)
Acquisitions................................................        (14)    --             (5)        (2)       (14)
Proceeds from asset dispositions............................        (10)       178        626        107         68
                                                                    ---  ---------  ---------  ---------  ---------
    Total investment transactions, net......................  $     (57) $     130  $     509  $     (17) $    (219)
                                                                    ---  ---------  ---------  ---------  ---------
                                                                    ---  ---------  ---------  ---------  ---------

    The reductions in capital expenditures in 1995 and 1994 are primarily the result of Allegiance's divestitures of the Industrial and Life Sciences division and the diagnostics manufacturing businesses. Allegiance management expects to invest in capital expenditures at levels consistent with 1995 and 1994, principally for improvements of its existing facilities, construction of new facilities and system upgrades.

    The acquisitions summarized in the above table involved no significant change to Allegiance's strategic direction, and were made for the purpose of acquiring technologies, broadening product lines and service offerings, or expanding market coverage.

    Proceeds from asset dispositions in the first half of 1995 primarily related to cash received from the collection of notes receivable related to Allegiance's divestiture of the diagnostics manufacturing businesses in December 1994. The proceeds received from asset dispositions for the year ended December 31, 1995, primarily related to cash received in connection with Allegiance's divestiture of its Industrial and Life Sciences division in September 1995 and the collection of notes receivable related to the divestiture of Allegiance's diagnostics manufacturing businesses. See Notes 1 and 3 to "Notes to Combined Financial Statements" for additional information related to these divestitures.

LITIGATION

    See Note 12 to "Notes to Combined Financial Statements" for a detailed description of the status of Allegiance's litigation.

    Under the U.S. Superfund statute and many state laws, generators of hazardous waste which is sent to a disposal or recycling site are liable for cleanup of the site if contaminants from that property later leak into the environment. The law provides that potentially responsible parties may be held jointly and severally liable for the costs of investigating and remediating a site. This liability applies to the generator even if the waste was handled by a contractor in full compliance with the law.

    As of June 30, 1996, Baxter has been named as a potentially responsible party for cleanup costs at ten hazardous waste sites, for which Allegiance has assumed responsibility. The largest assumed exposure is at the Thermo-Chem site in Muskegon, Michigan. Allegiance expects that the total cleanup costs for this site will be between $44 million and $65 million, of which Allegiance's share will be approximately $5 million. This amount, net of payments of approximately $1 million, has been accrued and is reflected in Allegiance's combined financial statements. The estimated exposure for the remaining nine sites is approximately $4 million, which has been accrued and reflected in Allegiance's combined financial statements.

    Upon resolution of any of the uncertainties described in Note 12 to "Notes to Combined Financial Statements," Allegiance may incur charges in excess of available reserves. Management does not believe that such charges will have a material impact on Allegiance's results of operations, cash flow or financial position.

                             ALLEGIANCE MANAGEMENT

    BOARD OF DIRECTORS

    Immediately after the Distribution Date, the Allegiance Board is expected to consist of the individuals named in the table below. The Allegiance Board will be divided into three classes. Each director will serve for a term expiring at the annual meeting of stockholders in the year indicated below. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND STATE LAW -- CERTIFICATE OF INCORPORATION AND BY-LAWS."

NAME; AGE                     TERM AS DIRECTOR                               BACKGROUND
--------------------------  ---------------------  --------------------------------------------------------------
Lester B. Knight            Expires 1999           Mr.  Knight  will  be  the chairman  of  the  board  and chief
 Age 38                                            executive officer  of  Allegiance.  At  Baxter,  he  has  been executive  vice president, responsible for the U.S. Healthcare business since 1992, and a  director of Baxter since 1995.  He was  elected a corporate vice president of Baxter in 1990. Mr.
                                                   Knight joined Baxter in 1981.
Joseph F. Damico            Expires 1998           Mr. Damico will be the  president and chief operating  officer
 Age 42                                            of  Allegiance. At Baxter,  he has been  group vice president,
                                                   responsible  for  the   Field  Sales,   Health  Systems,   and
                                                   Distribution  organizations  in the  U.S.  Healthcare business since 1993.  He  was elected  a  corporate vice  president  of
                                                   Baxter  in  1992.  He  was  president  of  Baxter's Pharmaseal division in  1992, and  prior thereto,  was president  of  the
                                                   Convertors/Custom  Sterile  business  since  1989.  Mr. Damico joined Baxter in 1979.
Silas S. Cathcart           Expires 1997           Mr. Cathcart is a director of General Electric Company and The
 Age 70                                            Quaker Oats  Company.  Mr.  Cathcart  is  also  a  trustee  of
                                                   Northern  Funds Mutual Fund. From 1985  to 1987, and from 1990 to the present, Mr. Cathcart  served as a director of  Baxter.
                                                   From 1970 to 1985 he served as a director of American Hospital
                                                   Supply  Corporation. Mr.  Cathcart served  as chairman  of the board and  chief executive  officer of  Kidder, Peabody  Group
                                                   Inc.,  an investment banking  firm, from 1988  to 1989, and as president and chief executive officer from 1987 to 1988.  From
                                                   1972 to 1986, he was chairman of Illinois Tool Works, Inc.
David W. Grainger           Expires 1999           Since  1968, Mr. Grainger has been chairman of the board of W.
 Age 68                                            W. Grainger,  Inc.,  a nationwide  distributor  of  equipment, components  and supplies.  He joined  W. W.  Grainger, Inc. in
                                                   1952. From 1990 to the present,  Mr. Grainger has served as  a director of Baxter.
Arthur F. Golden            Expires 1998           Since  1978, Mr.  Golden has been  a partner of  Davis, Polk &
 Age 50                                            Wardwell, a general  practice law  firm. He is  a director  of
                                                   Esco   Electronics  Corporation   and  Borg   Warner  Security
                                                   Corporation.

NAME; AGE                     TERM AS DIRECTOR                               BACKGROUND
--------------------------  ---------------------  --------------------------------------------------------------
Michael D. O'Halleran       Expires 1997           Since 1995, Mr.  O'Halleran has been  president of Aon  Group,
 Age 46                                            Inc.,  an insurance  holding company,  and since  1988, he has been the chairman of the board  of Aon Risk Services, Inc.,  a subsidiary of that company.
Kenneth D. Bloem            Expires 1999           Since  1994, Mr. Bloem has been the chief executive officer of
 Age 50                                            The Advisory  Board Company,  a  privately held  research  and publishing company. From 1989 to 1994, he was the president of
                                                   Stanford University Hospital.
Connie Curran, Ed.D.        Expires 1998           Since 1995, Ms. Curran has been president of CurranCare, Inc.,
 Age 49                                            a  nation-wide  hospital based  home care  management company.
                                                   From 1990 to 1995, she was the vice chairman/national director of patient services of APM, Inc.

Messrs. Knight, Cathcart and Grainger are currently directors of Baxter and will resign such positions shortly prior to the Distribution Date.

    COMMITTEES OF THE BOARD OF DIRECTORS

    Allegiance will be managed under the direction of its Board of Directors. The Allegiance Board will meet on a regular basis to review Allegiance's operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting Allegiance, and to act on matters requiring Allegiance Board approval. It will also hold special meetings when important matters require Allegiance Board action between scheduled meetings. Members of senior management will be invited to Allegiance Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

    To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Allegiance By-laws establish various committees, including those described below. The Allegiance Board is permitted to establish other committees from time to time as it deems appropriate.

    THE AUDIT AND PUBLIC POLICY COMMITTEE

    The Audit and Public Policy Committee will review the scope of the audit by the independent auditors, inquire into the effectiveness of Allegiance's accounting and internal control functions, and recommend to the Allegiance Board any changes in the appointment of independent auditors which the committee may deem to be in the best interests of the corporation and its stockholders. The committee will also assist the Allegiance Board in establishing and monitoring compliance with the ethical standards of Allegiance. The Audit and Public Policy Committee will also review the policies of Allegiance to assure they are consistent with its social responsibility to employees, customers and to society, including policies relating to health and safety and ethics. The committee shall consist solely of directors who are independent of management. Members of this committee are expected to be Mr. O'Halleran (Chairman), Mr. Cathcart, Mr. Grainger, Mr. Golden, Mr. Bloem and Ms. Curran.
    THE COMPENSATION AND NOMINATING COMMITTEE

    The Compensation and Nominating Committee will determine the compensation of officers, other than the chairman of the board and chief executive officer, exercise the authority of the Allegiance Board concerning employee benefit plans, serve as the administration committee of Allegiance's stock option plans, and advise the Allegiance Board on other compensation and employee benefit matters. In addition, the committee will make recommendations to the Allegiance Board regarding candidates for election as directors of Allegiance. The committee will also advise the Board on board committee structure and membership. The committee shall consist solely of directors who are independent of management. Members of this committee are expected to be Mr. Cathcart (Chairman), Mr. Grainger, Mr. Golden, Mr. O'Halleran, Mr. Bloem and Ms. Curran.

    COMPENSATION OF DIRECTORS

    Cash compensation of non-employee directors will consist of a $1,000 fee for each board and each committee meeting attended. Chairpersons of committees will receive an additional annual retainer of $3,000. Employee directors are not compensated separately for their board or committee activities.

    In addition, to align the directors' interests more closely with the interest of all of the company's stockholders, each non-employee director will receive an annual retainer in the form of 10,000 Allegiance Stock Options.

    EXECUTIVE OFFICERS

    Set forth below is information with respect to those individuals who are expected to serve as executive officers of Allegiance immediately following the Distribution. Those individuals named below who are currently officers or employees of Baxter will resign from all such positions prior to or as of the Distribution Date.

    LESTER B. KNIGHT, 38, will be chairman of the board and chief executive officer of Allegiance. At Baxter, he has been executive vice president, responsible for the U.S. Healthcare business since 1992. Mr. Knight joined Baxter in 1981 and served in several manufacturing, research-and-development and management positions before being named general manager of the company's Renal business in 1987. He was named president of the Renal business in 1988 and president of the I.V. Systems business the following year. He was elected a corporate vice president of Baxter in 1990, and was named executive vice president in 1992. Mr. Knight is a member of the Board of Directors of Baxter, but will resign from that board shortly prior to the Distribution Date.

    JOSEPH F. DAMICO, 42, will be president and chief operating officer of Allegiance. At Baxter, he has been group vice president, responsible for the Field Sales, Health Systems, and Distribution organizations in the U.S. Healthcare business since 1993. Mr. Damico joined Baxter in 1979 as a sales representative and served in a variety of management positions before being named vice president and general manager of the company's Custom Sterile division in 1987. He was named president of the Convertors/Custom Sterile business in 1989 and also assumed responsibility for Baxter's Pharmaseal division in 1992. He was elected a corporate vice president the same year and named group vice president in 1993.

    PETER B. MCKEE, 58, will be senior vice president and chief financial officer of Allegiance. He joined Baxter in May 1996 from FoxMeyer Health Corporation, a leading pharmaceutical distributor, where he had been senior vice president and chief financial officer since 1993. Mr. McKee's career as a financial executive spans more than 35 years. Before joining Dallas-based FoxMeyer, he worked in financial consulting and held CFO positions at Metro Airlines and Swift Independent Packing. He also has held senior financial positions at Ford Motor Company and Cooper Industries Inc.

    KATHY   BRITTAIN  WHITE,  46,  will  be  senior  vice  president  and  chief information officer of Allegiance. At Baxter, she has been corporate vice president and chief information officer since 1995. She came to Baxter from AlliedSignal Corporation, where she had served as vice president, information systems and services, since 1993. Prior to that, she was vice president, corporate services, for Guilford Mills, Inc.

    ROBERT B. DEBAUN, 46, will be a corporate vice president of Allegiance, responsible for human resources. At Baxter, he has been vice president of human resources for the U.S. Distribution organization since 1991. Mr. DeBaun joined Baxter in 1981 as manager of college relations. In 1986, after a series of increasingly responsible positions, he was named vice president, human resources, for Baxter's I.V. Systems group.

    MARK J. EHLERT, 42, will be a corporate vice president of Allegiance, responsible for quality assurance and regulatory affairs. At Baxter, he has been vice president, quality and regulatory affairs, for the U.S. Sales and Distribution organization since 1994. Mr. Ehlert joined Baxter in 1975. In 1990, after a series of increasingly responsible positions, he was promoted to general manager of Baxter's Singapore manufacturing operations.

    GAIL GAUMER, 44, will be a corporate vice president of a subsidiary of Allegiance, responsible for strategy and business development as well as cost management services. At Baxter, she has been president of marketing, strategy and business development for the U.S. Healthcare business since 1995. Ms. Gaumer joined Baxter in 1980 and held a number of positions in its subsidiary's Renal business. Most recently, she was president of Renal-Europe. Before that, she was vice president of global marketing, planning and new business development, and then vice president and general manager for the Renal business. Before joining Baxter, she worked for ALZA Corporation, a drug-delivery company. Ms. Gaumer is a director of FemRx, Inc.

    ROBERT J. ZOLLARS, 39, will be a group vice president of a subsidiary of Allegiance. He will lead the regional companies and health systems organizations of Allegiance. At Baxter, he has been president, U.S. Distribution, responsible for its Hospital Supply/Scientific Products, Life Sciences, Hospitex, Dietary Products, and ValueLink distribution businesses since 1994. Mr. Zollars joined Baxter in 1979 as a sales representative for the Scientific Products division and rose to vice president and general manager of the division in 1983. In 1986, he was named president of the Dietary Products division, and in 1990, became president of the I.V. Therapy business. He was named president of the Hospital Supply division in 1992, and assumed additional responsibility for Scientific Products in 1993.

    RICHARD C. ADLOFF, 38, will be a corporate vice president and controller of Allegiance. He has been vice president of finance for the U.S. Healthcare business since 1994. Mr. Adloff joined Baxter in 1980 with the Hospital Supply division. In 1990, after a series of increasingly responsible positions in distribution and manufacturing, he was promoted to vice president -- finance of IV Systems.

    WILLIAM L. FEATHER, 49, will be senior vice president general counsel and secretary of Allegiance and will head its law function. At Baxter, he has been associate general counsel for the U.S. Healthcare business since January 1996. Mr. Feather joined Baxter in 1986 as corporate counsel. He was promoted to senior counsel in 1990 and assistant general counsel in January 1994.

    LEONARD G. KUHR, 38, will be a corporate vice president and treasurer of Allegiance. He will also supervise its tax function. At Baxter, he has been vice president, capital markets, in a subsidiary's Treasury group since 1995. From 1992 to 1995, Mr. Kuhr was vice president, finance, for Baxter's Surgical business. Mr. Kuhr joined Baxter in 1979 and served in a variety of management positions in the Corporate Tax department, in both domestic and international functions. He was named vice president and controller of the Specialty Business group in the company's U.S. Distribution business in 1992.

    ROGER L. SISTERMAN, 52, will be a corporate vice president of a subsidiary of Allegiance, responsible for manufacturing worldwide. At Baxter, he was vice president of manufacturing and operations for the U.S. Healthcare business since 1994. Mr. Sisterman joined Baxter in 1977 and held a number of positions. In 1985, Mr. Sisterman became director of materials management for the company's Pharmaseal division. In 1987, he was promoted to vice president of manufacturing for Baxter Custom Sterile, and in 1991, for Convertors/Custom Sterile.

    1995 COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows the 1995 compensation for services rendered by the chairman of the board and chief executive officer of Allegiance and the individuals who are expected to be the next four most highly compensated executive officers of Allegiance (collectively, the "named executive officers") based on their 1995 Baxter compensation. The compensation shown in this table was paid by Baxter (or its subsidiaries) for all of their services to Baxter and its subsidiaries. References to "restricted stock" and "stock options" mean restricted shares of Baxter Stock and options to purchase Baxter

Stock. Amounts shown are for each individual in their last position with Baxter, and do not necessarily reflect the compensation which these five individuals will earn in their new capacities as executive officers of Allegiance.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                              ---------------------------------------
                                                                                       AWARDS
                                           ANNUAL COMPENSATION                ------------------------
                              ----------------------------------------------  RESTRICTED   SECURITIES      PAYOUTS
                                                               OTHER ANNUAL      STOCK     UNDERLYING   -------------    ALL OTHER
                                          SALARY      BONUS    COMPENSATION    AWARD(S)      OPTIONS    LTIP PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR      ($)(1)     ($)(1)       ($)(2)        ($)(3)       (#)(4)        ($)(5)         ($)(6)
----------------------------  ---------  ---------  ---------  -------------  -----------  -----------  -------------  -------------
Lester B. Knight                   1995  $ 367,000  $ 350,000    $  12,134     $  23,139       44,800        -0-         $  23,241
 Chairman of the Board &
 Chief Executive Officer
Joseph F. Damico                   1995  $ 285,000  $ 170,000    $   2,432        -0-          22,900       -0-        $    13,866
 Chief Operating Officer
Kathy B. White                     1995  $ 182,692  $ 142,500  $       929    $  319,600       41,000       -0-        $         0
 Corporate Vice President
Robert J. Zollars                  1995  $ 230,000  $  43,200      --            -0-           10,000       -0-        $     9,346
 Corporate Vice President
Gail Gaumer                        1995  $ 200,000  $  43,200      --            -0-            8,500       -0-        $     8,446
 Corporate Vice President

------------------------------
(1) Amounts shown include cash compensation earned by the named executive officers during the year indicated, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year during which they are earned.

(2) As permitted by the Commission's rules regarding disclosure of executive compensation, this column excludes perquisites and other personal benefits for the named executive officer if their total cost in 1995 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for such year.

(3) Amounts shown represent the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. The amounts shown in this column include grants to the specified named executive officers under Baxter's 1989 Long-Term Incentive Plan. The restricted shares granted to Mr. Knight and Ms. White under that Plan could be earned based on 1996 performance and, if so, they would ordinarily vest on December 31, 1997. As of December 31, 1995, the number and value of the aggregate Baxter restricted stock holdings of the named executive officers are as follows: Mr. Knight -- 22,000 shares ($921,250); Mr. Damico -- 11,508 shares ($481,898); Ms. White -- 9,400 shares ($393,625); Mr. Zollars --
    6,931 shares ($290,236);  Ms. Gaumer --  4,408 shares ($184,585).  Dividends are payable on all outstanding shares of Baxter restricted stock held by all executives at the same rate and time and in the same form in which dividends are payable on all outstanding shares of Baxter Stock, as required by Baxter's 1987 Incentive Compensation Program.

(4) No Stock Appreciation Rights ("SARs") were granted by Baxter in 1995, and there are no outstanding SARs held by any employee or director of Allegiance. The number shown represents the number of shares of Baxter Stock for which Baxter options were granted to the named executive officer.

(5) The Commission's rules regarding disclosure of executive compensation allow awards of restricted stock that are subject to performance-based conditions on vesting, in addition to lapse of time and/or continued service with Baxter, to be reported as awards under a long-term incentive plan ("LTIP"), instead of as restricted stock awards. The rules define an LTIP as a plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year. Restricted stock awards which are earned based on annual financial performance cannot be reported as LTIP awards, even if, as in the case of the restricted stock awards identified in the "Restricted Stock Awards" column, the stock may not be earned and vested until the end of at least two years.

(6) Amounts shown represent Baxter matching contributions in Baxter's Incentive Investment Plan, a qualified section 401(k) profit sharing plan, additional matching contributions in Baxter's deferred compensation plan and the dollar value of Baxter split-dollar life insurance benefits. Those three amounts for 1995, expressed in the same order as identified above, for the named executive officers are as follows: Mr. Knight -- $4,500, $18,510, and $231; Mr. Damico -- $4,500, $9,300, and $66; Ms. White -- (none); Mr. Zollars -- $4,500, $4,762, and $84; Ms. Gaumer -- $4,500, $3,852, and $94.

    Of the five named executive officers, Mr. Zollars and Ms. Gaumer are eligible to receive a special incentive payment equal to one times annual base salary. The payment will be made three months after the Distribution Date as long as they have not voluntarily resigned, been terminated for cause, or have accepted a position outside of the Allegiance organization.

    STOCK OPTION GRANTS

    The following table contains information relating to the Baxter stock option grants made in 1995 under Baxter's 1994 Incentive Compensation Program to the named executive officers.

                              OPTION GRANTS TABLE
                  OPTION GRANTS IN LAST FISCAL YEAR (1)(6)(7)

                                          INDIVIDUAL GRANTS
                               ---------------------------------------
                                             PERCENT OF
                                NUMBER OF   TOTAL OPTIONS                              POTENTIAL REALIZABLE VALUE AT ASSUMED
                               SECURITIES    GRANTED TO                                        ANNUAL RATES OF STOCK
                               UNDERLYING   EMPLOYEES IN   EXERCISE OR                   PRICE APPRECIATION FOR OPTION TERM
                                 OPTIONS       FISCAL      BASE PRICE   EXPIRATION   ------------------------------------------
NAME                           GRANTED (#)    YEAR (2)      ($/SH)(3)      DATE       0% ($)      5% ($)(4)       10% ($)(4)
-----------------------------  -----------  -------------  -----------  -----------  ---------  --------------  ---------------
Mr. Knight...................      44,800          0.9%     $   37.25      7/29/05   $     -0-  $    1,049,498  $     2,659,637
Mr. Damico...................      22,900          0.4%     $   37.25      7/29/05   $     -0-  $      536,462  $     1,359,502
                                   21,000          0.4%     $   37.25      7/29/05   $     -0-  $      491,952  $     1,246,705
                                   20,000          0.4%     $   34.00      4/24/05   $     -0-  $      427,648  $     1,083,744
Ms. White (5)................
Mr. Zollars..................      10,000          0.2%     $   37.25      7/29/05   $     -0-  $      234,263  $       593,669
Ms. Gaumer...................       8,500          0.2%     $   37.25      7/29/05   $     -0-  $      199,124  $       504,619
All Stockholders.............      N/A           N/A          N/A          N/A       $     -0-  $6,369,603,169  $16,141,840,341
All Optionees................   5,200,000        100.0   % $    37.25      7/29/05   $     -0-  $  121,816,760  $   308,707,880
Optionee Gain as % of All
 Stockholders Gain...........     N/A          N/A            N/A          N/A          N/A                1.9%             1.9%

------------------------------
(1) No SARs were granted by Baxter in 1995.

(2) In 1995, Baxter granted options on approximately 5.2 million shares of Baxter Stock to approximately 6,400 employees.

(3) The exercise price shown is the closing price of Baxter Stock on the date of grant, which was July 31, 1995 for all options except the option granted to Ms. White for 20,000 shares. The exercise price shown for the 20,000 shares granted to Ms. White is the closing price of Baxter Stock on the date of grant which was April 24, 1995.

(4) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Commission's executive compensation disclosure rules and are not intended to forecast the future appreciation of Baxter Stock.

(5) The 20,000 share grant to Ms. White was an element of the compensation package provided to her upon joining Baxter in her current role. The 21,000 share grant she received was part of Baxter's normal option grant process.

(6) All options shown in this table except for the 20,000 share grant to Ms. White, become exercisable five years from the date of grant, subject to accelerated vesting as follows. One hundred percent of the option will become exercisable on the first business day after the ninetieth consecutive calendar day during which the average fair market value of Baxter Stock equals or exceeds $50 per share. Ms. White's 20,000 share grant becomes exercisable five years from the date of grant, subject to accelerated vesting as follows. Fifty percent of the option became exercisable on December 27, 1995; fifty percent of the option will become exercisable on the first business day after the ninetieth consecutive calendar day during which the average fair market value of Baxter Stock equals or exceeds $50 per share. The exercise price may be paid in cash or shares of Baxter Stock. Baxter's 1994 Program provides that if specified corporate control changes occur, all outstanding options will become exercisable immediately.

(7) It is expected that the Compensation Committee of the Board of Directors of Baxter will adopt an equitable adjustment formula applicable to all options to purchase Baxter Stock which are outstanding as of the Distribution Date. The formula, which is consistent with tax and accounting rules, is intended to preserve the value of the options after the Distribution Date.

    STOCK OPTION EXERCISES

    The following table contains information relating to the exercise of Baxter stock options by the named executive officers in 1995 as well as the number and value of their unexercised Baxter options as of December 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                   OPTIONS AT             IN-THE-MONEY OPTIONS
                                   SHARES                    FISCAL YEAR-END (#)(2)    AT FISCAL YEAR END ($)(3)
                                 ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                             EXERCISE (#) REALIZED ($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Mr. Knight.....................      -0-          N/A          46,757        53,800    $   619,426   $   350,075
Mr. Damico.....................      -0-          N/A          32,140        27,733    $   486,278   $   182,652
Ms. White......................      -0-          N/A          10,000        31,000    $    78,750   $   175,875
Mr. Zollars....................      -0-          N/A          27,784        12,534    $   429,462   $    82,722
Ms. Gaumer.....................      -0-          N/A          20,320         9,867    $   310,449   $    61,014

------------------------
(1) No Baxter SARs were exercised by any Allegiance employee in 1995, and there are no outstanding Baxter SARs held by any employee or director of Allegiance.

(2) The sum of the numbers under the Exercisable and Unexercisable columns of this heading represents each named executive officer's total outstanding Baxter options.

(3) The dollar amounts shown under the Exercisable and Unexercisable columns of this heading represent the number of exercisable and unexercisable Baxter options, respectively, which were "In-the-Money" on December 31, 1995, multiplied by the difference between the closing price of Baxter Stock on December 31, 1995, which was $41.875 per share, and the exercise price of the Baxter options. For purposes of these calculations, In-the-Money options are those with an exercise price below $41.875 per share.

    BAXTER PENSION PLAN

    The Baxter International Inc. and Subsidiaries Pension Plan's (the "Baxter Pension Plan") normal retirement benefit equals 1.75% of the average of an employee's five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings ("Final Average Pay"), multiplied by the employee's years of benefit service, as determined by the Baxter Pension Plan. In general, the earnings covered by the Baxter Pension Plan include salary, annual cash bonuses and other regular pay. The figures shown include benefits payable under the Baxter Pension Plan and Baxter's related defined benefit excess pension plan. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Baxter Pension Plan's benefit formula and therefore do not include Social Security benefits payable from the federal government. The primary Social Security amount used in the calculations is that payable for an individual attaining age 65 in 1995.

                               PENSION PLAN TABLE
                      Estimated Annual Retirement Benefits
                    Years of Pension Plan Participation (1)

   FINAL
  AVERAGE
  PAY (1)         15           20           25           30           35
------------  -----------  -----------  -----------  -----------  -----------
 $  100,000   $    22,300  $    29,800  $    37,200  $    44,700  $    52,300
    200,000        48,600       64,800       81,000       97,200      113,500
    300,000        74,800       99,800      124,700      149,700      174,800
    400,000       101,100      134,800      168,500      202,200      236,000
    500,000       127,300      169,800      212,200      254,700      297,300
    600,000       153,600      204,800      256,000      307,200      358,500
    700,000       179,800      239,800      299,700      359,700      419,800

------------------------
(1) As of January 1, 1996, the named executive officers' years of Baxter Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Baxter Pension Plan are as follows:
    Mr. Knight -- 13 years and $538,702; Mr. Damico -- 16 years and $370,048; Ms. White -- 0 years and $0; Mr. Zollars -- 16 years and $254,798; Ms. Gaumer -- 16 years and $216,743.

    Although age 65 is the normal retirement age under the Baxter Pension Plan, the Baxter Pension Plan has early retirement provisions based on a "point" system. Under the point system, each participant is awarded one point for each year of benefit service as determined by the Baxter Pension Plan and one point for each year of age. Participants who terminate employment after accumulating 65 points, and who wait to begin receiving their Baxter Pension Plan benefits until they have 85 points, receive the same Baxter Pension Plan benefits they would otherwise receive at age 65, regardless of their actual age when they begin receiving their Baxter Pension Plan benefits.

    BAXTER STOCK HELD BY ALLEGIANCE EMPLOYEES

    Baxter restricted stock held by Allegiance employees will continue to be earned, based upon performance through December 31, 1996, and vested, in accordance with the terms and conditions of those grants, as if the employee's service with Allegiance were service with Baxter. Allegiance employees holding Baxter Stock Options will, as of the Distribution Date, be considered terminated and, as such, vesting and exercise will be in accordance with the terms and conditions of the outstanding grants.

COMPENSATION OF EXECUTIVE OFFICERS

    The compensation of Allegiance's executive officers for periods beginning on and after the Distribution Date will be determined by the Allegiance Board of Directors or its Compensation Committee.

    COMPENSATION PHILOSOPHY FOR EXECUTIVE OFFICERS

    Allegiance's philosophy will be to provide compensation opportunities supporting Allegiance's values. Forms and levels of total compensation will be structured to be competitive when compared to other companies of similar focus and size. These companies are reported in surveys whose participants include many companies in the Fortune 500 as well as other companies with which Allegiance and its subsidiaries compete for executive talent ("comparable companies"). This philosophy is intended to assist Allegiance in attracting, retaining and motivating executives with superior leadership and management abilities. Consistent with this philosophy, a total compensation structure will be determined for each officer, including Mr. Knight, consisting primarily of salary, cash bonus, stock options and benefits. The proportions of these elements of compensation will vary among the officers depending upon their levels of responsibility. The senior executive officers will receive a larger portion of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of Allegiance's stockholders.

    Allegiance's philosophy with respect to the cap on the tax-deductibility of executive compensation will be to maximize the benefit of tax laws for Allegiance's stockholders by seeking performance-based exemptions where consistent with Allegiance's compensation policies and practices. Allegiance will adopt performance goals for the officer cash bonus plan which are expected to satisfy the deductibility requirements with respect to any payments under those plans.

    COMPENSATION ELEMENTS

    Salaries will be established each year at a level primarily intended to be competitive at the 50th percentile with salaries of executive officers in comparable companies. In addition, officer salaries will be based on the officer's individual performance. Bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation but only if they earn it through Allegiance's achievement of strong performance results as measured by key financial indicators. Each year, a bonus target will be established for each executive officer at the 50th percentile of the market data of comparable companies. After year-end results are calculated, each officer's bonus will be determined based on Allegiance's performance against the key financial indicators established for the year. Achievement of the performance objective will determine an officer's opportunity to earn bonus compensation either significantly above or below the 50th percentile of opportunity within comparable companies.

    Stock options will be granted under the Allegiance Corporation's 1996 Incentive Compensation Program. They represent a vehicle for more closely aligning management's and stockholders' interests, specifically motivating executives to remain focused on the market value of Allegiance Stock.

    The number of stock options granted to executive officers is expected to be formula-driven. The formula is designed to provide an opportunity to earn stock-based compensation at a third-quartile level compared to executives in comparable companies.

1996 INCENTIVE COMPENSATION PROGRAM

    Allegiance expects to adopt the Allegiance Corporation 1996 Incentive Compensation Program ("Program"). The 1996 Program will be approved by Baxter as sole stockholder of Allegiance prior to the Distribution.

    GENERAL

    The 1996 Program is designed to promote success and enhance the value of Allegiance by linking participants' interests more closely to those of Allegiance stockholders and by providing participants with an incentive for excellence.

    The Program will be administered by the Compensation Committee of Allegiance ("Committee"). The Committee must consist of two or more directors who qualify as non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 and as outside directors under Section 162(m) of the Code. Incentives may consist of the following: (a) stock options; (b) restricted stock; (c) stock awards; (d) performance shares; and (e) other incentives, including cash. Incentives may be granted to any employee of Allegiance (including directors of Allegiance who are also employees of Allegiance) selected from time to time by the Committee.

    The number of shares of Allegiance Stock authorized for issuance under the Program will not exceed 17.8% of the outstanding shares of Allegiance Stock as of the Distribution Date.

    STOCK OPTIONS

    Under the Program, the Committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of Allegiance Stock from Allegiance. The Program gives the Committee discretion, with respect to any such stock option, to determine the number and purchase price of the shares subject to the option, the term of each option and the time or times during its term when the option becomes exercisable, subject to the following limitations. No stock option may be granted with a purchase price less than the fair market value of the shares subject to the option on the date of grant and the term may not exceed 10 years and one day from the date of grant. Except to the extent that the Committee determines that another value is more appropriate given the circumstances, the fair market value of shares on the date of a grant shall mean the closing sale price of Allegiance Stock as reported on the New York Exchange composite reporting tape. No person may receive, in any calendar year, stock options which, in the aggregate, represent more than 1,000,000 shares of Allegiance Stock. The initial option grant to the named executive officers will be as follows: Mr. Knight, 514,000 shares; Mr. Damico, 330,000 shares; Ms. White, 124,000 shares; Mr. Zollars, 106,000 shares; and Ms. Gaumer, 80,000 shares. These grants are intended to cover a two-year period.

    STOCK APPRECIATION RIGHTS

    SARs may be granted by the Committee pursuant to the Program in such number and on such terms as the Committee may decide, provided that the term of an SAR may not exceed 10 years and one day from the date of grant. SARs may be granted together with or independently of any stock option. SARs may be paid in Allegiance Stock or cash, as determined by the Committee. No person may receive, in any calendar year, SARs which, in the aggregate, represent more than 1,000,000 shares of Allegiance Stock.

    RESTRICTED STOCK

    Restricted stock consists of the sale or transfer by Allegiance to an eligible employee of one or more shares of Allegiance Stock which are subject to restrictions on their sale or other transfer by the employee. The price, if any, at which restricted stock will be sold will be determined by the Committee, and it may vary from time to time and among employees and may require no payment or be less than the fair market value of the shares at the date of sale. All shares of restricted stock may be subject to the attainment of performance goals under
Section 162(m) of the Code and other restrictions as the Committee may determine. Subject to these restrictions and the other requirements of the Program, a participant receiving restricted stock will have the rights of a stockholder (including voting and dividend rights) as to those shares only to the extent the Committee designates such rights at the time of the grant. Not more than 750,000 shares of Allegiance Stock may be issued in the form of restricted stock under the Program.

    STOCK AWARDS

    Stock awards consist of the transfer by Allegiance to an eligible employee of shares of Allegiance Stock, without payment, as additional compensation for his or her services to Allegiance or a subsidiary of Allegiance. Stock awards are subject to the following limitations: No person subject to Section 16(a) of the Exchange Act (executive officers of Allegiance) may receive a stock award, and no person eligible to receive a stock award may receive a stock award representing more than 2,500 shares of Allegiance Stock in any calendar year.

    PERFORMANCE SHARES

    Performance shares consist of the grant by Allegiance to an eligible employee of a contingent right to receive payment of shares of Allegiance Stock. The performance shares will be paid in shares of Allegiance Stock to the extent performance goals set forth in the grant are achieved. All grants of performance shares will be subject to the attainment of performance goals under Section 162(m) of the Code. The number of shares granted and the performance goals will be determined by the Committee.

    OTHER INCENTIVES

    Other incentives may consist of a payment in cash or stock by Allegiance to an eligible employee as additional compensation for his or her services to Allegiance or a subsidiary of Allegiance. The form, amount and the terms and conditions of other incentives will be determined by the Committee.

    SECTION 162(M) PERFORMANCE GOALS

    Under the Program, grants of restricted stock, performance shares, and other incentives (as defined in the Program) may be subject to the attainment of performance goals under Section 162(m) of the Code. The regulations under
Section    162(m)   require   the   performance    goals   related   to   grants
under the Program to be approved separately by Allegiance's stockholders. Performance goals for performance based grants may include, but are not limited to stock price, sales, return on equity, cash flow, market share, earnings per share and/or costs.

    NON-TRANSFERABILITY OF INCENTIVES

    Unless otherwise determined by the Committee, no stock option, SAR, restricted stock, performance share or other incentive granted under the Program will be transferable by its holder, except in the event of the holder's death, by will or the laws of descent and distribution. During an employee's lifetime, an incentive may be exercised only by the employee or the employee's guardian or legal representative. The Committee may allow the limited transfer of an incentive to the immediate family of an employee to facilitate estate planning.

    AMENDMENT OF THE PROGRAM

    The Board of Directors may amend or discontinue the Program at any time. However, no amendment or discontinuance may adversely affect an incentive previously granted. In addition, the Board of Directors may not amend the Program without approval of Allegiance's stockholders to the extent such approval is required by law, agreement or any exchange on which Allegiance Stock is traded.

    ACCELERATION OF INCENTIVES

    In the event of a change in control of Allegiance (as specified in the Program), the restrictions on all outstanding shares of restricted stock will lapse immediately, all outstanding stock options and SARs will become exercisable immediately and all performance goals will be deemed to be met and payment made immediately.

CHANGE OF CONTROL PLAN

    Allegiance expects to adopt the Allegiance Change of Control Plan ("Change of Control Plan"). Pursuant to agreements entered into under this Plan, employees selected to participate (including each of the named executive officers) will be entitled to separation pay and benefits following a change of control in Allegiance and the employee's subsequent termination of employment unless such termination is voluntary and unprovoked or results from death, disability, retirement or cause. The eligible termination must occur within 24 months of the change of control or the agreement is void. Each Agreement will continue for three years from the distribution date and automatically renew every three years from that date unless the participants receive written notice of termination at least ninety days prior to the renewal date.

    Under  this  Plan,  the  separation  pay  will  equal  either  three  years'
annualized base salary and target cash bonus or one years' annualized base salary and target cash bonus (as determined by the Committee in its discretion depending on the employee's position) plus the value of all deferred or unvested awards under all incentive compensation plans per the terms of the 1996 Incentive Compensation Program.

    In the event that any payments would be subject to an excise tax under the Code, the Company will pay an additional gross-up amount for any excise tax and federal, state and local income taxes, such that the net amount of the payments would be equal to the net payments after income taxes had the excise tax and resulting gross-up not been imposed.

ALLEGIANCE RETIREMENT PLAN

    Allegiance will adopt a qualified defined contribution retirement plan (the "Allegiance Retirement Plan") for its United States employees effective on the Distribution date. This plan will include a section 401(k) deferred compensation account ("401(k) account"), a company matching contribution account, a performance account, and a transition account for each eligible employee as described below.

    The defined contribution accounts for transferring employees under the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the "Baxter Incentive Investment Plan"), Baxter's qualified section 401(k) profit sharing plan, will be transferred to the Allegiance Retirement

Plan. The Allegiance Retirement Plan will establish a fund to hold the Baxter stock currently held on behalf of Allegiance employees in the Baxter Incentive Investment Plan. The Allegiance Retirement Plan will allow participants to redirect the balances of their Allegiance Retirement Plan accounts that are invested in the Baxter stock fund but will not allow participants to direct that their plan accounts make new investments in Baxter stock within the Allegiance Retirement Plan.

    401(k) ACCOUNT AND COMPANY MATCHING CONTRIBUTION ACCOUNT

    Employees of Allegiance will be eligible to contribute to the Allegiance 401(k) account on or after the Distribution Date. Participants may elect to contribute, on a before-tax basis, up to twelve percent of their annual base compensation into their 401(k) accounts. Allegiance will match the first three percent of the participant's annual base compensation contributed to the plan on a dollar for dollar basis.

    PERFORMANCE ACCOUNT

    Subject to the terms of the Allegiance Retirement Plan, employees of Allegiance will be eligible to receive contributions to their performance accounts under such plan. Allegiance will make annual contributions to each performance account equal to three percent of a participant's annual base compensation.

    In addition, Allegiance may make additional performance account contributions on a discretionary basis as certain performance measures are achieved. The additional contributions will be allocated to each eligible participant's account in proportion to each participant's annual base compensation. These additional discretionary contributions may be made more frequently or less frequently than the annual three percent contribution.

    TRANSITION ACCOUNT

    Allegiance recognizes that certain longer service employees need additional benefits to assist in transitioning from Baxter's United States Pension Plan to Allegiance's Retirement Plan. Contributions to a transition account within Allegiance's Retirement Plan will be provided to two groups of Allegiance employees.

    Employees with at least 55 "points" and 10 years of "benefit service" (as determined under the terms of the Baxter Pension Plan explained on page 49) as of the Distribution Date will have transition profit sharing contributions made annually over an eight year period, and each of these contributions will be equal to not less than 3% and not more than 8% of the participant's annual base compensation, depending on the participant's points under the Baxter Pension Plan as of the Distribution Date. The named executive officers eligible to receive contributions to the transition account are as follows: Mr. Knight -- 0%; Mr. Damico -- 3%; Ms. White -- 0%; Mr. Zollars -- 3%; and Ms. Gaumer -- 3%.

    Allegiance employees who have at least 15 years of "benefit service" but less than 55 "points" (as determined under the terms of the Baxter Pension Plan explained on page 49) as of the Distribution Date will receive transition profit sharing contributions made annually over an eight year period, and each of these contributions will be equal to 2% of the participant's annual base compensation.

    ALLEGIANCE EXCESS PLAN

    Federal income tax laws limit the amount Allegiance may contribute to the accounts of certain highly compensated participants under the Allegiance Retirement Plan. Federal income tax laws also limit the amount participants may contribute to their accounts under the Allegiance Retirement Plan. Allegiance will adopt an unfunded non-qualified excess plan (the "Allegiance Excess Plan") that will credit participants affected by the limits with the amount of contributions that the participants would have contributed or that Allegiance would have contributed on their behalf to the Allegiance Retirement Plan but for such limits.

    BAXTER PENSION PLAN

    Eligible Allegiance employees (transferring employees) will continue to participate for purposes of benefit accruals in the Baxter Pension Plan through the Distribution Date. All benefit accruals for

Allegiance employees in the Baxter Pension Plan cease as of the Distribution Date and all Allegiance employees will be fully vested in their accrued benefits under the Baxter Pension Plan as of such date. The terms of the Baxter Pension Plan will be amended with respect to Allegiance employees to impute certain compensation paid by Allegiance during 1996 in order to provide for a full year's earnings for 1996 to be included in determining the Final Average Pay of transferring employees. Allegiance employees with vested accrued benefits in the Baxter Pension Plan will have those benefits maintained by the Baxter Pension Plan until they are eligible or required to receive them.

    EMPLOYEE STOCK PURCHASE PLAN

    Allegiance will adopt an employee stock purchase plan for its United States employees, as described in Section 423 of the Code. All active employees of Allegiance and its United States subsidiaries will be eligible to participate in the Plan. The employee stock purchase plan makes available shares of Allegiance Stock for purchase by eligible employees through payroll deductions at a maximum rate to be determined by the Committee. The purchase price per share will be equal to 85% of the lesser of the fair market value of Allegiance Stock on the effective date of subscription or the fair market value of Allegiance Stock on the date of exercise. 2,000,000 shares will be reserved for issuance under this plan.

COMPENSATION COMMITTEE INTERLOCKS DISCLOSURE AND INSIDER PARTICIPATION

    There are no compensation committee interlocks.

       OWNERSHIP OF ALLEGIANCE COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

    Until the Distribution Date, Baxter will own all of the outstanding shares of Allegiance Stock. No person or group is anticipated to be the beneficial owner of more than five per cent of Allegiance Stock outstanding as of the Distribution Date based upon the number of outstanding shares of Baxter Stock on June 1, 1996. The following table sets forth information, as of June 1, 1996, with respect to the expected beneficial ownership of Baxter Stock by each director and named executive officer of Allegiance and by all directors and executive officers of Allegiance as a group. The information relating to directors and named executive officers is furnished by the respective directors and officers. No director or named executive officer of Allegiance beneficially owned more than one per cent of the outstanding Baxter Stock. All Allegiance directors and executive officers as a group own less than one per cent of the outstanding Baxter Stock. It is not expected that any director or executive officer of Allegiance will own more than one per cent of the outstanding Allegiance Stock.


                                                                                  BAXTER STOCK
                                                                                  BENEFICIALLY       RIGHT TO
NAME OF BENEFICIAL OWNER OR GROUP                                                    OWNED            ACQUIRE
------------------------------------------------------------------------------  ----------------  ---------------
Lester B. Knight..............................................................        281,742(1)         46,757
Joseph F. Damico..............................................................        195,416(1)         32,140
Silas S. Cathcart.............................................................          7,334(1)        --
David W. Grainger.............................................................         32,500(1)        --
Arthur F. Golden..............................................................         --               --
Michael D. O'Halleran.........................................................         --              --
Kenneth D. Bloem..............................................................         --              --
Connie Curran, Ed.D...........................................................         --              --
Kathy Brittain White..........................................................          19,400  (1)        10,000
Gail Gaumer...................................................................          86,832  (1)        20,320
Robert J. Zollars.............................................................          90,711  (1)        28,451
All Directors and Executive Officers..........................................       1,178,092  (1)       236,592


------------------------

(1) Amounts to less than one per cent; total includes all shares listed under right to acquire.

    CERTAIN TRANSACTIONS

    Allegiance has in the past engaged in numerous transactions with Baxter. Such transactions have included, among other things, the extension of inter-company loans, the provision of various other types of financial support by or to Baxter, and the sharing of services and administration and the costs thereof. See "ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE -- REORGANIZATION AGREEMENT."

    HART-SCOTT-RODINO FILING REQUIREMENT

    Any person receiving shares of Allegiance Stock pursuant to the Distribution and meeting the criteria set forth below may be required to file a Pre-merger Notification and Report pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). In general, if (i) a person receiving shares of Allegiance Stock pursuant to the Distribution would own, upon consummation of the Distribution, Allegiance Stock that exceeds $15 million in value, (ii) certain jurisdictional requirements are met and (iii) no exemption applies, then the HSR Act would require that such person file a Pre-merger Notification and Report Form and observe the applicable waiting periods under the HSR Act prior to acquiring Allegiance Stock pursuant to the Distribution.

    If such waiting periods have not expired or been terminated at the Distribution Date with respect to such recipient, Baxter may be required to deliver such recipient's shares of Allegiance Stock into an escrow facility pending the expiration or termination of such waiting period. Holders of Baxter Stock are urged to consult their legal counsel to determine whether the requirements of the HSR Act will apply to the receipt by them of shares of Allegiance Stock in the Distribution.

                    DESCRIPTION OF ALLEGIANCE CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


    The authorized capital stock of Allegiance will consist of 200,000,000 shares of Allegiance Stock and 20,000,000 shares of preferred stock, par value $.01 per share (the "Allegiance Preferred Stock"). No shares of Allegiance Preferred Stock will be issued in connection with the Distribution. Based on the number of shares of Baxter Stock outstanding as of June 1, 1996, up to approximately 54.4 million shares of Allegiance Stock will be issued to stockholders of Baxter in the Distribution. All of the shares of Allegiance Stock issued in the Distribution will be validly issued, fully paid and non-assessable. The following summary description of the capital stock of Allegiance is qualified in its entirety by reference to the proposed forms of the Certificate of Incorporation and By-laws of Allegiance, forms of which are attached hereto as exhibits.


ALLEGIANCE STOCK

    Holders of Allegiance Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and, except with respect to the election of directors which requires a plurality of the votes cast, and except as described under "CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND STATE LAW -- CERTIFICATE OF INCORPORATION, BY-LAWS AND STATE LAW -- AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS", a majority of the votes cast is required for all action to be taken by stockholders. Holders of Allegiance Stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription, redemption, sinking fund or conversion rights. Subject to preferences that may be applicable to holders of any outstanding shares of any Allegiance Preferred Stock, holders of Allegiance Stock are entitled to such dividends as may be declared by the Allegiance Board out of funds legally available therefor. Upon any liquidation, dissolution or winding-up of Allegiance, the assets legally available for distribution to stockholders are distributable ratably among the holders of Allegiance Stock at that time outstanding, subject to prior distribution rights of creditors of Allegiance and to the preferential rights of any outstanding shares of Allegiance Preferred Stock.

ALLEGIANCE PREFERRED STOCK

    Under the Certificate of Incorporation the Allegiance Board is authorized to provide for the issuance of Allegiance Preferred Stock, in one or more series, and to determine, with respect to any such series, the designations, voting powers, preferences and rights of such series, and such qualifications, limitations or restrictions thereof, as the Allegiance Board shall determine. See "CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND STATE LAW -- CERTIFICATE OF INCORPORATION AND BY-LAWS." In connection with the Rights Agreement to be adopted by Allegiance, the Allegiance Board will designate a series of Preferred Stock (the "Preferred Shares"). See "-- Allegiance Rights Agreement."

ALLEGIANCE RIGHTS AGREEMENT

    Prior to the Distribution, it is expected that the Allegiance Board will adopt a Rights Agreement (the "Rights Agreement") between Allegiance and First Chicago Trust Company of New York (the "Rights Agent") and cause to be issued one preferred share purchase right (a "Right") with each share of Allegiance Stock issued to holders of Baxter Stock at the close of business on the Record Date.


    Each Right will entitle the registered holder to purchase from Allegiance one one-hundredth of a share of the Series A Junior Participating Preferred Stock (a "Preferred Share") at a price of $65 per one one-hundredth of a Preferred Share (the "Purchase Price") subject to adjustment. The terms of the Rights will be set forth in the Rights Agreement. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Rights Agreement, which is attached hereto as an exhibit.


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    Until the earlier to  occur of (i) 10  days following a public  announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Allegiance Stock (an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Allegiance Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Allegiance Stock (the earlier of (i) and (ii) being the "Rights Distribution Date"), the Rights will be evidenced, with respect to any shares of Allegiance Stock outstanding as of the Record Date, by such Allegiance Stock certificates with a copy of a summary of rights attached thereto.

    The Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Allegiance Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), new Allegiance Stock certificates issued after the Record Date upon transfer or new issuance of Allegiance Stock will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Allegiance Stock outstanding, even without such notation or a copy of the summary of rights being attached thereto, will also constitute the transfer of the Rights associated with the Allegiance Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Allegiance Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on October 1, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Allegiance, in each case, as described below.

    The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash (other than a regular quarterly cash dividend out of the earnings or retained earnings of Allegiance), assets (other than a dividend payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of Allegiance Stock or a stock dividend on Allegiance Stock payable in Allegiance Stock or subdivisions, consolidations or combinations of Allegiance Stock occurring, in any such case, prior to the Rights Distribution Date.

    Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Allegiance Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share. Each Preferred Share will have 100 votes, voting together with the Allegiance Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Allegiance Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Allegiance Stock. The Rights are protected by customary anti-dilution provisions.

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
    Because of the nature of the dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Allegiance Stock.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Allegiance Stock having a market value of two times the exercise price of the Right. In the event that Allegiance is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group of affiliated or associated persons has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time after any person or group of affiliates or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Allegiance Stock, the Allegiance Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Allegiance Stock, or one one-hundredth of a Preferred Share (or of a share of a class or series of Allegiance Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of Allegiance, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

    In general, Allegiance may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Allegiance Stock or other consideration deemed appropriate by the Allegiance Board) at any time until ten days following the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person. Immediately upon the action of the Allegiance Board authorizing any redemption, the Rights will terminate and the only right of the holders of the Rights will be to receive the redemption price.

    The terms of the Rights may be amended by the Allegiance Board without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Allegiance, including, without limitation, the right to vote or to receive dividends.

    The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Allegiance on terms not approved by the Allegiance Board. The Rights should not interfere with any merger or other business combination approved by the Allegiance Board because the Rights may be redeemed by Allegiance until the tenth day following the first public announcement that a person or group has become an Acquiring Person.

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
           CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE
              CERTIFICATE OF INCORPORATION, BY-LAWS AND STATE LAW

CERTIFICATE OF INCORPORATION AND BY-LAWS


    The Certificate of Incorporation and the By-laws of Allegiance contain certain provisions that could make more difficult the acquisition of Allegiance by means of a tender offer, proxy contest or otherwise. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the By-laws, forms of which are attached hereto as exhibits.


    CLASSIFIED BOARD OF DIRECTORS.

    The Certificate of Incorporation of Allegiance provides that the Allegiance directors (other than those who may be elected by the holders of any series of Preferred Shares under specified circumstances), will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. Immediately after the Distribution, the Allegiance Board will consist of the persons referred to in "ALLEGIANCE MANAGEMENT -- DIRECTORS." The Certificate of Incorporation provides that the term of office of the first class will expire at the 1997 annual meeting of stockholders, the term of office of the second class will expire at the 1998 annual meeting of stockholders and the term of office of the third class will expire at the 1999 annual meeting of stockholders.

    The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Allegiance Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Allegiance Board. Such a delay may help ensure that Allegiance's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Allegiance Board would be beneficial to Allegiance and its stockholders and whether or not a majority of Allegiance's stockholders believe that such a change would be desirable.

    The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Allegiance, even though such an attempt might be beneficial to Allegiance and its stockholders. The classification of the Allegiance Board could thus increase the likelihood that incumbent directors will retain their position. In addition, because the classification provisions may discourage accumulations of large blocks of Allegiance's stock by purchasers whose objective is to take control of Allegiance and remove a majority of the Allegiance Board, the classification of the Allegiance Board could tend to reduce the likelihood of fluctuations in the market price of Allegiance Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Allegiance Stock at a higher market price than might otherwise be obtainable.

    NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL.

    The Allegiance Certificate of Incorporation provides that, subject to any rights of holders of Allegiance Preferred Stock to elect additional directors under specific circumstances, the number of directors will be the number from time to time fixed by the Allegiance Board. In addition, the Certificate of Incorporation provides that, subject to any rights of holders of Allegiance Preferred Shares, any vacancy that results from an increase in the number of directors or for any other reason, may be filled by a majority of directors then in office. Accordingly, absent an amendment to the Allegiance Certificate of Incorporation, the Allegiance Board could prevent any stockholder from enlarging the Allegiance Board and filling the new directorships created thereby with such stockholder's own nominees. Under the Delaware Law, unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may only be removed by the stockholders for cause.

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
    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS.

    The Allegiance Certificate of Incorporation prohibits stockholder action by written consent in lieu of a meeting. The By-laws provide that special meetings of the stockholders may be called only (a) by the chairman of the board or the secretary, and shall be called upon a request signed by a majority of the directors or (b) by resolution of the directors.

    The provisions of the Certificate of Incorporation of Allegiance prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called at the request of a majority of the Board. These provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Allegiance Board by calling a special meeting of stockholders prior to the time a majority of the Board believes such consideration to be appropriate.

   ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND STOCKHOLDER
    PROPOSALS REQUIRED.

    The Allegiance By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of Allegiance (the "Stockholder Notice Procedure").

    The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Allegiance Board, or by a stockholder who has given timely written notice to the Secretary of Allegiance prior to the meeting at which directors are to be elected, will be eligible for election as directors of Allegiance. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Allegiance Board or by a stockholder who has given timely written notice to the Secretary of Allegiance of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by Allegiance not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (if the date of any other annual meeting is advanced by more than 30 days from such anniversary date, not later than the 10th day after the notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was made). Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by Allegiance not earlier than the 90th day before such meeting and not later than the 10th day after the notice of the date of the special meeting was mailed or public announcement of the date of such meeting was made. For the purpose of determining whether a stockholder's notice is timely delivered in connection with the 1997 annual meeting, the first anniversary of the previous year's annual meeting is deemed to be May 1, 1997.

    Under the Stockholder Notice Procedure, a stockholder's notice to Allegiance proposing to nominate a person for election as a director must contain certain information including, without limitation, the name and address of the nominating stockholder, the class and number of shares of stock of Allegiance which are owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholders, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of Allegiance beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting

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determines that a person  was not nominated, or  other business was not  brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Allegiance Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Allegiance Board, to inform Stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Allegiance Board, will provide the Allegiance Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

    Although the By-laws do not give the Allegiance Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Allegiance and its stockholders.

   AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF
    INCORPORATION AND BY-LAWS

    Under  Delaware  Law, the  stockholders have  the right  to adopt,  amend or repeal the by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, under Delaware Law, if the certificate of incorporation so provides, the by-laws may be adopted, amended or repealed by the board of directors. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation relating to the prohibition of stockholder action without a meeting; the number, election and term of Allegiance's directors; and the issuance of rights. The By-laws may be amended by the Allegiance Board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. These 66 2/3% voting requirements will have the effect of making more difficult any amendment by stockholders of the By-laws or of any of the provisions of the Certificate of Incorporation described above, even if a majority of Allegiance's stockholders believe that such amendment would be in their best interests.

STATE LAW

    ANTITAKEOVER LEGISLATION

    Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any interested stockholder for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or
(iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the

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corporation,  or is  an affiliate  or associate of  the corporation  and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

    Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude Allegiance from the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring Allegiance to negotiate in advance with the Allegiance Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    LIMITATION OF LIABILITY OF DIRECTORS

    The Allegiance Certificate of Incorporation provides that a director of Allegiance will not be personally liable to Allegiance or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Allegiance or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

    While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of Allegiance only if he or she is a director of Allegiance and is acting in his or her capacity as director, and do not apply to officers of Allegiance who are not directors.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Allegiance Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of Allegiance, and each person who serves or may have served at the request of Allegiance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by Allegiance to the fullest extent permitted from time to time by Delaware law, as the same exists or may hereafter be amended, except with respect to an action commenced by such directors or officers against Allegiance or by such directors or officers as a derivative action.

    The Certificate of Incorporation provides that the right to indemnification and the payment of expenses conferred in the Certificate of Incorporation will not be exclusive of any other right which any person may have or may in the future acquire under any agreement, vote of stockholders or disinterested directors or otherwise. The Certificate of Incorporation permits Allegiance to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Allegiance, or is serving at the request of Allegiance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Allegiance would have the power to indemnify such person against such liability under the Certificate of Incorporation or Delaware Law. Allegiance intends to obtain directors and officers liability insurance providing coverage to its directors and officers.

    ADDITIONAL INFORMATION

    There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of Allegiance in which indemnification would be required or permitted by the Certificate of Incorporation.

                             ALLEGIANCE CORPORATION
                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2

Combined Statements of Income..............................................................................        F-3

Combined Balance Sheets....................................................................................        F-4

Combined Statements of Cash Flows..........................................................................        F-5

Combined Statements of Equity..............................................................................        F-6

Notes to Combined Financial Statements.....................................................................        F-7

Schedule II -- Valuation and Qualifying Accounts...........................................................       F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Baxter International Inc.

    In  our opinion,  the accompanying combined  balance sheets  and the related combined statements of income, cash flows and equity present fairly, in all material respects, the financial position of Allegiance Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Baxter International Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    Our audits of the combined financial statements of Allegiance also included an audit of Financial Statement Schedule II appearing on page F-19 of this Form
10. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

Price Waterhouse LLP
Chicago, Illinois
June 26, 1996

                             ALLEGIANCE CORPORATION
                         COMBINED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,           YEARS ENDED DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1996       1995       1995       1994       1993
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    (UNAUDITED)
Net sales.....................................................  $   2,201  $   2,485  $   4,922  $   5,109  $   5,019
Costs and expenses
  Cost of goods sold..........................................      1,746      1,940      3,878      3,731      3,613
  Selling, general and administrative expenses................        345        384        756      1,005      1,061
  Restructuring charges.......................................     --         --             76     --            484
  Goodwill amortization.......................................         18         19         38         41         41
  Other (income) expense......................................         (1)         2       (302)        (6)       (26)
                                                                ---------  ---------  ---------  ---------  ---------
    Total costs and expenses..................................      2,108      2,345      4,446      4,771      5,173
                                                                ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes.............................         93        140        476        338       (154)
Income tax expense (benefit)..................................         36         55        203        123        (86)
                                                                ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of accounting change...         57         85        273        215        (68)
Cumulative effect of change in accounting for other
 postemployment benefits, net of income tax benefit of $3.....     --         --         --         --             (5)
                                                                ---------  ---------  ---------  ---------  ---------
    Net income (loss).........................................  $      57  $      85  $     273  $     215  $     (73)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

                             ALLEGIANCE CORPORATION
                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)


                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1995       1994
                                                                                   JUNE 30,    ---------  ---------
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)
Current assets
  Cash and equivalents..........................................................   $       5   $       1  $       3
  Accounts receivable, net of allowance for doubtful accounts of $27 at June 30,
   1996, and $18 and $17 at December 31, 1995 and 1994, respectively............         450         487        635
  Notes and other current receivables...........................................          26          59        246
  Inventories...................................................................         656         684        721
  Short-term deferred income taxes..............................................         119         129        145
  Prepaid expenses..............................................................          16          12         25
                                                                                  -----------  ---------  ---------
    Total current assets........................................................       1,272       1,372      1,775
                                                                                  -----------  ---------  ---------
Property, plant and equipment
  Property, plant and equipment.................................................       1,523       1,307      1,330
  Accumulated depreciation and amortization.....................................         663         429        410
                                                                                  -----------  ---------  ---------
  Net property, plant and equipment.............................................         860         878        920
                                                                                  -----------  ---------  ---------
Other assets
  Goodwill and other intangibles................................................       1,096       1,116      1,214
  Other.........................................................................          65          78        122
                                                                                  -----------  ---------  ---------
    Total other assets..........................................................       1,161       1,194      1,336
                                                                                  -----------  ---------  ---------
      Total assets..............................................................   $   3,293   $   3,444  $   4,031
                                                                                  -----------  ---------  ---------
                                                                                  -----------  ---------  ---------
Current liabilities
  Accounts payable and accrued liabilities......................................   $     550   $     692  $     720
Long-term deferred income taxes.................................................         115         110         54
Other noncurrent liabilities....................................................          68          64        188
Equity
  Divisional retained earnings..................................................       1,750       1,768      2,259
  Equity investment of parent...................................................         810         810        810
                                                                                  -----------  ---------  ---------
    Total equity................................................................       2,560       2,578      3,069
                                                                                  -----------  ---------  ---------
      Total liabilities and equity..............................................   $   3,293   $   3,444  $   4,031
                                                                                  -----------  ---------  ---------
                                                                                  -----------  ---------  ---------


    The accompanying notes are an integral part of these combined financial statements.

                             ALLEGIANCE CORPORATION
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                   SIX MONTHS ENDED JUNE
                                                                            30,                YEARS ENDED DECEMBER 31,
                                                                  ------------------------  -------------------------------
                                                                      1996         1995       1995       1994       1993
                                                                  -------------  ---------  ---------  ---------  ---------
                                                                        (UNAUDITED)
                                                                               (BRACKETS DENOTE CASH OUTFLOWS)
Cash flow provided by operations
  Income (loss) before cumulative effect of accounting change...    $      57    $      85  $     273  $     215  $     (68)
  Adjustments
    Depreciation and amortization...............................           73           83        165        223        221
    Deferred income taxes.......................................           16           19         50          3       (199)
    Gain on asset dispositions, net.............................       --                4       (263)       (11)       (36)
    Restructuring charges.......................................       --           --             76     --            484
    Other.......................................................       --                2          5          2         11
  Changes in balance sheet items
    Accounts receivable.........................................           69           31         73          8         (6)
    Inventories.................................................           24          (76)        29         86       (124)
    Accounts payable and other current liabilities..............          (88)          14       (120)       (43)        78
    Restructuring program payments..............................          (21)         (29)       (62)       (54)       (18)
    Other.......................................................            6            6         27         (7)        (7)
                                                                          ---    ---------  ---------  ---------  ---------
  Cash flow provided by operations..............................          136          139        253        422        336
                                                                          ---    ---------  ---------  ---------  ---------
Investment transactions
  Capital expenditures..........................................          (33)         (48)      (112)      (122)      (273)
  Acquisitions (net of cash received)...........................          (14)      --             (5)        (2)       (14)
  Proceeds from asset dispositions..............................          (10)         178        626        107         68
                                                                          ---    ---------  ---------  ---------  ---------
  Investment transactions, net..................................          (57)         130        509        (17)      (219)
                                                                          ---    ---------  ---------  ---------  ---------
Financing transactions
  Payments to Baxter International Inc..........................          (75)        (268)      (764)      (402)      (119)
                                                                          ---    ---------  ---------  ---------  ---------
  Financing transactions, net...................................          (75)        (268)      (764)      (402)      (119)
                                                                          ---    ---------  ---------  ---------  ---------
Increase (decrease) in cash and equivalents.....................            4            1         (2)         3         (2)
Cash and equivalents at beginning of period.....................            1            3          3     --              2
                                                                          ---    ---------  ---------  ---------  ---------
Cash and equivalents at end of period...........................    $       5    $       4  $       1  $       3  $  --
                                                                          ---    ---------  ---------  ---------  ---------
                                                                          ---    ---------  ---------  ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

                             ALLEGIANCE CORPORATION
                         COMBINED STATEMENTS OF EQUITY
                                 (IN MILLIONS)


                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1995       1994       1993
                                                                       SIX MONTHS    ---------  ---------  ---------
                                                                       ENDED JUNE
                                                                           30,
                                                                          1996
                                                                      -------------
                                                                       (UNAUDITED)
Divisional retained earnings
  Beginning balance.................................................    $   1,768    $   2,259  $   2,446  $   2,633
  Net income (loss).................................................           57          273        215        (68)
  Payments to Baxter International Inc..............................          (75)        (764)      (402)      (119)
                                                                      -------------  ---------  ---------  ---------
  Ending balance....................................................        1,750        1,768      2,259      2,446
                                                                      -------------  ---------  ---------  ---------
Equity investment of parent.........................................          810          810        810        810
                                                                      -------------  ---------  ---------  ---------
    Total equity....................................................    $   2,560    $   2,578  $   3,069  $   3,256
                                                                      -------------  ---------  ---------  ---------
                                                                      -------------  ---------  ---------  ---------


    The accompanying notes are an integral part of these combined financial statements.

                             ALLEGIANCE CORPORATION
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE BUSINESS
    On November 27, 1995, the board of directors of Baxter International Inc. ("Baxter") approved in principle a plan to distribute to Baxter stockholders all of the outstanding stock of its health-care cost management business in a spin-off transaction (the "Distribution") which is expected to be tax-free. Allegiance Corporation ("Allegiance" or the "company") operates in a single industry segment as a leading provider of medical products and services that help its health-care customers manage and reduce the total cost of providing patient care. Through its nationwide distribution network, Allegiance distributes a broad offering of medical, surgical and laboratory supplies, including its own self-manufactured surgical and respiratory-therapy products, to hospital and alternate-care customers. Allegiance also provides cost management services to its health-care customers through inventory management programs, customized packaging, and procedure and process consulting. The delivery of such a broad array of product and service offerings requires focused investments in cost management services, information systems and manufacturing efficiencies.

    The Distribution is expected to occur in late 1996 and will result in Allegiance operating as an independent entity with publicly traded common stock. Baxter will have no ownership interest in Allegiance after the spin-off but will continue to conduct business as described in the Reorganization and other agreements outlined in Note 8 to the Combined Financial Statements. However, Baxter will, unless released by third parties, remain liable for certain lease, guarantee and other obligations and liabilities that are transferred to and assumed by Allegiance. Allegiance will be obligated by the Reorganization agreement to indemnify Baxter against liabilities related to those transferred obligations and liabilities.

    Allegiance's historical results of operations in 1995, 1994 and 1993 include revenues and expenses related to certain divested businesses. The Industrial and Life Sciences division was sold in September 1995 and the diagnostics manufacturing businesses were sold in December 1994. See Note 3 to the Combined Financial Statements for additional information related to these divestitures.

    The   following  table  presents  selected  financial  data  for  Allegiance excluding the revenue and expenses associated with these divested businesses:

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,           YEARS ENDED DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1996       1995       1995       1994       1993
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    (UNAUDITED)     (IN MILLIONS)
Net sales.....................................................  $   2,201  $   2,244  $   4,575  $   4,314  $   4,249
Costs and expenses
  Cost of goods sold..........................................      1,746      1,770      3,625      3,311      3,245
  Selling, general and administrative expenses................        345        346        701        711        746
  Restructuring charges.......................................     --         --         --         --            304
  Goodwill amortization.......................................         18         18         37         37         37
  Other (income) expense......................................         (1)         2        (33)        (3)       (44)
                                                                ---------  ---------  ---------  ---------  ---------
    Total costs and expenses..................................      2,108      2,136      4,330      4,056      4,288
                                                                ---------  ---------  ---------  ---------  ---------
Pretax income (loss)..........................................         93        108        245        258        (39)
Income tax expense (benefit)..................................         36         42         94        101        (13)
                                                                ---------  ---------  ---------  ---------  ---------
    Income (loss).............................................  $      57  $      66  $     151  $     157  $     (26)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the combined financial statements. These policies are in conformity with generally accepted accounting principles and have been applied consistently in all material respects. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    BASIS OF PRESENTATION

    The accompanying combined financial statements include those assets, liabilities, revenues and expenses directly attributable to Allegiance's operations. These financial statements have been prepared as if Allegiance had operated as a free-standing entity for all periods presented. Operations outside the United States and Puerto Rico, which are not significant, are included in the combined financial statements on the basis of fiscal years ending November 30.

    The financial information included herein does not necessarily reflect what the financial position and results of operations of Allegiance would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

    INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the interim combined financial statements reflect all adjustments necessary for a fair presentation of the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

    CASH AND EQUIVALENTS

    Cash   and  equivalents  include  cash,   cash  investments  and  marketable
securities with original maturities of three months or less. Cash payments for income taxes related to Allegiance's operations were made by Baxter.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market. Market for raw materials is based on replacement costs and for other inventory classifications on net realizable value. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

    Inventories consisted of the following:

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1995       1994
                                                                                 ---------  ---------
                                                                    JUNE 30,
                                                                      1996
                                                                  -------------
                                                                   (UNAUDITED)
                                                                             (IN MILLIONS)
Raw materials...................................................    $      63    $      54  $      64
Work in process.................................................           53           49         55
Finished products...............................................          540          581        602
                                                                        -----    ---------  ---------
    Total inventories...........................................    $     656    $     684  $     721
                                                                        -----    ---------  ---------
                                                                        -----    ---------  ---------

    PROPERTY, PLANT AND EQUIPMENT

    Property,   plant  and  equipment  are  stated  at  cost.  Depreciation  and amortization are provided for financial reporting purposes principally on the straight-line method over the following estimated

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
useful lives: buildings and leasehold improvements, 20 to 44 years; machinery and other equipment, 3 to 20 years; equipment leased or rented to customers, 1 to 5 years. Leasehold improvements are depreciated over the life of the related facility leases or the asset whichever is shorter. Straight-line and accelerated methods of depreciation are used for income tax purposes.

    Property, plant and equipment consisted of the following:

                                                                            DECEMBER 31,
                                                                        --------------------
                                                                          1995       1994
                                                                        ---------  ---------
                                                                           (IN MILLIONS)
Land..................................................................  $     102  $     104
Buildings and leasehold improvements..................................        396        386
Machinery and equipment...............................................        724        778
Equipment leased or rented to customers...............................         14         16
Construction in progress..............................................         71         46
                                                                        ---------  ---------
  Total property, plant and equipment, at cost........................      1,307      1,330
Accumulated depreciation and amortization.............................       (429)      (410)
                                                                        ---------  ---------
    Net property, plant and equipment.................................  $     878  $     920
                                                                        ---------  ---------
                                                                        ---------  ---------

    Depreciation expense was $106, $154 and $156 million in 1995, 1994 and 1993, respectively. Repairs and maintenance expense was $36 million in 1995, $30 million in 1994 and $33 million in 1993.

    GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over estimated useful lives not exceeding 40 years. Based upon management's assessment of the future undiscounted operating cash flows of acquired businesses, the carrying value of goodwill at December 31, 1995, has not been impaired. As of December 31, 1995 and 1994, goodwill was $1,092 million and $1,170 million, respectively, net of accumulated amortization of $369 million and $345 million, respectively.

    Other intangible assets include purchased patents, trademarks, deferred charges and other identified rights which are amortized on a straight-line basis over their legal or estimated useful lives, whichever is shorter (generally not exceeding 17 years). As of December 31, 1995 and 1994, other intangibles were $24 million and $44 million, respectively, net of accumulated amortization of $46 million and $38 million, respectively.

    INCOME TAXES

    Allegiance's operations were historically included in Baxter's consolidated U.S. federal and state income tax returns and in the tax returns of certain Baxter foreign subsidiaries. The provision for income taxes has been determined as if Allegiance had filed separate tax returns under its existing structure for the periods presented. Accordingly, the effective tax rate of Allegiance in future years could vary from its historical effective rates depending on Allegiance's future legal structure and tax elections. All income taxes are settled with Baxter on a current basis through the "Divisional Retained Earnings" account.

    Provision has been made for income taxes in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes."

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DERIVATIVES

    Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses relating to qualifying hedges of firm commitments or anticipated transactions also are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs.

3.  ACQUISITIONS, INVESTMENTS IN AFFILIATES AND DIVESTITURES

    ACQUISITIONS

    Allegiance invested $5 million in 1995, $2 million in 1994 and $14 million in 1993 for acquisitions accounted for as purchase transactions and investments in affiliated companies. Had the acquisitions taken place on January 1, consolidated results in the year of acquisition would not have been materially different from reported results. These acquisitions involved no significant change in Allegiance's strategic direction and were made to acquire technologies, broaden product lines and expand market coverage.

    DIVESTITURES

    In 1995, Allegiance disposed of several businesses or product lines which resulted in a net gain of $141 million (net of $122 million in related income tax expense). The majority of the net gain for 1995 related to the divestiture of Allegiance's Industrial and Life Sciences Division ("Industrial") to VWR Corporation for approximately $400 million in cash and $25 million in deferred payments, resulting in a gain of $268 million. As part of the divestiture, Allegiance will continue to supply its self-manufactured products and supplies sold in non-health-care markets to VWR Corporation under a long-term distribution agreement. Allegiance disposed of or discontinued several minor non-strategic or unprofitable product lines or investments which resulted in a net gain of $8 million (net of $3 million in related income tax expense) in 1994 and $22 million (net of $14 million in related income tax expense) in 1993. The majority of these transactions resulted in the disposition of Allegiance's entire interest in such product lines and investments.

    Proceeds from divestitures were $626 million in 1995, $107 million in 1994 and $68 million in 1993. Proceeds in 1995 included approximately $400 million for the Industrial divestiture discussed earlier. The divestiture of the diagnostics manufacturing business discussed in Note 4 to the Combined Financial Statements included proceeds of approximately $200 million in 1995 and $44 million in 1994.

4.  RESTRUCTURING CHARGES
    In November 1993, Baxter's board of directors approved a series of strategic actions to improve shareholder value and reduce costs. The strategic actions of the program were designed in part to make the Allegiance Business more efficient and responsive in addressing the changes occurring in the U.S. health-care system. In November 1993, a $484 million pretax provision was recorded to cover costs associated with these restructuring initiatives. Since the announcement of the 1993 restructuring program, Allegiance has implemented, or is in the process of implementing, all of the major strategic actions associated with the restructuring program, which is expected to be completed in 1997.

    Included in the 1993 restructuring plan was the intent to divest the diagnostics manufacturing businesses and a valuation allowance was established as a component of the 1993 restructuring charge. In December 1994, subject to certain settlement provisions, the divestiture of these businesses was completed and net proceeds were received of approximately $44 million in cash, $200 million in

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

4.  RESTRUCTURING CHARGES (CONTINUED)
installment notes (which were collected in cash during January 1995) and $40 million in face value of preferred stock. In addition, accounts receivable were retained of approximately $85 million, which was collected from customers in the normal course of business. Allegiance has retained the rights to distribute all current diagnostics products in the U.S.

    Throughout 1995, active discussions took place with the buyer of the diagnostics businesses related to interpretations of and responsibility relative to the settlement provisions contained in the purchase and sale and related agreements. The divestiture was also significantly complicated by a dispute between the diagnostics manufacturing businesses and one of its major suppliers, which ultimately led to a lower than expected final valuation of the business. This dispute has been settled. In the third quarter of 1995, settlement negotiations were completed with the buyer of the diagnostics businesses and adjustments to the purchase price were finalized along with a revision of cost estimates to complete the divestiture. This resulted in an additional restructuring charge of approximately $76 million.

    Employee-related costs include provisions for severance, outplacement assistance, relocation and retention payments for employees in the affected operations worldwide. Since the inception of the restructuring program, approximately 1,920 of the 2,860 positions that were originally expected to be affected by the program have been eliminated. As process changes were implemented in connection with the restructuring program, it became apparent that, as certain management level positions were eliminated, other lower cost positions were added. While this has generated savings levels consistent with expectations, management has revised its targeted head count reduction to 2,230 net positions. The majority of the remaining reductions will occur in 1996 and 1997, as facility closures and consolidations are completed as planned.

    Noncash restructuring reserve utilization with respect to divestitures and asset write-downs of $160 million, $66 million and $21 million in 1994 and 1995, and for the six months ended June 30, 1996, respectively, included $118 million, $16 million and $3 million, respectively, relating to the divestiture of the diagnostics manufacturing businesses. Also included was $42 million in 1994, $50 million in 1995 and $16 million for the six months ended June 30, 1996, relating primarily to the closure of a manufacturing facility and consolidations or certain distribution facilities. The utilization relating to the diagnostics divestiture primarily represents the excess of the net assets of the businesses sold over the proceeds received. The utilization relating to the manufacturing facility closure and distribution facility consolidations primarily represents fixed asset and inventory write-downs.

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

4.  RESTRUCTURING CHARGES (CONTINUED)
    The following table summarizes the 1993 restructuring program for Allegiance businesses:

                                                                  DIVESTITURES
                                                     EMPLOYEE-      AND ASSET      OTHER
                                                   RELATED COSTS   WRITE-DOWNS     COSTS      TOTAL
                                                   -------------  -------------  ---------  ---------
                                                                     (IN MILLIONS)
Initial restructuring charge.....................    $     103      $     278    $     103  $     484
Utilization:
  Cash...........................................          (31)           (22)         (23)       (76)
  Noncash........................................       --               (160)      --           (160)
                                                         -----         ------    ---------  ---------
December 31, 1994................................    $      72      $      96    $      80  $     248
                                                         -----         ------    ---------  ---------
Utilization:
  Cash...........................................          (29)           (43)         (33)      (105)
  Noncash........................................       --                (66)      --            (66)
Adjustment to reserve............................       --                 76       --             76
                                                         -----         ------    ---------  ---------
December 31, 1995................................    $      43      $      63    $      47  $     153
                                                         -----         ------    ---------  ---------
Utilization:
  Cash...........................................          (11)           (13)         (10)       (34)
  Noncash........................................       --                (21)      --            (21)
                                                         -----         ------    ---------  ---------
June 30, 1996....................................    $      32      $      29    $      37  $      98
                                                         -----         ------    ---------  ---------
                                                         -----         ------    ---------  ---------

    The 1995 restructuring reserve balance consisted of $89 million of current and $64 million noncurrent liabilities. The balance in the 1994 reserves consisted of $80 million of current and $168 million of non-current liabilities.

5.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
    Accounts payable and accrued liabilities consisted of the following:

                                                                                     DECEMBER 31,
                                                                           1995          1994
                                                                         ---------  ---------------
                                                                               (IN MILLIONS)
Accounts payable, principally trade....................................  $     378     $     390
Employee compensation and withholdings.................................         88           109
Restructuring..........................................................         89            80
Property, payroll and other taxes......................................         40            37
Other..................................................................         97           104
                                                                         ---------         -----
Accounts payable and accrued liabilities...............................  $     692     $     720
                                                                         ---------         -----
                                                                         ---------         -----

6.  LEASE OBLIGATIONS
    Certain facilities and equipment are leased under operating leases expiring at various dates. Most of the operating leases contain renewal options. Total expense for all operating leases was $26 million in 1995, $38 million in 1994 and $38 million in 1993.

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

6.  LEASE OBLIGATIONS (CONTINUED)
    Future minimum lease payments (including interest) under noncancelable operating leases at December 31, 1995 were as follows:

                                                                            OPERATING
                                                                             LEASES
                                                                         ---------------
                                                                          (IN MILLIONS)
1996...................................................................     $      20
1997...................................................................            15
1998...................................................................            11
1999...................................................................             6
2000...................................................................             4
Thereafter.............................................................             6
                                                                                  ---
Total obligations and commitments......................................     $      62
                                                                                  ---
                                                                                  ---

7.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    CONCENTRATIONS OF CREDIT RISK

    Allegiance provides credit, in the normal course of business, to hospitals, private and government institutions, health-care agencies, insurance agencies and doctors' offices. Allegiance performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses which, when realized, have been within the range of management's allowance for doubtful accounts.

    FINANCIAL INSTRUMENT USE

    For all periods presented, Allegiance has been considered in Baxter's overall risk management strategy. As part of this strategy, Baxter uses certain financial instruments to reduce its exposure to adverse movements in foreign exchange rates. These financial instruments are not used for trading purposes.

    FOREIGN EXCHANGE RISK MANAGEMENT

    As part of implementing its strategy, Baxter has allocated to Allegiance the income and expense associated with certain option contracts used to hedge anticipated cost of production expected to be denominated in foreign currencies. The terms of these financial instruments were less than one year. Allocated net expense and the related notional amounts for these options were immaterial in all years presented. Subsequent to year-end 1995, Baxter entered into options to reduce its foreign exchange exposures. Baxter allocated to Allegiance options with a notional value of approximately $40 million to hedge anticipated costs of production expected to be denominated in foreign currency.

    FAIR VALUES OF FINANCIAL INSTRUMENTS

                                                                 CARRYING AMOUNTS        APPROXIMATE FAIR
                                                                                              VALUES
                                                              ----------------------  ----------------------
AS OF DECEMBER 31 (IN MILLIONS)                                 1995        1994        1995        1994
------------------------------------------------------------  ---------     -----     ---------     -----
Investment in affiliates....................................  $      15   $       9   $      15   $       9

    The carrying values of cash and cash equivalents, accounts receivable and payable, and accrued liabilities, approximate fair value due to the short-term maturities of these assets and liabilities.

    Investments in affiliates are accounted for by both the cost and equity methods and pertain to several minor equity investments in companies for which fair values are determined by quoted market prices and others for which fair values are not readily available, but are believed to exceed carrying amounts.

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

8.  RELATED PARTY TRANSACTIONS
    Baxter has provided to Allegiance certain legal, treasury, insurance and administrative services. Charges for these services are based on actual costs incurred by Baxter. In addition, Allegiance is the primary distributor of Baxter's intravenous solutions, cardiovascular devices and other products in the United States and also provides other services to Baxter. Negotiated fees for these distribution services have generally been under the same terms and conditions granted to independent third parties. Additionally, these fees are not materially different than the terms of the Distribution Agreement subsequent to the Distribution. A summary of related party transactions, all of which are with Baxter or Baxter affiliates, is shown in the table below (in millions):

                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
Allegiance provided:
  Distribution services to Baxter in the U.S.........................  $     214  $     206  $     201
  Administrative services to Baxter..................................  $      25  $      24  $      23
Allegiance received:
  Administrative services from Baxter................................  $      48  $      46  $      44
  International distribution services from Baxter....................  $      26  $      25  $      23

    Management believes that the basis used for allocating corporate services is reasonable. However, the terms of these transactions may differ from those that would result from transactions among unrelated parties.

    Allegiance participates in a centralized cash management program administered by Baxter. Short-term advances from Baxter or excess cash sent to Baxter has been treated as an adjustment to the "Divisional Retained Earnings" account through the Balance Sheet date. No interest is charged on this balance.

    Effective on the Distribution Date, Baxter and Allegiance will enter into a series of administrative services agreements pursuant to which Baxter and Allegiance will continue to provide, for a specified period of time, certain administrative services which each entity historically has provided to the other. These agreements require both parties to pay to each other a fee which approximates the actual costs of these services. Additionally, subsequent to the spin-off, Allegiance will have continuing significant relationships with Baxter as a distributor, customer and supplier for a wide array of health-care products and services, and for specified transitional administrative support services. See "Arrangements Between Baxter and Allegiance" included elsewhere in this Information Statement, for detailed descriptions of the related agreements.

9.  RETIREMENT AND OTHER BENEFIT PROGRAMS
    Allegiance participated in Baxter-sponsored non-contributory, defined benefit pension plans covering substantially all employees in the U.S. and Puerto Rico. The benefits were based on years of service and the employee's compensation during 5 of the last 10 years of employment as defined by the plans. Plan assets, which are maintained in a trust administered by Baxter, consist primarily of equity and fixed income securities. Baxter and Allegiance have announced their intent to freeze benefits under these plans at the date of the spin-off for Allegiance employees. Allegiance has also announced that it will not have a defined benefit pension plan to replace the Baxter plan. The pension liability related to Allegiance employees' service prior to the spin-off date will remain with Baxter.

    Pension expense associated with the Baxter-sponsored plans prior to its being frozen was $17 million, $22 million and $28 million for 1995, 1994 and 1993, respectively. The assumed discount rate applied to benefit obligations to determine 1995 pension expense was 9% and the assumed long-term rate of return on assets was 9.5% for the U.S. and Puerto Rico plans.

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9.  RETIREMENT AND OTHER BENEFIT PROGRAMS (CONTINUED)
    In addition to pension benefits, Allegiance participated in Baxter-sponsored contributory health-care and life insurance benefits for substantially all domestic retired employees. Baxter and Allegiance have announced that they will freeze benefits under these plans at the date of the spin-off for Allegiance employees. Expense associated with these benefits prior to the date of the spin-off were $9 million in 1995, $9 million in 1994 and $11 million in 1993. Allegiance has announced its intention not to establish new health-care and life insurance plans for employees retiring subsequent to the Distribution Date.

    Effective, January 1, 1993, Allegiance adopted FASB Statement No. 112, "Employers' Accounting for Postemployment Benefits" which requires accrual accounting for postemployment benefits such as disability related and workers-compensation payments. The company recorded the obligation as a cumulative effect of an accounting change for $5 million (net of $3 million in related income tax benefits). The effect of this change on 1993 operating income versus the prior method of accounting for these benefits was not material. The liability associated with these benefits was $14 million for 1995 and 1994.

    Most U.S. employees are eligible to participate in a qualified 401(k) plan. Participants may contribute up to 12% of their annual compensation (limited in 1995 to $9,240 per individual) to the plan and Allegiance matches participants' contributions, up to 3% of compensation. Matching contributions made by Allegiance were $11 million in 1995, $14 million in 1994 and $14 million 1993.

10. OTHER (INCOME) EXPENSE
    Components of other (income) expense are as follows:

                                                                          YEARS ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
                                                                                (IN MILLIONS)
Asset dispositions, net..............................................  $    (263) $     (11) $     (36)
Foreign exchange.....................................................     --              5     --
Other................................................................        (39)    --             10
                                                                       ---------        ---        ---
Total other income...................................................  $    (302) $      (6) $     (26)
                                                                       ---------        ---        ---
                                                                       ---------        ---        ---

11. INCOME TAXES
    Income (loss) before tax expense by category is as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                                                      -------------------------------
                                                                        1995       1994       1993
                                                                      ---------  ---------  ---------
                                                                               (IN MILLIONS)
U.S.................................................................  $     434  $     292  $    (191)
International.......................................................         42         46         37
                                                                      ---------  ---------  ---------
Income (loss) before income tax expense.............................  $     476  $     338  $    (154)
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES (CONTINUED)
    Income tax expense before cumulative effect of accounting change by category and by income statement classification is as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                                                      -------------------------------
                                                                        1995       1994       1993
                                                                      ---------  ---------  ---------
                                                                               (IN MILLIONS)
Current
  U.S.
    Federal.........................................................  $     124  $      91  $      79
    State and local, including Puerto Rico..........................         34         26         29
  International.....................................................         (5)         3          5
                                                                      ---------  ---------  ---------
  Current income tax expense........................................        153        120        113
                                                                      ---------  ---------  ---------
Deferred
  U.S.
    Federal.........................................................         38         (5)      (164)
    State and local, including Puerto Rico..........................          8          4        (34)
  International.....................................................          4          4         (1)
                                                                      ---------  ---------  ---------
  Deferred income tax expense (benefit).............................         50          3       (199)
                                                                      ---------  ---------  ---------
Income tax expense (benefit)........................................  $     203  $     123  $     (86)
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

    The income tax expense shown above was calculated as if Allegiance were a stand-alone entity.

    The components of deferred tax assets and liabilities are as follows:

                                                                                DECEMBER 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
                                                                                (IN MILLIONS)
Deferred tax assets
  Accrued expenses...................................................  $      70  $      60  $      60
  Restructuring costs................................................         57         77        111
  Other..............................................................     --         --              1
                                                                       ---------  ---------  ---------
    Total deferred tax assets........................................        127        137        172
                                                                       ---------  ---------  ---------
Deferred tax liabilities
  Asset basis differences............................................        107         46         70
  Other..............................................................          1     --              8
                                                                       ---------  ---------  ---------
    Total deferred tax liabilities...................................        108         46         78
                                                                       ---------  ---------  ---------
    Net deferred tax assets..........................................  $      19  $      91  $      94
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    In 1995, $22 million of deferred tax assets were transferred to Baxter. The deferred tax assets related to the asset basis difference associated with preferred stock received in connection with the divestiture of the diagnostics manufacturing businesses. Since agreements entered into with the buyer of the diagnostics manufacturing businesses require that the preferred stock be retained by Baxter for a prescribed period of time, the related deferred tax assets were transferred to Baxter.

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES (CONTINUED)
    Income tax expense differs from income tax expense calculated by using the U.S. federal income tax rate for the following reasons:

                                                                          YEARS ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
                                                                                (IN MILLIONS)
Income tax expense (benefit) at statutory rate.......................  $     166  $     118  $     (54)
Tax-exempt operations................................................        (17)       (23)       (37)
Non deductible goodwill..............................................         28         14         14
State and local taxes................................................         27         15        (12)
Foreign tax (benefit)................................................         (1)        (2)        (2)
Other................................................................     --              1          5
                                                                       ---------  ---------  ---------
  Income tax expense (benefit).......................................  $     203  $     123  $     (86)
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Allegiance has manufacturing operations outside the U.S. that benefit from reductions in local tax rates under tax incentives that will continue at least through 1998. U.S. federal income taxes, net of available foreign tax credits, on unremitted earnings deemed permanently reinvested would not be material.

12. LEGAL PROCEEDINGS
    Upon the Distribution, Allegiance will assume the defense of litigation involving claims related to Allegiance Business, including certain claims of alleged personal injuries as a result of exposure to natural rubber latex gloves described below. Allegiance has not been named as a defendant in this litigation but will be defending and indemnifying Baxter Healthcare Corporation ("BHC"), as contemplated by the Reorganization Agreement, for all expenses and potential liabilities associated with claims pertaining to this litigation. It is expected that Allegiance will be named as a defendant in future litigation and may be added as a defendant in existing litigation. (Information subsequent to June 26, 1996 is unaudited).


    BHC was one of ten defendants named in a purported class action filed in August 1993, on behalf of all medical and dental personnel in the state of California who allegedly suffered allergic reactions to natural rubber latex gloves and other protective equipment or who allegedly have been exposed to natural rubber latex products. (KENNEDY, ET AL., V. BAXTER HEALTHCARE CORPORATION, ET AL., Sup. Ct., Sacramento Co., Cal., #535632). The case alleges that users of various natural rubber latex products, including medical gloves made and sold by BHC and other manufacturers, suffered allergic reactions to the products ranging from skin irritation to systemic anaphylaxis. The Court granted defendants' demurrer to the class action allegations. On February 29, 1996, the California Appellate Court upheld the trial court's ruling. In April 1994, a similar purported class action, GREEN, ET AL. V. BAXTER HEALTHCARE CORPORATION, ET AL., (Cir. Ct., Milwaukee Co., WI, 94CV004977) was filed against Baxter and three other defendants. The class action allegations have been withdrawn, but additional plaintiffs added individual claims. On July 1, 1996, the Company was served with a similar purported class action, WOLF V. BAXTER HEALTHCARE CORP. ET AL., Circuit Court, Wayne County, MI, 96-617844NP. The Company is the only named defendant in that suit. As of September 26, 1996, 48 additional lawsuits have been served on BHC containing similar allegations of senseitization to natural rubber latex products. Allegiance intends to vigorously defend against these actions. Since none of these cases has proceeded to a hearing on the merits, Allegiance is unable to evaluate the extent of any potential liability, and unable to estimate any potential loss.


    Allegiance believes that a substantial portion of the liability and defense costs related to natural rubber latex gloves cases and claims will be covered by insurance, subject to self-insurance retentions,

                             ALLEGIANCE CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

12. LEGAL PROCEEDINGS (CONTINUED)
exclusions, conditions, coverage gaps, policy limits and insurer solvency. BHC has notified its insurance companies that it believes that these cases and claims are covered by BHC's insurance. Most of BHC's insurers have reserved their rights (i.e., neither admitted nor denied coverage), and may attempt to reserve in the future, the right to deny coverage, in whole or in part, due to differing theories regarding, among other things, the applicability of coverage and when coverage may attach. It is not expected that the outcome of these matters will have a material adverse effect on Allegiance's business, cash flow, results of operations or financial condition.

    Under the U.S. Superfund statute and many state laws, generators of hazardous waste which is sent to a disposal or recycling site are liable for cleanup of the site if contaminants from that property later leak into the environment. The law provides that potentially responsible parties may be held jointly and severally liable for the costs of investigating and remediating a site. This liability applies to the generator even if the waste was handled by a contractor in full compliance with the law.

    As of June 30, 1996, BHC has been named as a potentially responsible party for cleanup costs at ten hazardous waste sites, for which Allegiance has assumed responsibility. Allegiance's largest assumed exposure is at the Thermo-Chem site in Muskegon, Michigan. Allegiance expects that the total cleanup costs for this site will be between $44 million and $65 million, of which Allegiance's share will be approximately $5 million. This amount, net of payments of approximately $1 million, has been accrued and is reflected in Allegiance's combined financial statements. The estimated exposure for the remaining nine sites is approximately $4 million, which has been accrued and reflected in Allegiance's combined financial statements.

    BHC is a defendant in a number of other claims, investigations and lawsuits for which Allegiance has assumed responsibility. Based on the advice of counsel, management does not believe that the other claims, investigations and lawsuits individually or in the aggregate, will have a material adverse effect on Allegiance's business, cash flow, results of operations or financial condition.

13. INDUSTRY INFORMATION
    Allegiance operates in a single industry segment as a leading provider of medical products and services that help its health-care customers manage and reduce the total cost of providing patient care. Through its nationwide distribution network, Allegiance distributes a broad offering of hospital supplies, including its own self-manufactured surgical and respiratory-therapy products, to hospital and alternate-care customers. Allegiance also provides cost management services to its health-care customers through inventory management programs, customized packaging, and procedure and process consulting.

    International sales from self-manufactured products are primarily in Canada, France and Germany. For surgical products, the majority of raw materials used for the manufacture of latex gloves are located in Malaysia. None of these geographic locations represent 10% or more of net sales or identifiable assets of Allegiance.

    For the last three years, sales to customers which are members of two large hospital buying groups, Premier and VHA, Inc. ("VHA"), as a percentage of total sales were 27% and 16%, respectively in 1995, 23% and 13%, respectively in 1994, and 23% and 13%, respectively in 1993. Premier and VHA each are comprised of a group of health-care organizations which benefit from the pricing and other benefits available to members of the group. However, some members are free to purchase from the vendors of their choice. The loss of the relationship with either group would not necessarily mean the loss of sales attributable to all members of such group.

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                            (IN MILLIONS OF DOLLARS)

                                                                                        ADDITIONS
                                                      -----------------------------------------------------------------------------
                                                       BALANCE AT      CHARGED TO       CHARGED TO       DEDUCTIONS       BALANCE
                                                        BEGINNING       COSTS AND          OTHER            FROM         AT END OF
DESCRIPTION                                             OF PERIOD       EXPENSES       ACCOUNTS (A)       RESERVES        PERIOD
----------------------------------------------------  -------------  ---------------  ---------------  ---------------  -----------
Year ended December 31, 1995:
  Accounts receivable...............................    $      17       $       3        $  --            $      (2)     $      18
                                                                               --                                --
                                                                               --                                --
                                                              ---                              ---                             ---
                                                              ---                              ---                             ---
Year ended December 31, 1994:
  Accounts receivable...............................    $      13       $       7        $       1        $      (4)     $      17
                                                                               --                                --
                                                                               --                                --
                                                              ---                              ---                             ---
                                                              ---                              ---                             ---
Year ended December 31, 1993:
  Accounts receivable...............................    $      12       $       3        $  --            $      (2)     $      13
                                                                               --                                --
                                                                               --                                --
                                                              ---                              ---                             ---
                                                              ---                              ---                             ---

------------------------
(A) Valuation accounts of acquired or divested companies and foreign currency translation adjustments. Reserves are deducted from assets to which they apply.

                             INFORMATION STATEMENT
                               TABLE OF CONTENTS

DESCRIPTION                                         PAGE
-----------------------------------------------     -----
AVAILABLE INFORMATION..........................           2
SUMMARY........................................           3
SELECTED HISTORICAL FINANCIAL DATA.............           7
SUPPLEMENTARY FINANCIAL DATA...................           8
RISK FACTORS...................................           9
  UNITED STATES HEALTH-CARE ENVIRONMENT........           9
  UNITED STATES COMPETITION....................           9
  REVENUES FROM CUSTOMERS PURCHASING THROUGH
   BUYING GROUPS...............................          10
  POTENTIAL TAXABILITY.........................          10
  FINANCIAL LEVERAGE...........................          10
  MUTUAL DISTRIBUTION ARRANGEMENTS.............          10
  DEPENDENCE ON ADMINISTRATIVE SERVICES........          10
  NO OPERATING HISTORY AS AN INDEPENDENT
   COMPANY.....................................          11
  NO PRIOR MARKET FOR ALLEGIANCE COMMON
   STOCK.......................................          11
  ALLEGIANCE DIVIDEND POLICY...................          11
  EFFECTS ON STOCK.............................          11
  CERTAIN ANTI-TAKEOVER EFFECTS................          11
  PRODUCTS LIABILITY...........................          12
  ENVIRONMENTAL CONTINGENCIES..................          12
  GOVERNMENT REGULATION........................          12
  INTERNATIONAL EXPANSION......................          13
BACKGROUND.....................................          13
ALLEGIANCE.....................................          14
THE DISTRIBUTION...............................          15
  REASONS FOR THE DISTRIBUTION.................          15
  MANNER OF EFFECTING THE DISTRIBUTION.........          15
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF
   THE DISTRIBUTION............................          16
  LISTING AND TRADING OF ALLEGIANCE COMMON
   STOCK.......................................          17
  FUTURE MANAGEMENT OF ALLEGIANCE..............          17
  OPINIONS OF FINANCIAL ADVISOR................          17
ARRANGEMENTS BETWEEN BAXTER AND ALLEGIANCE.....          19
  REORGANIZATION AGREEMENT.....................          19
  TAX SHARING AGREEMENT........................          21
  AGENCY, SERVICES AND DISTRIBUTION
   AGREEMENTS..................................          21
  SERVICES AGREEMENTS..........................          22
ALLEGIANCE FINANCING...........................          23
ALLEGIANCE BUSINESS............................          24
  OVERVIEW.....................................          24
  STRATEGIC PROFILE............................          24
  STRATEGIC PRIORITIES.........................          25
  DISTRIBUTION SERVICES........................          26
  PRODUCT OFFERING.............................          27
  COST-MANAGEMENT SERVICES.....................          29
  CONTRACTUAL ARRANGEMENTS; BUYING GROUPS......          29
  SALES AND MARKETING..........................          30
  RAW MATERIALS SUPPLIERS......................          30
  PATENTS AND TRADEMARKS.......................          30
  COMPETITION..................................          30

DESCRIPTION                                         PAGE
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
  QUALITY CONTROL..............................          31
  GOVERNMENT REGULATION........................          31
  EMPLOYEES....................................          31
LEGAL PROCEEDINGS..............................          31
PROPERTIES.....................................          32
ALLEGIANCE PRO FORMA FINANCIAL INFORMATION.....          33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS....................................          38
  OVERVIEW.....................................          38
  RESULTS OF OPERATIONS........................          38
  LIQUIDITY AND CAPITAL RESOURCES..............          42
ALLEGIANCE MANAGEMENT..........................          46
  BOARD OF DIRECTORS...........................          46
  COMMITTEES OF THE BOARD OF DIRECTORS.........          47
  THE AUDIT AND PUBLIC POLICY COMMITTEE........          47
  THE COMPENSATION AND NOMINATING COMMITTEE....          47
  COMPENSATION OF DIRECTORS....................          48
  EXECUTIVE OFFICERS...........................          48
  1995 COMPENSATION OF EXECUTIVE OFFICERS......          49
  STOCK OPTION GRANTS..........................          51
  STOCK OPTION EXERCISES.......................          52
  BAXTER PENSION PLAN..........................          52
  BAXTER STOCK HELD BY ALLEGIANCE EMPLOYEES....          53
  COMPENSATION OF EXECUTIVE OFFICERS...........          53
  COMPENSATION PHILOSOPHY FOR EXECUTIVE
   OFFICERS ...................................          53
  COMPENSATION ELEMENTS........................          54
  1996 INCENTIVE COMPENSATION PROGRAM..........          54
  CHANGE OF CONTROL PLAN.......................          56
  ALLEGIANCE RETIREMENT PLAN...................          56
  COMPENSATION COMMITTEE INTERLOCKS DISCLOSURE
   AND INSIDER PARTICIPATION...................          58
OWNERSHIP OF ALLEGIANCE COMMON STOCK BY CERTAIN
 BENEFICIAL OWNERS.............................          59
DESCRIPTION OF ALLEGIANCE CAPITAL STOCK........          60
  AUTHORIZED CAPITAL STOCK.....................          60
  ALLEGIANCE STOCK.............................          60
  ALLEGIANCE PREFERRED STOCK...................          60
  ALLEGIANCE RIGHTS AGREEMENT..................          60
CERTAIN ANTI-TAKEOVER EFFECTS..................          63
  CERTIFICATE OF INCORPORATION AND BY-LAWS.....          63
  STATE LAW....................................          65
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
 OFFICERS......................................          66
  LIMITATION OF LIABILITY OF DIRECTORS.........          66
  INDEMNIFICATION OF DIRECTORS AND OFFICERS....          66
INDEX TO COMBINED FINANCIAL STATEMENTS.........         F-1

                                      PART II
                INFORMATION NOT INCLUDED IN INFORMATION STATEMENT


     Confidential information appearing in Exhibit 10.6 has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 406 promulgated under the Securities Act of 1933, as amended. Omitted information has been replaced with asterisks.


                           E X H I B I T    I N D E X

EXHIBIT NUMBER  DESCRIPTION OF DOCUMENT
--------------  -----------------------


**    2        Form of Reorganization Agreement

**    3.1      Form of Amended and Restated Certificate of Incorporation
               of Allegiance Corporation

**    3.2      Form of Amended and Restated Bylaws of Allegiance Corporation

***   4.1      Form of Certificate of Common Stock of Allegiance Corporation

**    4.2      Form of Rights Agreement, by and between Allegiance
               Corporation and the rights agent named therein

**    10.1     Form of Allegiance Corporation 1996 Outside Director Incentive
               Compensation Plan

**    10.2     Form of Allegiance Corporation 1996 Incentive Compensation Plan

**    10.3     Form of Allegiance Change of Control Plan

**    10.4     Retention Agreement for Mr. Zollars

**    10.5     Retention Agreement for Ms. Gaumer


***   10.6     Agency, Services and Distribution Agreement


**    22       Subsidiaries of Allegiance Corporation


**    23.1     Consent of CS First Boston


**    27       Financial Data Schedule

**    99.1     Form of Fairness Opinion of CS First Boston as to Baxter

**    99.2     Form of Viability Opinion of CS First Boston as to Baxter

**    99.3     Form of Viability Opinion of CS First Boston as to Allegiance

NOTE:
*     To be filed by amendment
**    Previously filed

***   Filed herewith

                                    PART II-1


                                S I G N A T U R E


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        ALLEGIANCE CORPORATION


                                        By:  /s/ Lester B. Knight
                                             --------------------------
                                             Lester B. Knight
                                             Chairman of the Board and
                                             Chief Executive Officer

DATE:  October 1, 1996

                                     PART II-2



     Confidential treatment appearing in Exhibit 10.6 has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 406 promulgated under the Securities Act of 1933, as amended. Omitted information has been replaced with asterisks.


                        I N D E X   T O   E X H I B I T S


EXHIBIT NUMBER DESCRIPTION OF DOCUMENT                         PAGE
-------------- -----------------------                         ----


**    2        Form of Reorganization Agreement

**    3.1      Form of Amended and Restated Certificate of
               Incorporation of Allegiance Corporation

**    3.2      Form of Amended and Restated Bylaws of
               Allegiance Corporation

***   4.1      Form of Certificate of Common Stock of
               Allegiance Corporation

**    4.2      Form of Rights Agreement, by and between
               Allegiance Corporation and the rights agent named therein

**    10.1     Form of Allegiance Corporation 1996 Outside
               Director Incentive Compensation Plan

**    10.2     Form of Allegiance Corporation 1996 Incentive
               Compensation Plan

**    10.3     Form of Allegiance Change of Control Plan

**    10.4     Retention Agreement for Mr. Zollars

**    10.5     Retention Agreement for Ms. Gaumer


***   10.6     Agency, Services and Distribution Agreement


**    22       Subsidiaries of Allegiance Corporation

**    23.1     Consent of CS First Boston

**    27       Financial Data Schedule

**    99.1     Form of Fairness Opinion of CS First Boston as
               to Baxter

**    99.2     Form of Viability Opinion of CS First Boston as
               to Baxter

**    99.3     Form of Viability Opinion of CS First Boston as
               to Allegiance

NOTE:
*     To be filed by amendment
**    Previously filed

***   Filed herewith


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